Exhibit 10.9

LOAN AND SECURITY AGREEMENT

Dated as of March 9, 2007

Between

NEW SANTA MONICA BEACH HOTEL, L.L.C.

as Borrower

and

JPMORGAN CHASE BANK N.A.,

as Lender

-i-

-ii-

-iii-

-iv-

EXHIBITS AND SCHEDULES

EXHIBIT A	TITLE INSURANCE REQUIREMENTS
EXHIBIT B	SURVEY REQUIREMENTS
EXHIBIT C	SINGLE PURPOSE ENTITY PROVISIONS
EXHIBIT D	ENFORCEABILITY OPINION REQUIREMENTS
EXHIBIT E	NON-CONSOLIDATION OPINION REQUIREMENTS
EXHIBIT F	COUNTERPARTY OPINION REQUIREMENTS
EXHIBIT G	FORM OF TENANT ESTOPPEL LETTER
EXHIBIT H-1	BORROWER ORGANIZATIONAL STRUCTURE AT CLOSING
EXHIBIT H-2	INTENTIONALLY DELETED
EXHIBIT I	INTEREST RATE CAP AGREEMENT REQUIREMENTS
EXHIBIT J	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT K	FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT L	INTENTIONALLY DELETED
EXHIBIT M	COUNTERPARTY ACKNOWLEDGMENT
EXHIBIT N	INTENTIONALLY DELETED
EXHIBIT O	INTENTIONALLY DELETED
EXHIBIT P	INTENTIONALLY DELETED
EXHIBIT Q	INTENTIONALLY DELETED
EXHIBIT R	ARTICLE 8 OPT IN LANGUAGE

SCHEDULE I	LITIGATION SCHEDULE
SCHEDULE II	INTENTIONALLY DELETED
SCHEDULE III	PRE-APPROVED TRANSFEREES
SCHEDULE IV	PRE-APPROVED MANAGERS
SCHEDULE V	INTENTIONALLY DELETED
SCHEDULE VI	INTENTIONALLY DELETED
SCHEDULE VII	INTENTIONALLY DELETED
SCHEDULE VIII	INTENTIONALLY DELETED
SCHEDULE IX	DEFERRED MAINTENANCE

-v-

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT dated as of March 9, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between NEW SANTA MONICA BEACH HOTEL, L.L.C., a Delaware limited liability company, (the “Borrower”) having an office at c/o Strategic Hotel Funding, L.L.C., 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601, and JPMORGAN CHASE BANK N.A., a banking association chartered under the laws of the United States of America, having an address at 270 Park Avenue, New York, New York 10017 (together with its successors and assigns, “Lender”).

WITNESSETH:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender;

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean a bank or other financial institution which has a long-term unsecured debt or counterparty rating of “A+” or higher by S&P and its equivalent by Moody’s and, if the counterparty is rated by Fitch, by Fitch.

“Acceptable Management Agreement” shall mean, with respect to the Property, a new or amended management agreement with the Manager which agreement (as applicable) shall be upon terms and conditions entered into by Borrower, Operating Lessee, and/or Manager with respect to the Property in accordance with the terms of Section 5.2.14 hereof.

“Acceptable Manager” shall mean (i) the current Manager as of the Closing Date or any wholly-owned Affiliate (whether direct or indirect) of said current Manager, (ii) at any time after the Closing Date, any Pre-approved Manager listed on Schedule IV hereto, provided (x) each such property manager continues to be Controlled by substantially the same Persons Controlling such property manager as of the Closing Date (or if such Manager is a publicly traded company, such Manager continues to be publicly traded on an established securities market) and (y) there has been no material adverse change in the financial condition or results of operations of such property manager since the Closing Date, (iii) any other hotel management company that manages a system of at least six (6) hotels or resorts of a class and quality of at least as comparable to the Property (as reasonably determined by Manager and Operating Lessee; provided, however, Operating Lessee shall obtain Lender’s prior approval of such determination, not to be unreasonably withheld) and containing not fewer than 1,500 hotel rooms in the aggregate (including hotel/condominium units under management) in the aggregate, (iv) any Close Affiliate of any of the foregoing Persons or (v) any other reputable and experienced professional hotel management company with respect to which a Rating Agency Confirmation has been obtained.

“Accommodation Security Documents” shall mean the Security Instrument, the Assignment of Leases and UCC-1 Financing Statements which have been executed by Borrower and Operating Lessee in favor of Lender to secure Borrower’s obligations under the Loan Documents.

“Account Agreement” shall mean the Account and Control Agreement, dated the date hereof, among Lender, Borrower and Cash Management Bank.

“Account Collateral” shall have the meaning set forth in Section 3.1.2.

“Acknowledgment” shall mean the Acknowledgment, dated on or about the date hereof made by Counterparty, or as applicable, Acceptable Counterparty in the form of Exhibit M.

“Additional Non-Consolidation Opinion” shall have the meaning set forth in Section 4.1.29(c).

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with, or any general partner or managing member in, such specified Person.

“Agreement” shall mean this Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration” shall mean any demolition, alteration, installation, improvement or decoration of or to the Property or any part thereof or the Improvements (including FF&E) thereon (other than any of the foregoing that (i) is permitted to be done and actually is done by or on behalf of the Manager without the consent of the Borrower (it being the intent of the parties that for this purpose amounts expended by Manager in respect of FF&E in the ordinary course of business from amounts reserved for FF&E under the Management Agreement shall be deemed not to be an Alteration), or (ii) is paid for out of any reserve account described in Article XVI.

“Approved Bank” shall have the meaning set forth in the Account Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by Lender and an assignee, and accepted by Lender in accordance with Article XV and in substantially the form of Exhibit J or such other form customarily used by Lender in connection with the participation or syndication of mortgage loans at the time of such assignment.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases, Rents, Hotel Revenue and Security Deposits, dated as of the date hereof, from Borrower and Operating Lessee, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s and Operating Lessee’s interest in and to the Leases, Rents, Hotel Revenue and Security Deposits as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Bankruptcy Code” shall mean Title 11, U.S.C.A., as amended from time to time and any successor statute thereto.

“Beneficial” when used in the context of beneficial ownership has the analogous meaning to that specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Best of Borrower’s Knowledge”, shall mean the actual (as opposed to imputed or constructive) present knowledge of: Cory Warning and Ryan Bowie after due inquiry, and without creating any personal liability on the part of any said individuals. In the case where the term “Best of Borrower’s Knowledge” is used in the context of representations or warranties of Borrower to be made after the date hereof, the term shall include the Person or Persons, as applicable, that occupy the capacities of said individuals on the date such representation or warranty to the extent that one or more of such individuals no longer occupy their current capacities.

“Borrower” has the meaning set forth in the first paragraph of this Agreement.

“Borrower’s Account” shall mean an account with any Person subsequently identified in a written notice from Borrower to Lender, which Borrower’s Account shall be under the sole dominion and control of Borrower.

“Budget” shall mean the operating budget for the Property prepared by Manager on Borrower’s behalf, pursuant to the Management Agreement, for the applicable Fiscal Year or other period setting forth, in reasonable detail, Manager’s estimates, consistent with the Management Agreement, of the anticipated results of operations of the Property, including revenues from all sources, all Operating Expenses, Management Fees and Capital Expenditures.

“Building Equipment” shall have the meaning set forth in the Security Instrument.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, California or in the state in which Servicer is located are not open for business. When used with respect to an Interest Determination Date, Business Day shall mean any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

“Capital Expenditures” shall mean any amount incurred in respect of capital items which in accordance with GAAP would not be included in Borrower’s annual financial statements for an applicable period as an operating expense of the Property.

“Cash” shall mean the legal tender of the United States of America.

“Cash and Cash Equivalents” shall mean any one or a combination of the following: (i) Cash, and (ii) U.S. Government Obligations.

“Cash Management Bank” shall mean LaSalle Bank National Association or any successor Approved Bank acting as Cash Management Bank under the Account Agreement or other financial institution approved by the Lender and, if a Securitization has occurred, the Rating Agencies.

“Casualty” shall mean a fire, explosion, flood, collapse, earthquake or other casualty affecting the Property.

“Close Affiliate” shall mean with respect to any Person (the “First Person”) any other Person (each, a “Second Person”) which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in both the First Person and the Second Person.

“Closing Date” shall mean the date of this Agreement set forth in the first paragraph hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral Accounts” shall have the meaning set forth in Section 3.1.1.

“Collection Account” shall have the meaning set forth in Section 3.1.1.

“Condemnation” shall mean a taking or voluntary conveyance during the term hereof of all or any part of the Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority, whether or not the same shall have actually been commenced.

“Consumer Price Index” or “CPI” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York – Northern New Jersey – Long Island, NY – NJ – CT – PA; All Items; 1982-84 = 100. If the Bureau of Labor Statistics substantially revises the manner in which the CPI is determined, an adjustment shall be made by Lender in the revised index which would produce results equivalent, as nearly as possible, to those which would be obtained if the CPI had not been so revised. If the CPI becomes unavailable to the public because publication is discontinued, or otherwise, Lender shall substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency reasonably acceptable to Borrower or, if no such index is available, then, subject to reasonable approval of Borrower, a comparable index published by a major bank, other financial institution, university or recognized financial publication shall be substituted.

“CPI Increase” shall mean the relevant figure multiplied by a fraction, the numerator of which shall be the CPI on each anniversary of the Closing Date and the denominator of which shall be the CPI on the Closing Date, which CPI Increase is calculated on each anniversary of the Closing Date.

“Control” shall mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise and (ii) the ownership, direct or indirect, of no less than 51% of the voting securities of such Person, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Counterparty” shall mean the counterparty to the Interest Rate Cap Agreement and any counterparty under a Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement and, if applicable, any credit support provider identified in the Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement.

“Counterparty Opinion” shall have the meaning set forth in Section 9.3(f).

“Current Debt Service Reserve Account” shall have the meaning set forth in Section 3.1.1.

“Debt” shall mean, with respect to any Person at any time, (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services; (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations issued for, or liabilities incurred on the account of, such Person; (e) obligations or liabilities of such Person arising under letters of credit, credit facilities or other acceptance facilities; (f) obligations of such Person under any guarantees or other agreement to become secondarily liable for any obligation of any other Person, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any Lien on any property of such Person, whether or not the obligations have been assumed by such Person; or (h) obligations of such Person under any interest rate or currency exchange agreement.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments under the Note.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall have the meaning set forth in the Note.

“Deferred Maintenance Conditions” shall mean, collectively, the deferred maintenance conditions and near term capital requirements, if any, described on Schedule IX attached hereto and made a part hereof.

“Disclosure Documents” shall have the meaning set forth in Section 14.4.1.

“Disqualified Transferee” shall mean any Person or its Close Affiliate that, (i) has (within the past five (5) years) defaulted, or is now in default, beyond any applicable cure period, of its material obligations, under any material written agreement with Lender, any Affiliate of Lender, or, unless approved by the Rating Agencies, any other financial institution or other person providing or arranging financing; (ii) has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by Lender in its sole discretion) to have substantial business or other affiliations with an organized crime figure; (iii) has at any time filed a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iv) as to which an involuntary petition (which was not subsequently dismissed within one hundred twenty (120) days) has at any time been filed under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (v) has at any time filed an answer consenting to or acquiescing in any involuntary petition filed against it by any other person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (vi) has at any time consented to or acquiesced in or joined in an application for the appointment of a custodian, receiver, trustee or examiner for itself or any of its property; (vii) has at any time made an assignment for the benefit of creditors, or has at any time admitted its insolvency or inability to pay its debts as they become due; or (viii) has been found by a court of competent jurisdiction or other governmental authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder.

“Downgrade” shall have the meaning as set forth in Section 9.3(c) hereof.

“DSCR” shall mean, with respect to a particular period, the ratio of Net Operating Income to the aggregate amount of Debt Service that is payable in respect of such period, as computed by Lender from time to time pursuant to the terms hereof, using in all cases, an assumed loan constant (instead of actual debt service payable under such loan) per annum equal to the strike price of the Interest Rate Cap Agreement in effect on the date of such determination (which constant shall be calculated at all times using an actual/360 accrual convention). If no such period is specified, then the period shall be deemed to be the immediately preceding four (4) Fiscal Quarters.

“Eligible Account” has the meaning set forth in the Account Agreement.

“Eligible Collateral” shall mean U.S. Government Obligations, Letters of Credit or Cash and Cash Equivalents, or any combination thereof.

“Environmental Certificate” shall have the meaning set forth in Section 12.2.1.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based upon or resulting from (a) the presence, threatened presence, release or threatened release into the environment of any Hazardous Materials from or at the Property, or (b) the violation, or alleged violation, of any Environmental Law relating to the Property.

“Environmental Event” shall have the meaning set forth in Section 12.2.1.

“Environmental Indemnity” shall mean the Environmental Indemnity, dated the date hereof, made by Guarantor in favor of Lender.

“Environmental Law” shall have the meaning provided in the Environmental Indemnity.

“Environmental Reports” shall have the meaning set forth in Section 12.1.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 17.1(a).

“Excess Cash Flow” shall have the meaning set forth in Section 3.1.5.

“Exchange Act” shall have the meaning set forth in Section 14.4.1.

“Exculpated Parties” shall have the meaning set forth in Section 18.1.1.

“Excusable Delay” shall mean a delay due to acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but Borrower’s lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.

“Expansion” shall mean any expansion or reduction of the Property or any portion thereof or the Improvements thereon.

“Extension Interest Rate Cap Agreement” shall mean, following the Borrower’s exercise of its option to extend the Maturity Date pursuant to Section 5 of the Note, an Interest Rate Cap Agreement or Agreements (together with the confirmations and schedules relating thereto), each from an Acceptable Counterparty and satisfying the requirements set forth on Exhibit I hereto; provided that, to the extent any such interest rate cap agreement does not meet the foregoing requirements, an “Extension Interest Rate Cap Agreement” shall be such interest rate cap agreement as may be approved by each of the Rating Agencies (such approval to be evidenced by the receipt of a Rating Agency Confirmation).

“FF&E” shall mean furniture, fixtures and equipment of the type customarily utilized in hotel properties in California similar to the Property.

“FF&E Reserve Account” shall have the meaning set forth in Section 3.1.1.

“Final Completion” shall mean, with respect to any specified work, the final completion of all such work, including the performance of all “punch list” items, as confirmed by an Officer’s Certificate and, with respect to any Material Alteration or Material Expansion, a certificate of the Independent Architect, if applicable.

“Fiscal Quarter” shall mean each quarter within a Fiscal Year in accordance with GAAP.

“Fiscal Year” shall mean the period commencing on the Closing Date and ending on and including December 31 of the calendar year in which the Closing Date occurs and thereafter each twelve month period commencing on January 1 and ending on December 31 until the Debt is repaid in full, or such other common fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld.

“Fitch” shall mean Fitch Ratings Inc.

“GAAP” shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination, as appropriately modified by the Uniform System.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Guarantor” shall mean, Strategic Hotel Funding, L.L.C., a Delaware limited liability company, which shall execute and deliver the Recourse Guaranty on the Closing Date.

“Hazardous Materials” shall have the meaning provided in the Environmental Indemnity.

“Holding Account” shall have the meaning set forth in Section 3.1.1.

“Hotel Revenue” shall mean all revenues, income, Rents, issues, profits, termination or surrender fees, penalties and other amounts arising from the use or enjoyment of all or any portion of the Property, including, without limitation, the rental or surrender of any office space, retail space, parking space, halls, stores, and offices of every kind, the rental or licensing of signs, sign space or advertising space and all membership fees and dues, rentals, revenues, receipts, income, accounts, accounts receivable, cancellation fees, penalties, credit card receipts and other receivables relating to or arising from rentals, rent equivalent income, income and profits from guest rooms, meeting rooms, conference and banquet rooms, food and beverage facilities, health clubs, spas, vending machines, parking facilities, telecommunication and television systems, guest laundry, the provision or sale of other goods and services, and any other items of revenue, receipts or other income as identified in the Uniform System.

“Impositions” shall mean all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property and/or any Rents and Hotel Revenue (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower (including all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Property is located), (b) the Property, or any other collateral delivered or pledged to Lender in connection with the Loan, or any part thereof, or any Rents or Hotel Revenue therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of all or any part thereof. Nothing contained in this Agreement shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on (i) any tenant occupying any portion of the Property, (ii) any manager of the Property, including any Manager, or (iii) Servicer, Lender or any other third party in the nature of a capital levy, estate, inheritance, succession, income or net revenue tax.

“Improvements” shall have the meaning set forth in the Security Instrument.

“Increased Costs” shall have the meaning set forth in Section 2.4.1.

“Indebtedness” shall mean, at any given time, the Principal Amount, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Note or in accordance with the other Loan Documents and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Note or the other Loan Documents.

“Indemnified Parties” shall have the meaning set forth in Section 19.12(b).

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

“Independent Architect” shall mean an architect, engineer or construction consultant selected by Borrower which is Independent, licensed to practice in the State and has at least five (5) years of architectural experience and which is reasonably acceptable to Lender.

“Independent Director”, “Independent Manager”, or “Independent Member” shall mean a natural person who is not at the time of initial appointment as a director, manager or member or at any time while serving as a director, member or manager of the Borrower and has not been at any time during the five (5) years preceding such initial appointment:

(a)	a stockholder, director (with the exception of serving as an Independent Director of the Borrower), officer, trustee, employee, partner, member, attorney or counsel of Borrower, the Member (with exception of serving as a Special Member), or any Affiliate of either of them;

(b)	a creditor, customer, supplier, or other person who derives any of its purchases or revenues from its activities with the Member, the Borrower or any Affiliate of either of them;

(c)	a Person Controlling or under common Control with any Person excluded from serving as Independent Director under (a) or (b); or

(d)	a member of the immediate family by blood or marriage of any Person excluded from serving as Independent Director under (a) or (b).

A natural person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Director of the Borrower if such individual is an Independent Director, Independent Manager or Independent Member provided by a nationally-recognized company that provides professional independent directors (a “Professional Independent Director”) and other corporate services in the ordinary course of its business. A natural person who otherwise satisfies the foregoing definition other than subparagraph (a) by reason of being the independent director of a Single Purpose Entity affiliated with the Borrower shall not be disqualified from serving as an Independent Director, Independent Manager or Independent Member of the Borrower if such individual is either (i) a Professional Independent Director or (ii) the fees that such individual earns from serving as independent director of affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. Notwithstanding the immediately preceding sentence, an Independent Director may not simultaneously serve as Independent Director, Independent Manager or Independent Member of the Borrower and independent director, independent member or independent manager of a special purpose entity that owns a direct or indirect equity interest in the Borrower or a direct or indirect interest in any co-borrower with the Borrower.

“Insurance Requirements” shall mean, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting the Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over the Property, or such other body exercising similar functions.

“Insurance Reserve Account” shall have the meaning set forth in Section 3.1.1(b).

“Insurance Reserve Amount” shall have the meaning set forth in Section 16.2.

“Insurance Reserve Trigger” shall mean Borrower’s failure to deliver to Lender not less than five Business Days prior to each Payment Date (unless the prior notice to Lender provided evidence reasonably satisfactory to Lender that Borrower had prepaid such insurance premiums through a future Payment Date), evidence that all insurance premiums for the insurances required to be maintained pursuant to the terms of this Agreement have been paid in full.

“Intangible” shall have the meaning set forth in the Security Instrument.

“Interest Determination Date” shall have the meaning set forth in the Note.

“Interest Period” shall have the meaning set forth in the Note.

“Interest Rate Cap Agreement” shall mean an Interest Rate Agreement or Agreements (together with the confirmation and schedules relating thereto), or, with Lender’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned), a swap or other interest rate hedging instrument, each between a Counterparty and Borrower obtained by Borrower and collaterally assigned to Lender pursuant to this Agreement, and each satisfying the requirements set forth in Exhibit I and, in the case of a swap or other interest rate hedging agreement consented to by Lender, any additional requirements of the Rating Agencies).

“JPM” shall have the meaning set forth in Section 14.4.2(b).

“JPM Group” shall have the meaning set forth in Section 14.4.2(b).

“Land” shall have the meaning set forth in the Security Instrument.

“Late Payment Charge” shall have the meaning set forth in Section 2.2.3.

“Lawsuit” shall that certain complaint filed by Outerbridge Access Association suing on behalf of Diane Cross and Diane Cross, an Individual, as Plaintiffs against DTRS Santa Monica DTRS Santa Monica, LLC d.b.a Loews Santa Monica Beach Hotel; New Santa Monica Beach Hotel, LLC; SHC Santa Monica Beach Hotel III, LLC; and Loews Hotels, Inc. and Does 1 through 10 as Defendants, filed in the Superior Court of the State of California for the County of Los Angeles on February 14, 2007, alleging discriminatory practices in public accommodations and negligence.

“Lease” shall mean any lease (other than the Operating Lease), sublease or subsublease, letting, license, concession, or other agreement (whether written or oral and whether now or hereafter in effect) (excluding club membership programs now or hereafter in effect entitling Persons to preferential access to the Property) pursuant to which any Person is granted by the Borrower or Operating Lessee a possessory interest in, or right to use or occupy all or any portion of any space in the Property or any facilities at the Property (other than typical short-term occupancy rights of hotel guests which are not the subject of a written agreement), and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lease Modification” shall have the meaning set forth in Section 8.8.1.

“Legal Requirements” shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, and irrespective of the nature of the work to be done, of every Governmental Authority including, without limitation, Environmental Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Borrower or to the Property and the Improvements and the Building Equipment thereon, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Property and the Improvements and the Building Equipment thereon including, without limitation, building and zoning codes and ordinances and laws relating to handicapped accessibility.

“Lender” shall have the meaning set forth in the first paragraph of this Agreement.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without the imposition of any fee except any fees which are expressly payable by the Borrower), clean sight draft letter of credit (either an evergreen letter of credit or one which does not expire until at least sixty (60) days after the Maturity Date (the “LC Expiration Date”), in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement executed by an officer or authorized signatory of Lender and issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) the Letter of Credit is due to expire prior to the LC Expiration Date, Lender shall have the right immediately to draw down the same in full and hold the proceeds thereof in accordance with the provisions of this Agreement, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, twenty (20) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, at least twenty (20) days prior to the expiration date of said Letter of Credit.

“Liabilities” shall have the meaning set forth in Section 14.4.2(b).

“LIBOR” shall have the meaning set forth in the Note.

“LIBOR Cap Strike Rate” shall mean 6.50%.

“LIBOR Margin” shall mean “LIBOR Margin” as defined in the Note.

“LIBOR Rate” shall have the meaning set forth in the Note.

“License” shall have the meaning set forth in Section 4.1.23.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the amount of $118,250,000 made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Subordination of Operating Lease, the Account Agreement, the Recourse Guaranty, the Manager Subordination Agreements and all other documents executed and/or delivered by Borrower in connection with the Loan including any certifications or representations delivered by or on behalf of Borrower, any Affiliate of Borrower, the Manager, or any Affiliate of the Manager (including, without limitation, any certificates in connection with any legal opinions delivered on the date hereof), together with all of the Accommodation Security Documents executed by the Operating Lessee.

“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the outstanding principal balance of the Loan and the denominator is equal to the appraised value of the Property as determined by Lender in its reasonable discretion.

“Management Agreement” shall mean that certain Management Agreement dated March 4, 1998 between SHCI Santa Monica Beach Hotel, L.L.C. (“Original Owner”) and Loews Santa Monica Hotel, Inc. (“Manager”), as modified by (a) that certain Amendment No. 1 to Management Agreement dated April 12, 2000 between Original Owner and Manager; (b) that certain Assignment and Assumption Agreement dated as of January 29, 2003 between Original Owner and SHC Santa Monica Beach Hotel III, L.L.C. (“SHC III”); (c) that certain Assignment and Assumption Agreement dated as of June 29, 2004 between SHC III and Borrower; (d) that certain Lease Agreement dated as of June 29, 2004 between Borrower and Operating Lessee; (e) that certain Amendment No. 2 to Management agreement dated June 29, 2004 by and among Manager, Operating Lessee, and Strategic Hotel Capital, L.L.C. (as guarantor of the obligations of Operating Lessee and Borrower under the Management Agreement, pursuant to that certain Guaranty of Management Agreement dated as of March 4, 1998, as modified by that certain Consent to Assignment, Agreement and Estoppel dated as of January 29, 2003 and by that certain Consent to Assignment, Agreement and Estoppel dated as of June 29, 2004, “SHC”); and (f) that certain Amendment No. 3 to Management Agreement dated April 22, 2005 by and among Operating Lessee, Manager, and Guarantor (as successor guarantor to SHC as provided thereunder), as all of the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Management Control” shall mean, with respect to any direct or indirect interest in the Borrower or the Property (not including Manager under an Approved Management Agreement), the power and authority to make and implement or cause to be made and implemented all material decisions with respect to the operation, management, financing and disposition of the specified interest.

“Management Fee” shall mean an amount equal to the management fees payable to the Manager pursuant to the terms of the Management Agreement for management services, incentive management fees, marketing fees and any other fees described in the Management Agreement, and any allocated franchise fees.

“Manager” shall mean, as of the Closing Date, Loews Santa Monica Hotel, Inc. or any replacement “Manager” appointed in accordance with Section 5.2.14 hereof.

“Manager Accounts” shall mean the “Operating Accounts” (as defined in the Management Agreement) and if applicable, the Manager FF&E Alternative Reserve Account, maintained by Manager in the name of Borrower or Operating Lessee with respect to the Property and in accordance with the terms of the Management Agreement.

“Manager FF&E Alternative Reserve Account” shall have the meaning set forth in Section 5.1.23(a)(ii).

“Manager FF&E Reserve Account” shall mean the relevant reserve account used by Manager in respect of the “FF&E Reserve” as defined in the Management Agreement pursuant to the Management Agreement.

“Manager Subordination Agreements” shall mean that certain Consent to Assignment, Agreement and Estoppel and that certain Subordination, Non-Disturbance and Attornment Agreement dated the date hereof, among Lender, Borrower, Operating Lessee, and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (i) the Property taken as a whole, (ii) the use, operation, or value of the Property, (iii) the business, profits, operations or financial condition of the Borrower or (iv) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s obligations under the Loan Documents.

“Material Alteration” shall mean any Alteration (other than with respect to replacements of FF&E that are funded from reserves for FF&E reserved for hereunder or under the Management Agreement by the Manager) to be performed by or on behalf of Borrower at the Property, the total cost of which (including, without limitation, construction costs and costs of architects, engineers and other professionals), as reasonably estimated by an Independent Architect, exceeds the Threshold Amount.

“Material Casualty” shall mean a Casualty where the loss (i) is in an aggregate amount equal to or in excess of thirty percent (30%) of the outstanding Principal Amount of the Loan or (ii) has caused thirty percent (30%) or more of the hotel rooms or common areas

(including banquet and conference facilities) in the Property to be unavailable for its applicable use.

“Material Condemnation” shall mean a Condemnation where the loss (i) is in an aggregate amount equal to or in excess of thirty percent (30%) of the outstanding Principal Amount of the Loan or (ii) has caused thirty percent (30%) or more of the hotel rooms or common areas (including banquet and conference facilities) in the Property to be unavailable for its applicable use.

“Material Expansion” shall mean any Expansion to be performed by or on behalf of the Borrower at the Property, the total cost of which, as reasonably estimated by an Independent Architect, exceeds the Threshold Amount.

“Material Lease” shall mean any Lease (a) demising a premises within the Property that is more than 10,000 net rentable square feet or (b) that is for a term equal to or greater than sixty (60) months.

“Maturity Date” shall have the meaning set forth in the Note.

“Maturity Date Payment” shall have the meaning set forth in the Note.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monetary Default” shall mean a Default (i) that can be cured with the payment of money or (ii) arising pursuant to Section 17.1(a)(vi) or (vii).

“Monthly FF&E Reserve Amount” shall mean an amount determined by Lender (based upon the most recent monthly operating statements delivered pursuant hereto) equal to 4% of Hotel Revenue.

“Monthly Insurance Reserve Amount” shall have the meaning set forth in Section 16.2.

“Monthly Tax Reserve Amount” shall have the meaning set forth in Section 16.1.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Operating Income” shall mean, for any specified period, the excess of Operating Income over Operating Expenses for the trailing twelve (12) month period.

“New Lease” shall have the meaning set forth in Section 8.8.1.

“Non-Consolidation Opinion” shall have the meaning provided in Section 2.5.5.

“Non-Disturbance Agreement” shall have the meaning set forth in Section 8.8.9.

“Note” shall mean that certain Note in the principal amount of One Hundred and Twenty Million Dollars ($118,250,000), made by Borrower in favor of Lender as of the date hereof, as the same may be amended, restated, replaced, substituted (including any components or subcomponents) or supplemented or otherwise modified from time to time.

“Obligations” shall have meaning set forth in the recitals of the Security Instrument.

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Officer’s Certificate” shall mean a certificate executed by an authorized signatory of Borrower that is familiar with the financial condition of Borrower and the operation of the Property or the particular matter which is the subject of such Officer’s Certificate.

“Operating Asset” shall have the meaning set forth in the Security Instrument.

“Operating Expenses” shall mean, for any specified period, without duplication, all expenses of Borrower or Operating Lessee (or by Manager for the account of Borrower or Operating Lessee) during such period in connection with the ownership or operation of the Property, including costs (including labor) of providing services including rooms, food and beverage, telecommunications, garage and parking and other operating departments, as well as real estate and other business taxes, other rental expenses, insurance premiums, utilities costs, administrative and general costs, repairs and maintenance costs, Management Fees under the Management Agreement, other costs and expenses relating to the Property, required FF&E reserves, and legal expenses incurred in connection with the operation of the Property, determined, in each case on an accrual basis, in accordance with GAAP. “Operating Expenses” shall not include (i) depreciation or amortization or other noncash items, (ii) the principal of and interest on the Note, (iii) income taxes or other taxes in the nature of income taxes, (iv) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with and allocable to the issuance of the Note, (v) the cost of any FF&E expenditures (other than amounts deposited into the applicable hotel operating account for FF&E expenditures, which shall be considered an “Operating Expense” as used herein) or any other capital expenditures, or (vi) the excess of insurance premiums over the Maximum Premium Amount (per annum) incurred by Borrower solely in connection with the purchase of terrorism insurance pursuant to Section 6.1(b)(xii) distributions to the shareholders of the Borrower. Expenses that are accrued as Operating Expenses during any period shall not be included in Operating Expenses when paid during any subsequent period.

“Operating Lease” means that certain lease agreement dated the date hereof between the Borrower, as lessor and the Operating Lessee, as lessee.

“Operating Lessee” means DTRS Santa Monica, L.L.C., a Delaware limited liability company, as lessee under the Operating Lease.

“Operating Income” shall mean for any specified period, all income received by Borrower or Operating Lessee (or by Manager for the account of Borrower or Operating Lessee) from any Person during such period in connection with the ownership or operation of the Property, determined on an accrual basis of accounting determined in accordance with GAAP, including the following:

(i) all amounts payable to Borrower, Operating Lessee or to Manager for the account of Borrower or Operating Lessee by any Person as Rent and/or Hotel Revenue;

(ii) all amounts payable to Borrower or Operating Lessee (or to Manager for the account of Borrower or Operating Lessee) pursuant to any reciprocal easement and/or operating agreements, covenants, conditions and restrictions, condominium documents and similar agreements affecting the Property and binding upon and/or benefiting Borrower and other third parties, but specifically excluding the Management Agreement;

(iii) condemnation awards to the extent that such awards are compensation for lost rent allocable to such specified period;

(iv) business interruption and loss of “rental value” insurance proceeds to the extent such proceeds are allocable to such specified period; and

(v) all investment income with respect to the Collateral Accounts.

Notwithstanding the foregoing clauses (i) through (v), Operating Income shall not include (A) any Proceeds (other than of the types described in clauses (iii) and (iv) above), (B) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any part of the Property (other than of the types described in clause (i) and (iii) above), (C) any repayments received from Tenants of principal loaned or advanced to Tenants by Borrower, (D) any type of income that would otherwise be considered Operating Income pursuant to the provisions above but is paid directly by any Tenant to a Person other than Borrower or Manager or its agent and (E) any fees or other amounts payable by a Tenant or another Person to Borrower that are reimbursable to Tenant or such other Person.

“Opinion of Counsel” shall mean opinions of counsel of law firm(s) licensed to practice in California and New York selected by Borrower and reasonably acceptable to Lender.

“Other Charges” shall mean maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof by any Governmental Authority, other than those required to be paid by a Tenant pursuant to its respective Lease.

“Other Taxes” shall have the meaning set forth in Section 2.4.3.

“Payment Date” shall have the meaning set forth in the Note.

“Permitted Borrower Transferee” shall mean any entity (i) that is experienced in owning and operating (including acting as asset manager) properties similar to the Property,

(ii) (a) with a net worth together with its Close Affiliates, as of a date no more than six (6) months prior to the date of the transfer of at least $1 Billion (exclusive of the Property) and (b) who, immediately prior to such transfer, controls, together with its Close Affiliates real estate equity assets of at least $1 Billion, (iii) which, together with its Close Affiliates owns or has under management or acts as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than 20 first class full service resort hotels or business hotel properties (excluding the Property) containing not fewer than 5,000 hotel rooms in the aggregate and (iv) that is not a Disqualified Transferee.

“Permitted Borrower Transferee Alternative” shall mean any entity (i) that is experienced in owning and operating (including acting as asset manager of) properties similar to the Property, (ii) that either (a) has a net worth together with its Close Affiliates, as of a date no more than six (6) months prior to the date of the transfer of at least $300 Million (exclusive of the Property) and, immediately prior to such transfer, controls, together with its Close Affiliates real estate equity assets of at least $1 Billion or (b) together with its Close Affiliates owns or has under management or acts as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than 6 luxury resort hotels (excluding the Property) containing not fewer than 3,000 hotel rooms in the aggregate and (iii) that is not a Disqualified Transferee.

“Permitted Debt” shall mean collectively, (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by this Agreement, the Security Instrument and the other Loan Documents, (b) trade payables and other liabilities incurred in the ordinary course of Borrower’s business and payable by or on behalf of Borrower in respect of the operation of the Property, not secured by Liens on the Property (other than liens being properly contested in accordance with the provisions of this Agreement or the Security Instrument), such payables and liabilities (which shall not include taxes, accrued payroll and benefits, customer, membership and security deposits and deferred income), not to exceed at any one time outstanding two percent (2%) of the Principal Amount of the Loan, provided that (but subject to the remaining terms of this definition) each such amount shall be paid within sixty (60) days following the date on which each such amount is incurred, provided, that such two percent (2.0%) limitation shall not include normal and customary retainages related to Alterations that are reserved for by Borrower, (c) purchase money indebtedness, capital lease obligations or other obligations incurred in the ordinary course of Borrower’s business, having scheduled annual debt service not to exceed $600,000, (d) contingent obligations to repay customer, membership and security deposits held in the ordinary course of Borrower’s business, (e) obligations incurred in the ordinary course of Borrower’s business for the financing of any applicable portfolio insurance premiums, (f) any Management Fees not yet due and payable under the Management Agreement, (g) taxes or other charges not yet due and payable or delinquent or which are being diligently contested in good faith in accordance with Section 5.1(b)(ii) hereof, (h) indebtedness relating to Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlord’s, mechanic’s, materialmen’s, repairmen’s and other similar Liens arising in the ordinary course of business, and Liens for workers’ compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are either not yet due and payable or being diligently contested in good faith in accordance with the requirements of the Loan Documents, (i) the Revolver Loan and (j) such other unsecured indebtedness approved by Lender in its sole discretion and with respect to which Borrower has received a

Rating Confirmation. Nothing contained herein shall be deemed to require Borrower to pay any amount, so long as Borrower is in good faith, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP, and (iii) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount and such contest is maintained and prosecuted continuously and with diligence. Notwithstanding anything set forth herein, in no event shall Borrower be permitted under this provision to enter into a note (other than the Note and the other Loan Documents) or other instrument for borrowed money other than permitted purchase money indebtedness as described in this definition.

“Permitted Encumbrances” shall mean collectively, (a) the Liens and security interests created or permitted by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Policy, (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent (other than any such Lien imposed pursuant to Section 401(a)(29) of the Code or by ERISA), and (d) Liens on personal property items that are the subject of clause (c) of the definition of Permitted Debt.

“Permitted Investments” shall have the meaning set forth in the Account Agreement.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean, with respect to the Property, collectively, the (i) seismic report and (ii) structural engineering report (prepared by an Independent Architect), both of which have been (a) addressed to Lender (b) prepared based on a scope of work determined by Lender in Lender’s reasonable discretion, and (c) in form and content acceptable to Lender in Lender’s reasonable discretion, together with any amendments or supplements thereto.

“Plan” shall have the meaning set forth in Section 4.1.10.

“Pre-approved Manager” shall mean any entity set forth on Schedule IV.

“Pre-approved Transferee” shall mean any of the entities set forth on Schedule III hereof, or any Close Affiliates thereof, provided any of the foregoing entities or their Close Affiliates shall only be a “Pre-approved Transferee” if (i) such entity continues to be Controlled by substantially the same Persons Controlling such entity as of the Closing Date or if such Pre-approved Transferee is a publicly traded company, such Pre-approved Transferee continues to be publicly traded on an established securities market, (ii) there has been no material adverse change in the financial condition or results of operations of such entity since the Closing Date, (iii) such entity is not a Disqualified Transferee and (iv) if such entity as of the Closing

Date is rated (a) “Investment Grade”, there has been no deterioration in such entity’s long-term or short-term credit rating (if any) since the Closing Date below “BBB-“ or (b) below “Investment Grade”, there has been no deterioration in such entity’s long-term or short-term credit rating (if any) since the Closing Date.

“Prepayment Fee” shall have the meaning set forth in the Note.

“Principal Amount” shall have the meaning set forth in the Note.

“Proceeds” shall mean amounts, awards or payments payable to Borrower (including, without limitation, amounts payable under any title insurance policies covering Borrower’s ownership interest in the Property) or Lender with respect to any Condemnation or Casualty and specifically including insurance required to be maintained hereunder (after the deduction therefrom and payment to Borrower and Lender, respectively, of any and all reasonable expenses incurred by Borrower and Lender in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to any claim under such insurance policies or with respect to such Condemnation or Casualty).

“Prohibited Person” means any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States of America.

“Property” shall have the meaning set forth in the Security Instrument.

“Provided Information” shall have the meaning set forth in Section 14.1.1.

“Rate Cap Collateral” shall have the meaning set forth in Section 9.2.

“Rating Agencies” shall mean (a) prior to a Securitization, each of S&P, Moody’s and Fitch and any other nationally-recognized statistical rating agency which has been approved by Lender and (b) after a Securitization has occurred, each such Rating Agency which has rated the Securities in the Securitization.

“Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, no such Securities shall have been issued and are then outstanding, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation if any such Securities were outstanding.

“Real Property” shall mean, collectively, the Land, the Improvements and the Appurtenances (as defined in the Security Instrument).

“Recourse Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, by Guarantor in favor of Lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Register” shall have the meaning set forth in Section 15.4.

“Regulatory Change” shall mean any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to Lender, or any Person Controlling Lender or to a class of banks or companies Controlling banks of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or Governmental Authority or monetary authority charged with the interpretation or administration thereof.

“Relevant Portions” shall have the meaning set forth in Section 14.4.2(a).

“Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower and/or Operating Lessee from any and all sources arising from or attributable to the Property and Proceeds, if any, from business interruption or other loss of income insurance.

“Restoration” shall have the meaning provided in Section 6.2.2.

“Retail/Service Facilities” shall have the meaning provided in Section 8.7.10.

“Replacement Interest Rate Cap Agreement” shall mean, in connection with a replacement of an Interest Rate Cap Agreement following a Downgrade of the Counterparty thereto, an interest rate cap agreement (together with the confirmation and schedules relating thereto) from an Acceptable Counterparty and satisfying the requirements set forth on Exhibit I hereto; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements a “Replacement Interest Cap Agreement” shall be such interest rate cap agreement approved by each of the Rating Agencies, such approval to be evidenced by the receipt of a Rating Agency Confirmation.

“Revolver Loan” shall mean that certain revolving credit facility from Deutsche Bank Trust Company Americas to Strategic Hotel Funding, L.L.C., evidenced by that certain Credit Agreement, dated as of March 9, 2007, between Deutsche Bank Trust Company Americas, as the administrative agent, various financial institutions, as lenders specified therein and Strategic Hotel Funding, L.L.C., as borrower (“Credit Agreement”) as the same may hereafter be amended, restated, supplemented or otherwise modified or replaced, from time to time.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Securities” shall have the meaning set forth in Section 14.1.

“Securities Act” shall have the meaning set forth in Section 14.4.1.

“Securitization” shall have the meaning set forth in Section 14.1.

“Security Instrument” shall mean that certain first priority Fee Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents, Hotel Revenue and Security Deposits, dated the date hereof, executed and delivered by Borrower and certain of its affiliates to Lender and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall mean such Person designated in writing with an address for such Person by Lender, in its sole discretion, to act as Lender’s agent hereunder with such powers as are specifically delegated to the Servicer by Lender, whether pursuant to the terms of this Agreement, the Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto.

“Single Purpose Entity” shall mean a Person, other than an individual, which (i) is formed or organized solely for the purpose of owning, leasing, managing, holding, developing, using, operating and financing the Property, (ii) does not engage in any business unrelated to the Property and the ownership, development, use, operation and financing thereof, (iii) does not have any assets other than the Property and incidental personal property related to its interest in the Property or the operation, management and financing thereof or any indebtedness other than the Permitted Debt, (iv) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person (however the presentation of combined or consolidated financial condition or results of operation for purposes of financial statements prepared for the ultimate equity owners of multiple Single Purpose Entities shall be allowed), (v) holds itself out as being a Person, separate and apart from any other Person, (vi) except as otherwise permitted under Section 5.1.23 hereof, does not and will not commingle its funds or assets with those of any other Person, (vii) conducts its own business in its own name; (viii) maintains separate financial statements; provided, however, that any consolidated financial statements contain a note indicating that it and its Affiliates are separate legal entities and maintain records, books of account, and accounts separate and apart from any other Person and that their respective assets and credit are not available to satisfy each other’s debts, (ix) pays its own liabilities out of its own funds, (x) observes all partnership, corporate or limited liability company formalities, as applicable, (xi) pays the salaries of its own employees, if any, out of its own funds and maintains a sufficient number of employees, if any, in light of its contemplated business operations, (xii) does not pledge its assets or guarantee or otherwise obligate itself with respect to the debts of any other Person or hold out itself or its credit as being available to satisfy the obligations of any other Person, (xiii) does not acquire obligations or securities of its partners, members or shareholders, (xiv) allocates fairly and reasonably shared expenses, including, without limitation, any overhead for shared office space, if any and for any services provided by employees of Affiliates, (xv) uses separate stationary, invoices, and checks bearing its own name, (xvi) maintains an arms-length relationship with its Affiliates, (xvii) does not pledge its assets for the benefit of any other Person (other than as permitted under clauses (a) and (d) of the definition of Permitted Encumbrances) or make any cash loans or advances to any other Person, (xviii) uses commercially reasonable efforts to correct any known misunderstanding regarding its separate identity, (xix) maintains adequate capital in light of its contemplated business operations, and (xx) does not make or permit to remain outstanding any loan or advance to, and does not own or acquire any stock or securities of, any Person, except that the Borrower may invest in those investments expressly permitted herein. In addition, if such Person is a partnership, (1) all general partners of such Person shall be Single Purpose Entities; and (2) if such Person has more than one general partner, then the organizational documents shall provide that such Person shall continue (and not dissolve) for so long as a solvent general partner exists. In addition, if such Person is a corporation, then, at all times: (a) such Person shall have at least two (2) Independent Directors and (b) the board of directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote. In addition, if such Person is a limited liability company, (a) such Person shall have at least two (2) Independent Managers or Independent Members, (b) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote, (c) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote, (d) each managing member shall be a Single Purpose Entity and (e) its articles of organization, certificate of formation and/or operating agreement, as applicable, shall provide that until all of the Indebtedness and Obligations are paid in full such entity will not dissolve. In addition, the organizational documents of such Person shall provide that such Person (1) without the unanimous consent of all of the partners, directors or members, as applicable, shall not with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial interest (a) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official for the benefit of the creditors of such Person or all or any portion of such Person’s properties, or (b) take any action that might cause such Person to become insolvent, petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (2) will maintain its books, records, resolutions and agreements as official records, (3) will hold its assets in its own name, (4) will maintain its financial statements, accounting records and other organizational documents, books and records separate and apart from any other Person, provided, however, that any consolidated financial statements contain a note indicating that it and its Affiliates are separate legal entities and maintain records, books of account, and accounts separate and apart from any other Person and that their respective assets and credit are not available to satisfy each other’s debts, (5) will not identify its partners, members or shareholders, or any Affiliates of any of them as a division or part of it, (6) will maintain an arms-length relationship with its Affiliates, (7) except for capital contributions or capital distributions, will only enter into a transaction with an Affiliate of the Borrower on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction; (8) will not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities); and (9) except as permitted by the Loan Documents, will not form, acquire or hold any subsidiary (whether corporation, partnership, limited liability company or other) or own any equity interest in any other entity other than the Property.

“Special Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the date hereof as result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Lender, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Lender’s net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which Lender is organized or maintains a lending office.

“State” shall mean the State in which the Property or any part thereof is located.

“Sub-Account(s)” shall have the meaning set forth in Section 3.1.1.

“Subordination of Operating Lease” shall mean that certain Operating Lease Subordination Agreement, dated the date hereof, among Lender, Borrower, Operating Lessee, and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax Reserve Account” shall have the meaning set forth in Section 3.1.1.

“Tax Reserve Amount” shall have the meaning set forth in Section 16.1.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property or permitted to use any portion of the facilities at the Property, other than the Manager and its employees, agents and assigns.

“Terrorism Coverage Required Amount” shall mean an aggregate amount equal to the full replacement cost of the Property and the Improvements (without deduction for physical depreciation) from time to time, or such lesser amounts approved by Lender in its sole discretion (or after a Securitization, upon receipt of a Rating Agency Confirmation).

“Threshold Amount” shall mean an amount equal to 10% of the Principal Amount of the Loan, being $11,825,000 as of the date of this Agreement.

“Title Company” shall mean First American Title Insurance Company.

“Title Policy” shall mean an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued by the Title Company with respect to the Property and insuring the lien of the Security Instrument.

“Transfer” shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Ultimate Equity Owner” shall mean Strategic Hotel Funding, L.L.C., a Delaware limited liability company.

“Underwriter Group” shall have the meaning set forth in Section 14.4.2(b).

“Uniform System” shall mean the Uniform System of Accounts for Hotels, 9th Edition, International Association of Hospitality Accountants (1996), as from time to time amended.

“U.S. Government Obligations” shall mean any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index. U.S. Government Obligations include, but are not limited to: U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates, U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds. In no event shall any such obligation have a maturity in excess of 365 days.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP as modified by the Uniform System. When used herein, the term “financial statements” shall include the notes and schedules thereto. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the definitions given them in this Agreement when used in any other Loan Document or in any certificate or other document made or delivered pursuant thereto. All uses of the word “including” shall mean including, without limitation unless the context shall indicate otherwise. Unless otherwise specified, the words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	GENERAL TERMS

Section 2.1 Loan; Disbursement to Borrower.

2.1.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the full proceeds of the Loan have been disbursed by Lender to Borrower on the Closing Date.

2.1.3 The Note, Security Instrument and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instrument, the Assignment of Leases, this Agreement and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to repay and discharge any existing mortgage loans secured by the Property, to provide any necessary or appropriate reserves, to make cash distributions to its members for, among other things, repayment of any existing mezzanine loans secured by direct or indirect interests in Borrower, and as may be otherwise set forth on the Loan closing statement executed by Borrower at closing.

Section 2.2 Interest; Loan Payments; Late Payment Charge.

2.2.1 Payment of Principal and Interest.

(i) Except as set forth in Section 2.2.1(ii), interest shall accrue on the Principal Amount as set forth in the Note.

(ii) Upon the occurrence and during the continuance of an Event of Default and from and after the Maturity Date if the entire Principal Amount is not repaid on the Maturity Date, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Indebtedness (or that portion thereof that is then due). To the extent permitted by applicable law, interest at the Default Rate shall be added to the Indebtedness, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Indebtedness, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default, and Lender retains its rights under the Note to accelerate and to continue to demand payment of the Indebtedness upon the happening of any Event of Default.

2.2.2 Method and Place of Payment.

(a) On each Payment Date, Borrower shall pay or cause to be paid to Lender interest accruing pursuant to the Note for the entire Interest Period during which said Payment Date shall occur.

(b) All amounts advanced by Lender pursuant to the applicable provisions of the Loan Documents, other than the Principal Amount, together with any interest at the Default Rate or other charges as provided therein, shall be due and payable hereunder as provided in the Loan Documents. In the event any such advance or charge is not so repaid by Borrower, Lender may, at its option and upon notice to Borrower, first apply any payments received under the Note to repay such advances, together with any interest thereon, or other charges as provided in the Loan Documents, and the balance, if any, shall be applied in payment of any installment of interest or principal then due and payable.

(c) The Maturity Date Payment shall be due and payable in full on the Maturity Date.

2.2.3 Late Payment Charge. If any interest payment due under the Loan Documents is not paid by Borrower within five (5) days after the date on which it is due (or, if such fifth (5th) day is not a Business Day, then the Business Day immediately preceding such day), Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the Maximum Legal Rate (the “Late Payment Charge”) in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by this Agreement, the Security Instrument and the other Loan Documents to the extent permitted by applicable law. Borrower acknowledges and agrees that the five day grace period with respect to the applicability of the Late Payment Charge (i) shall only apply to Borrower’s first failure to make a monthly interest payment in any calendar year and (ii) shall not constitute a payment grace period and shall in no way limit Lender’s rights under Article XVII.

2.2.4 Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Principal Amount of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Principal Amount due under the Note at a rate in excess of the Maximum Legal Rate, then the LIBOR Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due under the Note. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Prepayments.

2.3.1 Prepayments. No prepayments of the Indebtedness shall be permitted except as set forth in Section 4 of the Note. Borrower agrees and acknowledges after the closing of the Loan that prior to a material Event of Default (as determined by Lender in its sole and absolute discretion) (x) in the case of prepayments of the Loan in connection with a Casualty or Condemnation, principal will be applied (to the extent not used for restoration pursuant to the terms hereof) to the Note, any substitute or component notes (as applicable) sequentially starting with the most senior securitized tranche and (y) in the case of all prepayments of the Loan other than in accordance with the preceding clause (x), such prepayments will be applied to the Note, any substitute or component notes (as applicable) pro-rata (on the basis of their respective principal balances) among the securitized and any non-securitized portions of the Loan (and pro-rata within the securitized portions of the Loan). Notwithstanding the foregoing, upon the occurrence and during the continuance of a material Event of Default (as determined by Lender in its sole and absolute discretion), Borrower agrees and acknowledges that any principal prepayments of the Loan will be applied to the Note, any substitute or component notes (as applicable) sequentially, starting with the most senior securitized tranche (it being acknowledged that during the continuance of a material Event of Default all securitized portions of the Loan shall be paid in full prior to the payment of any non-securitized portions of the Loan).

2.3.2 Prepayments after Event of Default. If, following an Event of Default, Lender shall accelerate the Indebtedness and Borrower thereafter tenders payment of all or any part of the Indebtedness, or if all or any portion of the Indebtedness is recovered by Lender after such Event of Default, (a) such payment may be made only on the next occurring Payment Date together with all unpaid interest thereon as calculated through the end of the Interest Period during which such Payment Date occurs (even if such period extends beyond such Payment Date and calculated as if such payment had not been made on such Payment Date), and all other fees and sums payable hereunder or under the Loan Documents, including without limitation, interest that has accrued at the Default Rate and any Late Payment Charges), (b) such payment shall be deemed a voluntary prepayment by Borrower, and (c) Borrower shall pay, in addition to the Indebtedness, an amount equal to the Prepayment Fee, if applicable.

2.3.3 Release of Property. Lender shall, at the reasonable expense of Borrower, upon payment in full of the Principal Amount and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of (i) this Agreement upon the Account Collateral and the Rate Cap Collateral and (ii) the Security Instrument on the Property or assign it, in whole or in part, to a new lender. In such event, Borrower shall submit to Lender, on a date prior to the date of such release or assignment sufficient to provide a reasonable period for review thereof, a release of lien or assignment of lien, as applicable, for such property for execution by Lender. Such release or assignment, as applicable, shall be in a form appropriate in each jurisdiction in which the Property is located and satisfactory to Lender in its reasonable discretion. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release or assignment, as applicable.

Section 2.4 Regulatory Change; Taxes.

2.4.1 Increased Costs. If, at any time prior to the first Securitization of the Loan, as a result of any Regulatory Change or compliance of Lender therewith, the basis of taxation of payments to Lender of the principal of or interest on the Loan is changed or Lender or the company Controlling Lender shall be subject to (i) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal taxation of the overall net income of Lender); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any company Controlling Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to LIBOR-based interest rates is imposed on Lender or any company Controlling Lender and Lender determines that, by reason thereof, the cost to Lender or any company Controlling Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by Lender or any company Controlling Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Lender shall provide notice thereof to Borrower and Borrower agrees that it will pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any company Controlling Lender for such Increased Costs to the extent Lender determines that such Increased Costs are allocable to the Loan and provided that Lender is generally exercising rights similar to those set forth in this Section 2.4.1 against other borrowers similarly situated to Borrower. Lender will notify Borrower of any event occurring after the date hereof which will entitle Lender to compensation pursuant to this Section 2.4.1 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation; provided, however, that, if Lender fails to deliver a notice within 90 days after the date on which an officer of Lender responsible for overseeing this Agreement knows or has reason to know of its right to additional compensation under this Section 2.4.1, Lender shall only be entitled to additional compensation for any such Increased Costs incurred from and after the date that is 90 days prior to the date Borrower received such notice. If Lender requests compensation under this Section 2.4.1, Borrower may, by notice to Lender, require that Lender furnish to Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof, and a description as to why Section 2.4.5 is not applicable.

2.4.2 Special Taxes. At all times prior to the first Securitization of the Loan, Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes. If, at any time prior to the first Securitization of the Loan, Borrower shall be required by law to deduct any Special Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4.2) Lender receives an amount equal to the sum it would have received had no sucih deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

2.4.3 Other Taxes. In addition, for all periods prior to the first Securitization of the Loan, Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).

2.4.4 Indemnity. Borrower shall indemnify Lender for all periods prior to the first Securitization of the Loan, for the full amount of Special Taxes and Other Taxes (including any Special Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.4.4) paid by Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Special Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date Lender makes written demand therefor.

2.4.5 Change of Office. To the extent that changing the jurisdiction of Lender’s applicable office would have the effect of minimizing Special Taxes, Other Taxes or Increased Costs, Lender shall use reasonable efforts to make such a change, provided that same would not otherwise be disadvantageous to Lender.

2.4.6 Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.4 shall survive the payment in full of principal and interest hereunder, and the termination of this Agreement.

Section 2.5 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by, or on behalf of, Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date; provided, however, that unless a condition precedent shall expressly survive the Closing Date pursuant to a separate agreement, by funding the Loan, Lender shall be deemed to have waived any such conditions not theretofore fulfilled or satisfied:

2.5.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

2.5.2 Delivery of Loan Documents; Title Policy; Reports; Leases.

(a) Loan Documents. Lender shall have received an original copy of this Agreement, the Note and all of the other Loan Documents, in each case, duly executed (and to the extent required, acknowledged) and delivered on behalf of Borrower and any other parties thereto.

(b) Security Instrument, Assignment of Leases. Lender shall have received evidence that original counterparts of the Security Instrument and Assignment of Leases, in proper form for recordation, have been delivered to the Title Company for recording, so as effectively to create, in the reasonable judgment of Lender, upon such recording valid and enforceable first priority Liens upon the Property, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.

(c) UCC Financing Statements. Lender shall have received evidence that the UCC financing statements relating to the Security Instrument and this Agreement have been delivered to the Title Company for filing in the applicable jurisdictions.

(d) Title Insurance. Lender shall have received a pro forma Title Policy or a Title Policy issued by the Title Company and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Lender. Such Title Policy shall (i) provide coverage in the amount of the Loan, (ii) insure Lender that the Security Instrument creates a valid, first priority Lien on the Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain the endorsements and affirmative coverages set forth on Exhibit A (or such other endorsements and affirmative coverages approved by Lender) and such additional endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The Title Policy shall be assignable. Lender also shall have received evidence that all premiums in respect of such Title Policy have been paid.

(e) Survey. Lender shall have received a current or rectified Survey for the Property, containing the survey certification substantially in the form attached hereto as Exhibit B or such other form as approved by Lender. Such Survey shall reflect the same legal description contained in the Title Policy referred to in clause (d) above. The surveyor’s seal shall be affixed to the Survey and the surveyor shall provide a certification for such Survey in form and substance acceptable to Lender.

(f) Insurance. Lender shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Lender in its reasonable discretion, and evidence of the payment of all insurance premiums currently due and payable for the existing policy period.

(g) Environmental Reports. Lender shall have received an Environmental Report in respect of the Property satisfactory to Lender.

(h) Zoning. Lender shall have received an ALTA 3.1 zoning endorsement for the Title Policy.

(i) Certificate of Occupancy. Lender shall have received a copy of the valid certificates of occupancy for the Property or evidence acceptable to Lender that a certificate of occupancy is not required by applicable law.

(j) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first Lien as of the Closing Date on the Property (including extinguishing all existing mezzanine debt and Liens in connection with such debt), subject only to Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

2.5.3 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

2.5.4 Delivery of Organizational Documents. On or before the Closing Date, Borrower shall deliver, or cause to be delivered, to Lender copies certified by an Officer’s Certificate, of all organizational documentation related to Borrower, Operating Lessee and Guarantor and certain Affiliates of the foregoing as have been requested by Lender and/or the formation, structure, existence, good standing and/or qualification to do business of Borrower, Operating Lessee and Guarantor and such Affiliates, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender. Each of the organizational documents of Borrower shall contain provisions having a substantive effect materially similar to that of the language set forth in Exhibit C or such other language as approved by Lender. Lender hereby approves the organizational documents of Borrower delivered to Lender on the date hereof.

2.5.5 Opinions. Lender shall have received:

(a)	a Non-Consolidation Opinion substantially in compliance with the requirements set forth in Exhibit E or in such other form approved by the Lender (the “Non-Consolidation Opinion”);

(b)	the Opinion of Counsel substantially in compliance with the requirements set forth in Exhibit D or in such other form approved by the Lender; and

(c)	from Counterparty the Counterparty Opinion substantially in compliance with the requirements set forth in Exhibit F or in such other form approved by the Lender.

2.5.6 Budgets. Borrower shall have delivered the Budget for the current Fiscal Year, which Budget shall be certified by an Officer’s Certificate.

2.5.7 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

2.5.8 Payments. All payments, deposits or escrows, if any, required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

2.5.9 Interest Rate Cap Agreement. Lender shall have received the original Interest Rate Cap Agreement which shall be in form and substance satisfactory to Lender and an original counterpart of the Acknowledgment executed and delivered by the Counterparty.

2.5.10 Account Agreement. Lender shall have received the original of the Account Agreement executed by each of Cash Management Bank, Operating Lessee, and Borrower.

2.5.11 Intentionally Deleted.

2.5.12 Leases and Rent Roll. Lender shall have received copies of all Leases, certified as requested by Lender. Lender shall have received a certified rent roll of the Property dated within thirty (30) days prior to the Closing Date.

2.5.13 Transaction Costs. Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of Environmental Reports, Physical Conditions Reports, appraisals and other reports, the reasonable fees and costs of Lender’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan.

2.5.14 Material Adverse Effect. No event or condition shall have occurred since the date of Borrower’s most recent financial statements previously delivered to Lender which has or could reasonably be expected to have a Material Adverse Effect. The Operating Income and Operating Expenses of the Property and all other features of the transaction shall be as represented to Lender without material adverse change. Neither Borrower nor any of its constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

2.5.15 Tax Lot. Lender shall have received evidence that the Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

2.5.16 Physical Conditions Report. Lender shall have received a Physical Conditions Report (or re-certified Physical Conditions Report) with respect to the Property, which report shall be satisfactory in form and substance to Lender.

2.5.17 Appraisal. Lender shall have received an appraisal of the Property, which shall be satisfactory in form and substance to Lender.

2.5.18 Operating Lease. Lender shall have received the originals of the Operating Lease, executed by Operating Lessee and Borrower and the Subordination of Operating Lease, executed by Operating Lessee.

2.5.19 Management Agreement. Lender shall have received a certified copy of the Management Agreement which shall be satisfactory in form and substance to Lender.

2.5.20 Financial Statements. Lender shall have received certified copies of financial statements with respect to the Property for the three most recent Fiscal Years, each in form and substance satisfactory to Lender.

2.5.21 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

III.	CASH MANAGEMENT

Section 3.1 Cash Management.

3.1.1 Establishment of Accounts. Borrower hereby confirms that, simultaneously with the execution of this Agreement, pursuant to the Account Agreement, Operating Lessee has established with Cash Management Bank, in the name of Borrower for the benefit of Lender, as secured party, a collection amount (the “Collection Account”), which has been established as an interest-bearing deposit account, and a holding account (the “Holding Account”), which has been established as a securities account. Both the Collection and the Holding Account and each sub-account of either such account and the funds deposited therein and the securities and other assets credited thereto shall serve as additional security for the Loan. Pursuant to the Account Agreement, Borrower shall irrevocably instruct and authorize Cash Management Bank to disregard any and all orders for withdrawal from the Collection Account or the Holding Account made by, or at the direction of, Borrower or Operating Lessee other than to transfer all amounts on deposit in the Collection Account on a daily basis to the Holding Account. Borrower agrees that, prior to the payment in full of the Indebtedness, the terms and conditions of the Account Agreement shall not be amended or modified without the prior written consent of Lender (which consent Lender may grant or withhold in its sole discretion), and if a Securitization has occurred, the delivery by Borrower of a Rating Agency Confirmation. In recognition of Lender’s security interest in the funds deposited into the Collection Account and the Holding Account, Borrower shall identify both the Collection Account and the Holding Account with the name of Lender, as secured party. The Collection Account shall be named as follows: “Loews Santa Monica f/b/o JPMorgan Chase Bank N.A., as secured party Collection Account,” account number 724557.1 The Holding Account shall be named as follows: “Loews Santa Monica f/b/o JPMorgan Chase Bank N.A., as secured party Holding Account,” account number 724557.2 Borrower confirms that it has established with Cash Management Bank the following sub-accounts of the Holding Account (each, a “Sub-Account” and, collectively, the “Sub-Accounts” and together with the Holding Account and the Collection Account, the “Collateral Accounts”), which (i) may be ledger or book entry sub-accounts and need not be actual sub-accounts, (ii) shall each be linked to the Holding Account, (iii) shall each be a “Securities Account” pursuant to Article 8 of the UCC and (iv) shall each be an Eligible Account to which certain funds shall be allocated and from which disbursements shall be made pursuant to the terms of this Agreement:

(a) a sub-account for the retention of Account Collateral in respect of Impositions and Other Charges for the Property with the account number 724557.2 (the “Tax Reserve Account”);

(b) a sub-account for the retention of Account Collateral in respect of insurance premiums for the Property with the account number 724557.2 (the “Insurance Reserve Account”);

(c) a sub-account for the retention of Account Collateral in respect of FF&E with the account number 724557.2 (the “FF&E Reserve Account”); and

(d) a sub-account for the retention of Account Collateral in respect of current Debt Service on the Loan with the account number 724557.2 (the “Current Debt Service Reserve Account”).

3.1.2 Pledge of Account Collateral. To secure the full and punctual payment and performance of the Obligations, Borrower and Operating Lessee hereby collaterally assigns, grants a security interest in and pledges to Lender, to the extent not prohibited by applicable law (and shall cause Operating Lessee to execute the Accommodation Security Documents with respect thereto), a first priority continuing security interest in and to the following property of Borrower and/or Operating Lessee, as applicable, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”):

(a) the Collateral Accounts and Manager Accounts and all cash, checks, drafts, securities entitlements, certificates, instruments and other property, including, without limitation, all deposits and/or wire transfers from time to time deposited or held in, credited to or made to Collateral Accounts;

(b) any and all amounts invested in Permitted Investments;

(c) all interest, dividends, cash, instruments, securities entitlements and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Collateral Accounts; and

(d) to the extent not covered by clauses (a), (b) or (c) above, all proceeds (as defined under the UCC) of any or all of the foregoing.

In addition to the rights and remedies herein set forth, Lender shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.

This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law.

3.1.3 Maintenance of Collateral Accounts. (a) Borrower agrees that the Collection Account is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 9-104(a) of the UCC) over the Collection Account and (iii) such that neither the Borrower, Operating Lessee, nor Manager shall have any right of withdrawal from the Account and, except as provided herein, no Account Collateral shall be released to the Borrower, Operating Lessee, or Manager from the Collection Account. Without limiting the Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Collection Account with a financial institution that has executed an agreement substantially in the form of the Account Agreement or in such other form acceptable to Lender in its sole discretion.

(b) Borrower agrees that each of the Holding Account and the Sub-Accounts is and shall be maintained (i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over the Holding Account and any Sub-Account, (iii) such that neither Borrower, Operating Lessee, nor Manager shall have any right of withdrawal from the Holding Account or the Sub-Accounts and, except as provided herein, no Account Collateral shall be released to Borrower from the Holding Account or the Sub-Accounts, (iv) in such a manner that the Cash Management Bank shall agree to treat all property credited to the Holding Account or the Sub-Accounts as “financial assets” and (v) such that all securities or other property underlying any financial assets credited to the Accounts shall be registered in the name of Cash Management Bank, indorsed to Cash Management Bank or in blank or credited to another securities account maintained in the name of Cash Management Bank and in no case will any financial asset credited to any of the Collateral Accounts be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to Cash Management Bank or in blank. Without limiting Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Holding Account with a financial institution that has executed an agreement substantially in the form of the Account Agreement or in such other form acceptable to Lender in its sole discretion.

(c) The Collateral Accounts shall be Eligible Accounts. The Collateral Accounts shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking or governmental authority, as may now or hereafter be in effect. Income and interest accruing on the Collateral Accounts or any investments held in such accounts shall be periodically added to the principal amount of such account and shall be held, disbursed and applied in accordance with the provisions of this Agreement and the Account Agreement. Borrower shall be the beneficial owner of the Collateral Accounts for federal income tax purposes and shall report all income on the Collateral Accounts.

3.1.4 Deposits into Sub-Accounts. On the date hereof, Borrower has deposited the following amounts into the Sub-Accounts:

(i) $0.00 into the Tax Reserve Account;

(ii) $0.00 into the Insurance Reserve Account;

(iii) $0.00 into the Current Debt Service Reserve Account; and

(iv) $0.00 into the FF&E Reserve Account.

3.1.5 Monthly Funding of Sub-Accounts. (a) Borrower hereby irrevocably authorizes Lender to transfer (and, pursuant to the Account Agreement shall irrevocably authorize Cash Management Bank to execute any corresponding instructions of Lender), and Lender shall transfer (or cause Cash Management Bank to transfer pursuant to disbursement instructions from Lender), from the Holding Account by 11:00 a.m. New York time on each Business Day, or as soon thereafter as sufficient funds are in the Holding Account to make the applicable transfers, funds in the following amounts and in the following order of priority:

(i) during the continuance of an Event of Default and at any such time that Manager does not reserve for or otherwise set aside and pay Impositions and Other Charges directly, funds in an amount equal to the Monthly Tax Reserve Amount and any other amounts required pursuant to Section 16.1 for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the Tax Reserve Account;

(ii) during the continuance of an Event of Default and at any time when the insurance required to be maintained pursuant to this Agreement is provided under a blanket policy in accordance with Article VI hereof and the premiums in respect of such blanket policy are not paid or caused to be paid before such premiums become due and payable or at any time that Manager does not pay, reserve for or otherwise set aside and pay, premiums with respect to the Insurance Requirements, funds in an amount equal to the Monthly Insurance Reserve Amount for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the Insurance Reserve Account, or following an Event of Default or an Insurance Reserve Trigger, funds sufficient (calculated on a monthly basis from the Insurance Reserve Trigger until the month in which the premium is due) to permit Lender to pay insurance premiums for the insurance required to be maintained pursuant to the terms of this Agreement and the Security Instrument on the respective due dates therefor (up to a maximum amount equal to the aggregate annual insurance premium required hereunder), and Lender shall so pay such funds to the insurance company having the right to receive such funds;

(iii) funds in an amount equal to the amount of Debt Service due on the Payment Date for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the Current Debt Service Reserve Account;

(iv) at any such time that Manager does not reserve or otherwise set aside for FF&E in accordance with the terms of the Management Agreement, funds in an amount equal to the Monthly FF&E Reserve Amount for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the FF&E Reserve Account; and

(v) provided no Event of Default shall have occurred and is then continuing and subject to the provisions of Section 3.1.5(b), funds in an amount equal to the balance (if any) remaining or deposited in the Holding Account after the foregoing deposits (such remainder being hereinafter referred to as “Excess Cash Flow”) and transfer the same to the Borrower’s Account (or a third party account as directed by Borrower), free of any Lien or continuing security interest.

(b) Notwithstanding anything to the contrary contained herein or in the Security Instrument, but subject to Section 7.3, to the extent that Borrower shall fail to pay any mortgage recording tax, costs, expenses or other amounts pursuant to Section 19.12 of this Agreement within the time period set forth therein, Lender shall have the right, at any time, upon five (5) Business Days’ notice to Borrower, to withdraw from the Holding Account, an amount equal to such unpaid taxes, costs, expenses and/or other amounts and pay such amounts to the Person(s) entitled thereto.

3.1.6 Payments from Sub-Accounts. Borrower irrevocably authorizes Lender to make and, provided no Event of Default shall have occurred and be continuing, Lender hereby agrees to make, the following payments from the Sub-Accounts to the extent of the monies on deposit therefor:

(i) if notified (timely) by Borrower or otherwise determined by Lender in its reasonable discretion that Manager will not pay Impositions or Other Charges, funds from the Tax Reserve Account to Lender sufficient to permit Lender to pay (or otherwise to Borrower to reimburse Borrower for) (A) Impositions and (B) Other Charges, on the respective due dates therefor, and Lender shall so pay such funds to the Governmental Authority having the right to receive such funds (or shall reimburse Borrower or Operating Lessee upon confirmation of payment);

(ii) at any time when the insurance required to be maintained pursuant to this Agreement is provided under a blanket policy in accordance with Article VI hereof and the premiums in respect of such blanket policy are not paid or caused to be paid before such premiums become due and payable or at any time that Manager does not pay, reserve for or otherwise set aside and pay, premiums with respect to the Insurance Requirements and otherwise following an Insurance Reserve Trigger, funds from the Insurance Reserve Account to Lender sufficient to permit Lender to pay insurance premiums for the insurance required to be maintained pursuant to the terms of this Agreement and the Security Instrument, on the respective due dates therefor, and Lender shall so pay such funds to the insurance company having the right to receive such funds;

(iii) funds from the Current Debt Service Reserve Account to Lender sufficient to pay Debt Service on each Payment Date, and Lender, on each Payment Date, shall apply such funds to the payment of the Debt Service payable on such Payment Date; and

(iv) if notified (timely) by Borrower or otherwise determined by Lender in its reasonable discretion that Manager will not reserve for FF&E as required under the Management Agreement, and provided Borrower shall have complied with the procedures set forth in Section 16.6, funds from the FF&E Reserve Account to the Borrower’s Account to pay for FF&E.

If and to the extent Guarantor or any Close Affiliate (other than Borrower or Operating Lessee) makes a payment of any Imposition, any insurance premium under a blanket policy or capital expenditure or overhead charge which qualifies as an Operating Expense, with respect to the Property and such expense is provided for in the Budget, provided no Event of Default has occurred and is continuing, such Guarantor or Close Affiliate will be entitled to receive reimbursement from the Manager, Lender, or the applicable Sub-Account established under hereunder or under the Management Agreement and such payment shall not be required to be re-deposited into the Collection Account.

3.1.7 Cash Management Bank. (a) Lender shall have the right to replace the Cash Management Bank with a financial institution reasonably satisfactory to Borrower in the event that (i) the Cash Management Bank fails, in any material respect, to comply with the Account Agreement, (ii) the Cash Management Bank named herein is no longer the Cash Management Bank or (iii) the Cash Management Bank is no longer an Approved Bank. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right at Borrower’s sole cost and expense to replace Cash Management Bank at any time, without notice to Borrower. Borrower shall cooperate with Lender in connection with the appointment of any replacement Cash Management Bank and the execution by the Cash Management Bank and the Borrower of an Account Agreement and delivery of same to Lender.

(b) So long as no Event of Default shall have occurred and be continuing, Borrower shall have the right at its sole cost and expense to replace the Cash Management Bank with a financial institution that is an Approved Bank, provided that such financial institution and Borrower shall execute and deliver to Lender an Account Agreement substantially similar to the Account Agreement executed as of the Closing Date.

3.1.8 Borrower’s Account Representations, Warranties and Covenants. Borrower represents, warrants and covenants that (i) as of the date hereof, Borrower has caused Operating Lessee to direct all Tenants under the Leases to mail all checks and wire all funds with respect to any payments due under such Leases directly to Manager, (ii) Borrower shall cause Manager and Operating Lessee to deposit all amounts payable to Borrower or Operating Lessee pursuant to the Management Agreement directly into the Collection Account, (iii) Borrower and Operating Lessee shall pay or cause to be paid all Rents, Cash and Cash Equivalents or other items of Operating Income not otherwise collected by Manager within two Business Days after receipt thereof by Borrower, Operating Lessee or its Affiliates directly into the Collection Account and, until so deposited, any such amounts held by Borrower or Operating Lessee, shall be deemed to be Account Collateral and shall be held in trust by it for the benefit, and as the property, of Lender and shall not be commingled with any other funds or property of Borrower or Operating Lessee, (iv) other than the Manager Accounts, there are no accounts other than the Collateral Accounts maintained by Borrower or Operating Lessee with respect to the Property or the collection of Rents and credit card company receivables with respect to the

Property and (v) so long as the Loan shall be outstanding, neither Borrower, Operating Lessee, nor any other Person shall open any other operating accounts with respect to the Property or the collection of Rents or credit card company receivables with respect to the Property, except for the Collateral Accounts and the Manager Accounts; provided that, Borrower and Manager shall not be prohibited from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to the Borrower’s Account pursuant to Section 3.1.5.

3.1.9 Account Collateral and Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, without additional notice from Lender to Borrower, (i) Lender may, in addition to and not in limitation of Lender’s other rights, make any and all withdrawals from, and transfers between and among, the Collateral Accounts as Lender shall determine in its sole and absolute discretion to pay any Obligations; (ii) all Excess Cash Flow shall be retained in the Holding Account or applicable Sub-Accounts and (iii) Lender may liquidate and transfer any amounts then invested in Permitted Investments to the Collateral Accounts to which they relate or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder with respect to any Account Collateral or to preserve the value of the Account Collateral.

(b) Upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest. Upon the occurrence and during the continuance of an Event of Default, Lender may perform or cause performance of any such agreement, and any reasonable expenses of Lender incurred in connection therewith shall be paid by Borrower as provided in Section 5.1.16.

(c) Borrower hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind (except as expressly required under the Loan Documents) in connection with this Agreement or the Account Collateral. Borrower acknowledges and agrees that ten (10) Business Days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to Borrower within the meaning of the UCC.

3.1.10 Transfers and Other Liens. Borrower agrees that it will not (i) sell or otherwise dispose of any of the Account Collateral except as may be expressly permitted under the Loan Documents, or (ii) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under this Agreement.

3.1.11 Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, Lender shall have no duty as to any Account Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which Lender accords its own property, it being understood that Lender shall not be liable or responsible for any loss or damage to any of the Account Collateral, or for any diminution in value thereof, by reason of the act or omission of Lender, its Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from Lender’s gross negligence or willful misconduct. In no event shall Lender be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond Lender’s reasonable control or for indirect, special or consequential damages except to the extent of Lender’s gross negligence or willful misconduct. Notwithstanding the foregoing, Borrower acknowledges and agrees that (i) Lender does not have custody of the Account Collateral, (ii) Cash Management Bank has custody of the Account Collateral, (iii) the initial Cash Management Bank was chosen by Borrower and (iv) Lender has no obligation or duty to supervise Cash Management Bank or to see to the safe custody of the Account Collateral.

3.1.12 Lender’s Liability. (a) Lender shall be responsible for the performance only of such duties with respect to the Account Collateral as are specifically set forth in this Section 3.1 or elsewhere in the Loan Documents, and no other duty shall be implied from any provision hereof. Lender shall not be under any obligation or duty to perform any act with respect to the Account Collateral which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Lender, its employees and officers harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Lender in connection with the transactions contemplated hereby with respect to the Account Collateral (excluding losses on Permitted Investments) except as such may be caused by the gross negligence or willful misconduct of Lender, its employees, officers or agents.

(b) Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by it in good faith to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.

3.1.13 Continuing Security Interest. This Agreement shall create a continuing security interest in the Account Collateral and shall remain in full force and effect until payment in full of the Indebtedness; provided, however, such security interest shall automatically terminate with respect to funds which were duly deposited into Borrower’s Account in accordance with the terms hereof. Upon payment in full of the Indebtedness, this security interest shall automatically terminate without further notice from any party and Borrower shall be entitled to the return, upon its request, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and Lender shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the Account Collateral.

IV.	REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the Closing Date that:

4.1.1 Organization. Each of Borrower, Guarantor and Operating Lessee is a limited liability company, and have been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each of Borrower and Operating Lessee has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Collectively, Borrower and Operating Lessee possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which each is now engaged, and the sole business of Borrower is the ownership of the Property. The organizational structure of Borrower upon the closing is accurately depicted by the schematic diagram attached hereto as Exhibit H-1. Borrower shall not itself, and shall not permit Operating Lessee to, change its name, identity, corporate structure or jurisdiction of organization unless it shall have given Lender seven (7) days prior written notice of any such change and shall have taken all steps reasonably requested by Lender to grant, perfect, protect and/or preserve the security interest granted hereunder to Lender.

4.1.2 Proceedings. Each of Borrower, Operating Lessee, and Guarantor, has full power to and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by, or on behalf of, each of Borrower, Operating Lessee, and Guarantor, as applicable, and constitute legal, valid and binding obligations of Borrower, Operating Lessee, and Guarantor, as applicable, enforceable against Borrower, Operating Lessee, and Guarantor, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower, Operating Lessee, and Guarantor, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower, Operating Lessee, and Guarantor, pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower, Operating Lessee, and Guarantor, is a party or by which any of Borrower’s, Operating Lessee’s, and Guarantor’s, property or assets is subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower, Operating Lessee, and Guarantor, of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no lawsuits, administrative proceedings, arbitration proceedings, or other such legal proceedings that have been filed and served upon Borrower (or with respect to which Borrower has otherwise received proper notice) or, to the Best of Borrower’s Knowledge, otherwise pending or threatened against or affecting Borrower, Operating Lessee, or the Property whose outcome, if determined against Borrower, Operating Lessee, or the Property, would have a Material Adverse Effect. To the Best of Borrower’s Knowledge, Schedule I includes each pending action against Borrower, Operating Lessee, or otherwise affecting the Property that involves a claim or claims for either (a) monetary damages exceeding $250,000, or (b) injunctive relief or other equitable remedy that could have a Material Adverse Effect, excluding: (i) actions for monetary damages only that have been tendered to, and accepted without reservation of rights by, the liability insurance carrier for the Property, (ii) worker’s compensation claims, and (iii) any proceedings by employees working at the Property where the amount claimed in such proceeding is less than $250,000; to the Best of Borrower’s Knowledge, the aggregate amount of such claims described in subclause (iii) of this sentence is less than $1,000,000.

4.1.5 Agreements. Neither Borrower nor Operating Lessee is a party to any agreement or instrument or subject to any restriction which is reasonably likely to have a Material Adverse Effect. Neither Borrower nor Operating Lessee is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Operating Lessee, or the Property is bound, which default is reasonably likely to have a Material Adverse Effect. Neither Borrower nor Operating Lessee has any material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Operating Lessee is a party or by which Borrower, Operating Lessee, or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, including membership programs disclosed in writing to Lender on or prior to the date hereof, and (b) obligations under the Loan Documents.

4.1.6 Title. Borrower has good, marketable and insurable fee simple title to the Land and the Improvements, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Borrower or Operating Lessee, as applicable, has good and marketable title to the remainder of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, and Accommodation Security Documents, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first mortgage lien on the Land and the Improvements, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. Except as may be indicated in and insured over by the Title Policy, to the Best of Borrower’s Knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents. Borrower represents and warrants that none of the Permitted Encumbrances will have a Material Adverse Effect. Borrower shall preserve its right, title and interest in and to the Property for so long as the Note remains outstanding and will warrant and defend same and the validity and priority of the Lien hereof from and against any and all claims whatsoever other than the Permitted Encumbrances.

4.1.7 No Bankruptcy Filing. None of Borrower, Operating Lessee, or Guarantor, is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower or against Operating Lessee or Guarantor.

4.1.8 Full and Accurate Disclosure. To the Best of Borrower’s Knowledge, no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed which has a Material Adverse Effect, or to the Best of Borrower’s Knowledge could reasonably be expected to have a Material Adverse Effect.

4.1.9 All Property. The Property constitutes all of the real property, personal property, equipment and fixtures currently (i) owned or leased by Borrower or Operating Lessee or (ii) used in the operation of the business located on the Property, other than items owned by Manager or any Tenants (excluding items owned by Operating Lessee).

4.1.10 ERISA. (A) Borrower does not maintain or contribute to and is not required to contribute to, an “employee benefit plan” as defined by Section 3(3) of ERISA, which is subject to Title IV of ERISA (other than a “multiemployer plan” as defined by Section 3(37) of ERISA), and Borrower (i) has no knowledge of any material liability which has been incurred or is expected to be incurred by Borrower which is reasonably likely to result in a Material Adverse Effect and is or remains unsatisfied for any taxes or penalties or unfunded contributions with respect to any “employee benefit plan” or any “plan,” within the meaning of Section 4975(e)(1) of the Internal Revenue Code or any other benefit plan (other than a “multiemployer plan”) maintained, contributed to, or required to be contributed to by Borrower or by any entity that is under common control with Borrower within the meaning Section 4001(a)(14) of ERISA (each, an “ERISA Affiliate”) (each, a “Plan”) or any plan that would be a Plan but for the fact that it is a multiemployer plan within the meaning of ERISA Section 3(37); and (ii) has made and shall continue to make when due all required contributions to all such Plans (other than Plans relating to ERISA Affiliates), if any, where the failure to so contribute is reasonably likely to result in a Material Adverse Effect. Each such Plan (other than Plans relating to ERISA Affiliates), if any, has been and will be administered in material compliance with its terms and the applicable provisions of ERISA, the Internal Revenue Code, and any other applicable federal or state law; and no action shall be taken or fail to be taken that would result in the disqualification or loss of tax-exempt status of any such Plan intended to be qualified and/or tax exempt; and

(a) With respect to any “multiemployer plan,” (i) Borrower has not, since September 26, 1980, made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (ii) Borrower has made and shall continue to make when due all required contributions to all such “multiemployer plans” and (iii) no ERISA Affiliate has, since September 26, 1980, made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA which withdrawal is reasonably expected to have a Material Adverse Effect.

(b) Borrower is not an employee benefit plan, as defined in Section 3(3) of ERISA, whether or not subject to Title I of ERISA, none of the assets of Borrower constitutes or will constitute plan assets of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 and transactions by or with Borrower is not subject to similar laws regulating investment of, and fiduciary obligations with respect to, plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect (“Similar Laws”), which prohibit or otherwise restrict the transactions contemplated by this Agreement.

4.1.11 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes except where the failure to so comply is not reasonably expected to result in a Material Adverse Effect. To the Best of Borrower’s Knowledge, neither Borrower nor Operating Lessee is in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority. To the Best of Borrower’s Knowledge, there has not been committed by Borrower or Operating Lessee any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.12 Financial Information. To the Best of Borrower’s Knowledge, all financial data including, without limitation, the statements of cash flow and income and operating expense, that have been delivered by or on behalf of Borrower to Lender in respect of the Property (i) are true, complete and correct in all material respects, (ii) fairly represent the financial condition of the Property as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Neither Borrower nor Operating Lessee has any material contingent liabilities, liabilities for delinquent taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and could reasonably be expected to have a Material Adverse Effect, except as referred to or reflected in said financial statements and operating statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or Operating Lessee from that set forth in said financial statements.

4.1.13 Condemnation. No Condemnation has been commenced or, to the Best of Borrower’s Knowledge, is contemplated with respect to all or any portion of the Property.

4.1.14 Federal Reserve Regulations. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, Regulation X or Regulation T or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X. As of the Closing Date, Borrower does not own any “margin stock.”

4.1.15 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. To the Best of Borrower’s Knowledge, all utilities necessary to the existing use of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property. All roads necessary for the use of the Property for its current purposes have been completed and, if necessary, dedicated to public use.

4.1.16 Not a Foreign Person. Borrower is not a foreign person within the meaning of § 1445(f)(3) of the Code.

4.1.17 Separate Lots. The Property is comprised of one (1) or more contiguous parcels which constitute a separate tax lot or lots and does not constitute or include a portion of any other tax lot not a part of the Property.

4.1.18 Assessments. To the Best of Borrower’s Knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.19 Enforceability. The Loan Documents are not subject to any existing right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.20 No Prior Assignment. There are no prior sales, transfers or assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding following the funding of the Loan, other than those being terminated or assigned to Lender concurrently herewith.

4.1.21 Insurance. Borrower has obtained and has delivered to Lender certified copies or certificates of all insurance policies required under this Agreement, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Borrower has not, and to the Best of Borrower’s Knowledge no Person has, done by act or omission anything which would impair the coverage of any such policy.

4.1.22 Use of Property. The Property is used exclusively for hotel purposes and other appurtenant and related uses.

4.1.23 Certificate of Occupancy; Licenses. To the Best of Borrower’s Knowledge, all material certifications, permits, licenses (including, without limitation, a license to serve alcohol on the Property) and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property for hotel purposes (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower shall keep and maintain all Licenses necessary for the operation of the Property for hotel purposes. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.24 Flood Zone. Except as may be shown on the Survey with respect to portions of the Improvements other than buildings and enclosed structures, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

4.1.25 Physical Condition. To the Best of Borrower’s Knowledge and except as expressly disclosed in the Physical Conditions Report, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to the Best of Borrower’s Knowledge and except as disclosed in the Physical Conditions Report, there exists no structural or other material defects or damages in or to the Property, whether latent or otherwise, and Borrower has not received any written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.26 Boundaries. To the Best of Borrower’s Knowledge and except as disclosed on the Survey, all of the Improvements lie wholly within the boundaries and building restriction lines of the Real Property, and no improvements on adjoining properties encroach upon the Real Property, and no easements or other encumbrances upon the Real Property encroach upon any of the Improvements, so as to have a Material Adverse Effect on the value or marketability of the Real Property except those which are insured against by the Title Policy.

4.1.27 Leases. The Property is not subject to any Leases other than the Leases described in the certified rent roll delivered in connection with the origination of the Loan. Such certified rent roll is true, complete and correct in all material respects as of the date set forth therein. No Person has any possessory interest in the Property or right to occupy the same (other than typical short-term occupancy rights of hotel guests which are not the subject of a written agreement) except under and pursuant to the provisions of the Leases. All other current Leases are in full force and effect and to the Best of Borrower’s Knowledge, there are no material defaults thereunder by either party (other than as expressly disclosed on the certified rent roll delivered to Lender or the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan) and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date, except as disclosed in the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan. There has been no prior sale, transfer or assignment, hypothecation or pledge by Borrower of any Lease or of the Rents received therein, which will be outstanding following the funding of the Loan, other than those being assigned to Lender concurrently herewith. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the property of which the leased premises are a part.

4.1.28 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid and the granting and recording of the Security Instrument and the UCC financing statements required to be filed in connection with the Loan. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid, and, under current Legal Requirements, the Security Instrument is enforceable against Borrower in accordance with its terms by Lender (or any subsequent holder thereof) subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law.

4.1.29 Single Purpose Entity/Separateness. (a) Borrower hereby represents, warrants and covenants that each of Operating Lessee and Borrower is and always has been, since the date of its respective formation, a Single Purpose Entity and has not, since the date of its respective formation, conducted any business other than as permitted pursuant to Section 7 of their respective operating agreements each dated November 9, 2005 (as amended) and has not owned any property other than as permitted pursuant to Section 7 of their respective operating agreements each dated November 9, 2005 (as amended).

(b) Borrower hereby represents with respect to Borrower and Operating Lessee that it:

(i) is and always has been duly formed, validly existing, and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business;

(ii) has no judgments or liens of any nature against it except for tax liens not yet due;

(iii) is in compliance with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;

(iv) is not involved in any dispute with any taxing authority;

(v) has paid all taxes which it owes;

(vi) has never owned any real property other than the Property and personal property necessary or incidental to its ownership or operation of the Property and has never engaged in any business other than the ownership and operation of the Property;

(vii) except for the Lawsuit, is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;

(viii) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition;

(ix) has obtained a current Phase I environmental site assessment (ESA) for the Property prepared consistent with ASTM Practice E 1527 and the ESA has not identified any recognized environmental conditions that require further investigation or remediation; and

(x) has no material contingent or actual obligations not related to the Property.

(c) Borrower hereby represents with respect to Borrower and Operating Lessee that from the date of their respective formation to the date of this Agreement that it:

(i) has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;

(ii) except with respect to indebtedness for which it was co-obligated and which has been paid and satisfied in full (the “Former Indebtedness”), has paid all of its debts and liabilities from its assets;

(iii) has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;

(iv) has maintained all of its books, records, financial statements (except consolidated financial statements otherwise allowed by the definition of Single Purpose Entity) and bank accounts separate from those of any other Person ;

(v) has not had its assets listed as assets on the financial statement of any other Person, except consolidated financial statements otherwise allowed by the definition of Single Purpose Entity;

(vi) has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any other Person;

(vii) has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party);

(viii) has corrected any known misunderstanding regarding its status as a separate entity;

(ix) has conducted all of its business and held all of its assets in its own name;

(x) has not identified itself or any of its affiliates as a division or part of the other;

(xi) has maintained and utilized separate stationery, invoices and checks bearing its own name;

(xii) has not commingled its assets with those of any other Person and has held all of its assets in its own name;

(xiii) except for the Former Indebtedness, has not guaranteed or become obligated for the debts of any other Person;

(xiv) except for the Former Indebtedness, has not held itself out as being responsible for the debts or obligations of any other Person;

(xv) has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;

(xvi) except for the Former Indebtedness, has not pledged its assets to secure the obligations of any other Person and no such pledge remains outstanding except in connection with the Loan;

(xvii) has maintained adequate capital in light of its contemplated business operations;

(xviii) has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;

(xix) has not owned any subsidiary or any equity interest in any other entity;

(xx) has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents; and

(xxi) has not had any of its obligations guaranteed by an affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or guarantees that are expressly contemplated by the Loan Documents.

(xxii) Except for the Operating Lessee, none of the tenants holding leasehold interests with respect to the Property are affiliated with the Borrower.

All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto and any certificates delivered by Borrower in connection with the issuance of the Non-Consolidation Opinion, are true and correct in all material respects and any assumptions made in any subsequent non-consolidation opinion delivered in connection with the Loan Documents (an “Additional Non-Consolidation Opinion”), including, but not limited to, any exhibits attached thereto, are true and correct in all material respects. Borrower has complied with all of the assumptions made with respect to it in the Non-Consolidation Opinion. To the Best of Borrower’s Knowledge, each entity other than Borrower with respect to which an assumption shall be made in any Additional Non-Consolidation Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion.

4.1.30 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Manager is not an Affiliate of Borrower.

4.1.31 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.32 Intentionally Deleted.

4.1.33 Tax Filings. Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.

4.1.34 Solvency/Fraudulent Conveyance. Borrower (a) has not entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

4.1.35 Investment Company Act. Borrower is not (a) an investment company or a company Controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended, (b) a holding company or a subsidiary company of a holding company or an affiliate of either a holding company or a subsidiary company within the mean of the Public Utility Holding Company Act of 1935, as amended or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.36 Interest Rate Cap Agreement. The Interest Rate Cap Agreement is in full force and effect and enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.37 Labor. Except as described on Schedule I, no work stoppage, labor strike, slowdown or lockout is pending or threatened by employees and other laborers at the Property. Except as described on Schedule I, neither Borrower, Manager nor Operating Lessee (i) is involved in or, to the Best of Borrower’s Knowledge, threatened with any material labor dispute, material grievance or litigation relating to labor matters involving any employees and other laborers at the Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) to the Best of Borrower’s Knowledge, has engaged with respect to the Property, in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act, or (iii) is a party to, or bound by, any existing collective bargaining agreement or union contract with respect to employees and other laborers at the Property.

4.1.38 Brokers. Neither Borrower nor, to the Best of Borrower’s Knowledge, Lender has dealt with any broker or finder with respect to the loan transactions contemplated by the Loan Documents and neither party has done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by either party of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by the Loan Documents. Borrower covenants and agrees that it shall pay as and when due any and all brokerage fees, charges, commissions or other compensation or reimbursement due to any broker of Borrower with respect to the transactions contemplated by the Loan Documents. Borrower and Lender shall each indemnify and hold harmless the other from and against any loss, liability, cost or expense, including any judgments, attorneys’ fees, or costs of appeal, incurred by the other party and arising out of or relating to any claim for brokerage commissions or finder’s fees alleged to be due as a result of the indemnifying party’s agreements or actions.

The provisions of this Section 4.1.38 shall survive the expiration and termination of this Agreement and the payment of the Indebtedness.

4.1.39 No Other Debt. Borrower has not borrowed or received debt financing that has not heretofore or contemporaneously herewith been repaid in full, other than the Permitted Debt.

4.1.40 Taxpayer Identification Number. Borrower’s Federal taxpayer identification number is 20-1231704. Operating Lessee’s Federal taxpayer identification number is 20-1232420.

4.1.41 Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws. (i) None of Borrower or any Person who owns any equity interest in or Controls Borrower or, to the Best of Borrower’s Knowledge, Guarantor or Ultimate Equity Owners, currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person, and Borrower has implemented procedures to ensure that no Person who now or hereafter owns any equity interest in Borrower, Ultimate Equity Owners or Guarantor is a Prohibited Person or Controlled by a Prohibited Person, and (ii) none of Borrower, Ultimate Equity Owners or Guarantor is in violation of any Legal Requirements relating to anti-money laundering or anti-terrorism, including, without limitation, Legal Requirements related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time.

4.1.42 Knowledge Qualifications. Borrower represents that Ryan Bowie and Cory Warning are in a position to have meaningful knowledge with respect to the matters set forth in the Loan Documents which have been qualified to the knowledge of such Persons.

4.1.43 Leases. Borrower represents that it has heretofore delivered to Lender true and complete copies of all Leases and any and all amendments or modifications thereof.

4.1.44 FF&E. Manager is reserving for FF&E on a monthly basis not less than an amount equal to four percent (4%) of adjusted gross revenues with respect to the Property; such reserves are maintained in accordance with the terms of the Management Agreement and the requirements of Section 5.1.23, either in (i) the Manager FF&E Reserve Account or (ii) the Manager FF&E Alternative Reserve Account (each subject to disbursements therefrom as permitted by the Management Agreement).

4.1.45 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the date of the funding of the Loan and survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower or Guarantor unless a longer survival period is expressly stated in a Loan Document with respect to a specific representation or warranty, in which case, for such longer period. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.	BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of this Agreement and the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender to comply with and to cause Operating Lessee to comply with, the following covenants, and in such connection, references in this Article V to Borrower shall alternatively mean Operating Lessee, as the context may require:

5.1.1 Performance by Borrower. Borrower shall observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, in accordance with the provisions of each Loan Document, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower, as applicable, without the prior written consent of Lender.

5.1.2 Existence; Compliance with Legal Requirements; Insurance. Subject to Borrower’s right of contest pursuant to Section 7.3, Borrower shall comply and cause the Property to be in compliance with all Legal Requirements applicable to the Borrower, Manager and the Property and the uses permitted upon the Property. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary to comply with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower, and Borrower shall not knowingly permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all material franchises and trade names and preserve all the remainder of its property used in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully set forth in the Security Instrument. Borrower shall keep the Property insured at all times to such extent and against such risks, and maintain liability and such other insurance, as set forth in this Agreement.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which, if determined adversely to Borrower, would have a Material Adverse Effect.

5.1.4 Single Purpose Entity. (a) Borrower shall remain a Single Purpose Entity.

(b) Except as permitted by the Loan Documents, Borrower shall continue to maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions. None of the funds of Borrower will be commingled with the funds of any other Affiliate, except pursuant to a cash management system maintained with Borrower’s Affiliates in accordance with Section 5.1.23 hereof and under which the portion of the commingled funds owned by Borrower is readily ascertainable.

(c) To the extent that Borrower shares the same officers or other employees as any of its Affiliates, the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.

(d) To the extent that Borrower jointly contracts with any of its Affiliates to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that Borrower contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs. All material transactions between (or among) Borrower and any of its Affiliates shall be conducted on substantially the same terms (or on more favorable terms for Borrower) as would be conducted with third parties.

(e) To the extent that Borrower or any of its Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.

(f) Borrower shall conduct its affairs strictly in accordance with its organizational documents, and observe all necessary, appropriate and customary corporate, limited liability company or partnership formalities, as applicable, including, but not limited to, obtaining any and all consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, without limitation, payroll and intercompany transaction accounts.

(g) In addition, Borrower shall: (i) maintain books and records separate from those of any other Person; (ii) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets; (iii) hold regular meetings of its board of directors, shareholders, partners or members, as the case may be, and observe all other corporate, partnership or limited liability company, as the case may be, formalities; (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity; (v) prepare separate tax returns and financial statements, or if part of a consolidated group, then it will be shown as a separate member of such group, provided, however, that any consolidated financial statements contain a note indicating that it and its Affiliates are separate legal entities and maintain records, books of account, and accounts separate and apart from any other Person and that their respective assets and credit are not available to satisfy each other’s debts; (vi) transact all business with its Affiliates on an arm’s-length basis and pursuant to enforceable agreements;

(vii) conduct business in its name and use separate stationery, invoices and checks bearing its own name; (viii) not commingle its assets or funds with those of any other Person; and (ix) not assume, guarantee or pay the debts or obligations of any other Person (however the presentation of combined or consolidated financial condition or results of operation for purposes of financial statements prepared for the ultimate equity owners of multiple Single Purpose Entities shall be allowed).

5.1.5 Consents. If Borrower is a corporation, the board of directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote if such vote relates to a Material Action (as such term is defined in the Borrower’s organizational documents). If Borrower is a limited liability company, (a) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote if such vote relates to a Material Action (as such term is defined in the Borrower’s organizational documents), (b) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote if such vote relates to a Material Action (as such term is defined in the Borrower’s organizational documents). An affirmative vote of 100% of the directors, board of managers or members, as applicable, including without limitation the Independent Directors, of Borrower shall be required to (i) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings or to authorize Borrower to do so or (ii) file an involuntary bankruptcy petition against any Close Affiliate. Furthermore, Borrower’s formation documents shall expressly state that for so long as the Loan is outstanding, Borrower shall not be permitted to (i) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s assets other than in connection with the repayment of the Loan or (ii) engage in any other business activity and such restrictions shall not be modified or violated for so long as the Loan is outstanding.

5.1.6 Access to Property. Borrower shall permit agents, representatives and employees of Lender and the Rating Agencies to inspect the Property or any part thereof during normal business hours on Business Days upon reasonable advance notice.

5.1.7 Notice of Default. Borrower shall promptly advise Lender (a) of any event or condition that has or is likely to have a Material Adverse Effect and (b) of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.8 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to affect in any material adverse way the rights of Lender hereunder or under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings which may have a Material Adverse Effect.

5.1.9 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required, under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.10 Insurance. (a) Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Proceeds.

(b) Borrower shall comply with all Insurance Requirements and shall not bring or keep or permit to be brought or kept any article upon any of the Property or cause or permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder to be maintained by Borrower on or with respect to any part of the Property pursuant to Section 6.1.

5.1.11 Further Assurances; Separate Notes. (a) Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Lender all documents, and take all actions, reasonably required by Lender from time to time to confirm the rights created or now or hereafter intended to be created under this Agreement and the other Loan Documents and any security interest created or purported to be created thereunder, to protect and further the validity, priority and enforceability of this Agreement and the other Loan Documents, to subject to the Loan Documents any property of Borrower intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents, or otherwise carry out the purposes of the Loan Documents and the transactions contemplated thereunder. At any time after the Closing Date, Borrower agrees that it shall, upon request, reasonably cooperate with Lender in connection with any request by Lender to reallocate the LIBOR Margin among the Notes or to sever the Note into two (2) or more separate substitute or component notes in an aggregate principal amount equal to the Principal Amount and to reapportion the Loan among such separate substitute notes, including, without limitation, by executing and delivering to Lender new substitute or component notes to replace the Note, amendments to or replacements of existing Loan Documents to reflect such severance and/or Opinions of Counsel with respect to such substitute or component notes, amendments and/or replacements, provided that Borrower shall bear no costs or expenses in connection therewith (other than administrative costs and expenses of Borrower and legal fees of counsel to the Borrower and Guarantor), and the holders of such substitute or component notes shall designate a lead lender or agent for such holders to whom Borrower may direct all communications with respect to the Loan. Any such substitute or component notes may have varying principal amounts and economic terms, provided, however, that (i) the maturity date of any such substitute or component notes shall be the same as the scheduled Maturity Date of the Note immediately prior to the issuance of such substitute notes, (ii) the substitute notes shall provide for amortization of the Principal Amount on a weighted average basis over a period not less than the amortization period provided under the Note, if any, immediately prior to the issuance of the substitute notes, (iii) the weighted average LIBOR Margin for the term of the substitute notes shall not exceed the LIBOR Margin under the Note immediately prior to the issuance of such substitute notes; and (iv) the economics of the Loan, taken as a whole, shall not change in a manner which is adverse to Borrower. Upon the occurrence and during the continuance of an Event of Default, Lender may apply payment of all sums due under such substitute notes in such order and priority as Lender shall elect in its sole and absolute discretion.

(b) Borrower further agrees that if, in connection with the Securitization, it is determined by the Rating Agencies that a portion of the Securitization would not receive an “investment grade” rating unless the principal amount of the Loan were to be decreased and, as a result, the principal amount of the Loan is decreased, then the Borrower shall take all actions as are necessary to effect the “resizing”, including the reallocation of the LIBOR Margin of the Loan, and Borrower shall execute and deliver any and all necessary amendments or modifications to the Loan Documents. In connection with the foregoing, Borrower agrees, at Lender’s sole cost and expense other than with respect to (1) Borrower’s, Operating Lessee’s, the Guarantor’s, each Ultimate Equity Owners’ and their Affiliate’s counsel fees and (2) if the principal amount of the Loan is increased, an endorsement to the Title Policy reflecting an increase in the insured amount thereunder which shall be at Borrower’s sole cost and expense, to execute and deliver such documents and other agreements reasonably required by Lender to “re-size” the Loan, including, without limitation, an amendment to this Agreement, the Note, the Security Instrument and the other Loan Documents. Borrower agrees to reimburse Lender for all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Lender in connection with any “resizing” of the Loan. Notwithstanding the foregoing, Lender agrees that any “resizing” of the Loan shall not change the economics of the Loan in a manner which is adverse to Borrower .

(c) In addition, Borrower shall, at Borrower’s sole cost and expense:

(i) furnish to Lender, to the extent not otherwise already furnished to Lender and reasonably acceptable to Lender, all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents;

(ii) execute and deliver, from time to time, such further instruments (including, without limitation, delivery of any financing statements under the UCC) as may be reasonably requested by Lender to confirm the Lien of the Security Instrument on any Building Equipment, Operating Asset or any Intangible;

(iii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require;

(iv) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the terms and conditions of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time; and

(v) cause its New York counsel to re-issue the New York opinion delivered on the date hereof (in identical form and without updating) in favor of a trustee in a Securitization if such trustee is different that the trustee currently listed in such opinion.

5.1.12 Mortgage Taxes. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender.

5.1.13 Operation. Borrower shall, and shall cause Manager to, (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any “event of default” under the Management Agreement of which it is aware; (iii) enforce in a commercially reasonable manner the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement.

5.1.14 Business and Operations. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower shall qualify to do business and shall remain in good standing under the laws of the State in which the Property is located and as and to the extent required for the ownership, maintenance, management and operation of the Property.

5.1.15 Title to the Property. Borrower shall warrant and defend (a) its title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Security Instrument, the Assignment of Leases and this Agreement on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.16 Costs of Enforcement. In the event (a) that this Agreement or the Security Instrument is foreclosed upon in whole or in part or that this Agreement or the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any security agreement prior to or subsequent to this Agreement in which proceeding Lender is made a party, or a mortgage prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.17 Estoppel Statement. (a) Borrower shall, from time to time, upon thirty (30) days’ prior written request from Lender, execute, acknowledge and deliver to the Lender, an Officer’s Certificate, stating that this Agreement and the other Loan Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth such modifications), stating the amount of accrued and unpaid interest and the outstanding principal amount of the Note and containing such other information, qualified to the Best of Borrower’s Knowledge, with respect to the Borrower, the Property and the Loan as Lender shall reasonably request. The estoppel certificate shall also state either that no Default exists hereunder or, if any Default shall exist hereunder, specify such Default and the steps being taken to cure such Default.

(b) Borrower shall use commercially reasonable efforts to deliver to Lender, within thirty (30) days of Lender’s request, tenant estoppel certificates from each Tenant under any Material Lease entered into after the Closing Date in substantially the form and substance of the estoppel certificate set forth in Exhibit G provided that Borrower shall not be required to deliver such certificates more frequently than one time in any calendar year; provided, however, that there shall be no limit on the number of times Borrower may be required to obtain such certificates if a Default hereunder or under any of the Loan Documents has occurred and is continuing.

5.1.18 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.20 No Further Encumbrances. Borrower shall do, or cause to be done, all things necessary to keep and protect the Property and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of the Property, except for (a) Permitted Encumbrances, (b) Liens permitted pursuant to the Loan Documents, (c) Liens for Impositions prior to the imposition of any interest, charges or expenses for the non-payment thereof and (d) any Liens permitted pursuant to Leases.

5.1.21 Leases. Borrower shall promptly after receipt thereof deliver to Lender a copy of any notice received with respect to any Material Lease claiming that Borrower is in default in the performance or observance of any of the material terms, covenants or conditions of any of the Material Leases, if such default is reasonably likely to have a Material Adverse Effect.

5.1.22 Article 8 “Opt In” Language. Each organizational document of Borrower and each of the other entities identified in Section 4.1.29 hereof shall be modified to include the language set forth on Exhibit R.

5.1.23 FF&E. (a) Borrower and Operating Lessee (for purposes of this section, collectively referred to as “Owner”) shall reserve for FF&E on a monthly basis not less than an amount equal to four percent (4%) of adjusted gross revenues with respect to the

Property, such reserves to be maintained either (i) by the Manager, in its capacity as agent for Owner, pursuant to and in accordance with the Management Agreement in the Manager FF&E Reserve Account or (ii) by Guarantor or an Affiliate, as agent for Owner (each of Guarantor or such an Affiliate, in such capacity, “Owner’s Agent”), in an account at an Approved Bank (as defined in the Account Agreement) (the “Manager FF&E Alternative Reserve Account”) pursuant to and in accordance with subparagraph (b) below; and amounts in any such account maintained pursuant to either subparagraph (a)(i) or (a)(ii) above (x) shall be available for disbursements therefrom as permitted by the Management Agreement and shall be reserved solely for FF&E in respect of the Property, (y) shall be separately accounted for and solely used with respect to FF&E in respect of the Property, and (z) shall be otherwise subject to proper accounting and reporting procedures in respect of such funds separately and distinctly in respect of the Property; provided, however, such funds may be withdrawn at Owner’s direction from either such account and be replaced by a Letter of Credit in equal amount. The parties acknowledge and agree that Owner will retain title to and ownership of all amounts on deposit in the Manager FF&E Reserve Account or Manager FF&E Alternative Reserve Account Manager nor Owner’s Agent will acquire title to, legal or beneficial ownership of, any property interest in such amounts (except, with respect to the Manager, such rights as are provided for in the Management Agreement) (“Account Funds”). Owner will make known to third parties that, in performing its services hereunder, Manager or Owner’s Agent, as the case may be, is acting solely as, in the case of the Manager, as an independent contractor pursuant to the Management Agreement and in the case of Owner’s Agent, as the agent of Owner. Owner’s Agent shall immediately correct any misunderstanding of any third party of which either becomes aware as to the separateness of Owner from Manager and Owner’s Agent.

(b) If Section 5.1.23(a)(ii) applies, in exercising its obligations with respect to the Manager FF&E Alternative Reserve Account, Owner’s Agent shall maintain a complete and accurate set of files, books and records of all transactions conducted by Owner’s Agent with respect to the Manager FF&E Alternative Reserve Account. Owner’s Agent shall make such files, books and records available to Owner and Lender, as either may reasonably require from time to time. The Manager FF&E Alternative Reserve Account may contain funds belonging to other entities (including those of Owner’s Agent), but Owner’s Agent shall cause such records to enable, at any and all times, the amount of Owner’s funds in the Manager FF&E Alternative Reserve Account to be readily identified. Owner’s Agent shall not permit any Affiliate of Owner or Owner’s Agent to borrow or use funds in the Manager FF&E Alternative Reserve Account. Owner’s Agent shall not use funds in the Manager FF&E Alternative Reserve Account belonging to any other entity to pay Owner’s Obligations, nor shall it use any of Owner’s Account Funds to pay the obligations of Owner’s Agent or any of its Affiliates. Any and all transfers of ownership of any portion of Owner’s funds in the Manager FF&E Alternative Reserve Account to or from Owner’s Agent or letters of credit issued in substitution thereof shall be a distribution or capital contribution to or from Owner and its direct owner, and from such direct owner to intermediate owners, until such distribution reaches Owner’s Agent as the final direct owner, and any such distribution shall be permitted under applicable law.

5.1.24 Deferred Maintenance Conditions. Borrower shall effect and complete the Deferred Maintenance Conditions within the timeframes set forth in Schedule IX attached hereto.

Section 5.2 Negative Covenants. From the Closing Date until payment and performance in full of all Obligations of Borrower under the Loan Documents or the earlier release of the Lien of this Agreement or the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that it will not do (and will not permit Operating Lessee to do), or permit to be done, directly or indirectly, any of the following (and in such connection, references in this Article V to Borrower shall alternatively mean Operating Lessee, as the context may require):

5.2.1 Incur Debt. Incur, create or assume (or permit Operating Lessee to incur, create or assume) any Indebtedness other than Permitted Debt or Transfer all or any part of the Property or any interest therein, except as permitted in the Loan Documents;

5.2.2 Encumbrances. Except as permitted pursuant to Article VIII, (a) incur, create or assume or permit the incurrence, creation or assumption of any Indebtedness other than Permitted Debt secured by an interest in Borrower or Operating Lessee and (b) Transfer or permit the Transfer of any interest in such Persons;

5.2.3 Engage in Different Business. Engage, or permit Operating Lessee to engage, directly or indirectly, in any business other than that of entering into this Agreement and the other Loan Documents to which Borrower is a party and the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property and activities related thereto;

5.2.4 Make Advances. Make or permit Operating Lessee to make advances or make loans to any Person, or hold any investments, except as expressly permitted pursuant to the terms of this Agreement or any other Loan Document;

5.2.5 Partition. Partition or permit the partition of the Property, except as permitted hereunder;

5.2.6 Commingle. Commingle its assets or permit Operating Lessee to commingle its assets with the assets of any of Borrower’s and/or Operating Lessee’s Affiliates except as permitted by the definition of “Single Purpose Entity”;

5.2.7 Guarantee Obligations. Guarantee or permit Operating Lessee to guarantee any obligations of any Person;

5.2.8 Transfer Assets. Transfer or permit Operating Lessee to transfer any asset other than in the ordinary course of business or Transfer any interest in the Property except as may be permitted hereby or in the other Loan Documents;

5.2.9 Amend Organizational Documents. Amend or modify any of its or Operating Lessee’s organizational documents without Lender’s consent, other than in connection with any Transfer permitted pursuant to Article VIII or to reflect any change in capital accounts, contributions, distributions, allocations or other provisions that do not and could not reasonably be expected to have a Material Adverse Effect and provided that each such Person remain a Single Purpose Entity;

5.2.10 Dissolve. Dissolve, wind-up, terminate, liquidate, merge with or consolidate into another Person, except following or simultaneously with a repayment of the Loan in full or as expressly permitted pursuant to this Agreement;

5.2.11 Bankruptcy. (i) File (or permit Operating Lessee to file) a bankruptcy or insolvency petition or otherwise institute insolvency proceedings, (ii) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s assets other than in connection with the repayment of the Loan, (iii) engage (or permit Operating Lessee to engage) in any other business activity or (iv) file or solicit the filing (or permit Operating Lessee to file or solicit the filing) of an involuntary bankruptcy petition against Borrower, or Operating Lessee, or any Close Affiliate of any such Person without obtaining the prior consent of all of the directors of Borrower, including, without limitation, the Independent Directors;

5.2.12 ERISA. Engage in any activity that would subject it to regulation under ERISA or qualify it as an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies and Borrower’s assets do not and will not constitute plan assets within the meaning of 29 C.F.R. Section 2510.3-101;

5.2.13 Distributions. From and after the occurrence and during the continuance of an Event of Default, make (or permit Operating Lessee to make) any distributions to or for the benefit of any of Borrower’s, or Operating Lessee’s shareholders, partners or members, as the case may be, or its or their Affiliates;

5.2.14 Manager. (a) Borrower represents, warrants and covenants on behalf of itself and Operating Lessee that the Property shall at all times be managed by an Acceptable Manager pursuant to an Acceptable Management Agreement.

(b) Notwithstanding any provision to the contrary contained herein or in the other Loan Documents, except as provided in this Section 5.2.14 or in connection with a release made in accordance with Section 2.3.4, Borrower may not amend, modify, supplement, alter or waive any right under the Management Agreement (or permit any such action) without the receipt of a Rating Agency Confirmation. Without the receipt of a Rating Agency Confirmation, Borrower shall be permitted to waive any termination right by Borrower or Operating Lessee or make any nonmaterial modification, change, supplement, alteration or amendment to the Management Agreement and to waive any nonmaterial rights thereunder, provided that no such nonmaterial modification, change, supplement, alteration, amendment or waiver shall affect the cash management procedures set forth in the Management Agreement or the Loan Documents, decrease the cash flow of the Property, adversely affect the marketability of the Property, change the definitions of “default” or “event of default,” change the definitions of “operating expense” or words of similar meaning to add additional items to such definitions, change any definitions or provisions so as to reduce the payments due the Borrower thereunder, change the timing of remittances to the Borrower thereunder, increase or decrease reserve requirements, change the term of the Management Agreement (other than by waiving termination rights) or increase any Management Fees payable under the Management Agreement.

(c) Borrower may enter into a new Management Agreement with an Acceptable Manager upon receipt of a Rating Agency Confirmation with respect to the

Management Agreement and delivery of an acceptable Non-Consolidation Opinion covering such replacement manager if such Person (i) is not covered by the Non-Consolidation Opinion or an Additional Non-Consolidation Opinion, and (ii) is an Affiliate of Borrower.

(d) Notwithstanding anything contained herein (i) approvals will not be required to enter into management agreements for Retail/Service Facilities that are not expected to have a Material Adverse Effect, and (ii) amendments to the Management Agreement relating to the Retail/Service Facilities will be deemed to be nonmaterial modifications permitted by Section 5.2.14(b) provided they are not expected to have a Material Adverse Effect, and provided, in respect of both subparagraphs (i) and (ii), the income from the relevant retail/service Lease does not exceed one percent (1%) of the Hotel Revenue.

(e) If any amendment, modification, change, supplement, alteration or waiver in connection with the Management Agreement is otherwise permitted by the terms of subparagraph (b) above, the Lender shall be deemed to have consented to such amendment, modification, change, supplement, alteration or waiver for purposes of any requirement under the Manager Subordination Agreements.

5.2.15 Management Fee. Borrower may not, without the prior written consent of Lender (which may be withheld in its sole and absolute discretion) take or permit to be taken any action that would increase the percentage amount of the Management Fee, or add a new type of fee payable to Manager relating to the Property, including, without limitation, the Management Fee.

5.2.16 Operating Lease. Without the prior written consent of Lender surrender or terminate the Operating Lease unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable.

5.2.17 Modify Account Agreement. Without the prior consent of Lender, which shall not be unreasonably withheld, delayed or conditioned (and if a Securitization shall have occurred, a Rating Agency Confirmation obtained by Borrower), Borrower shall not execute any modification to the Account Agreement;

5.2.18 Zoning Reclassification. Except as contemplated by Section 2.3.4, without the prior written consent of Lender, which consent shall not be unreasonably withheld, (a) initiate or consent to any zoning reclassification of any portion of the Property, (b) seek any variance under any existing zoning ordinance that would result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) allow any portion of the Property to be used in any manner that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation;

5.2.19 Intentionally Deleted.

5.2.20 Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business and except for termination of a Lease as permitted by Section 8.8;

5.2.21 Misapplication of Funds. Distribute any revenue from the Property or any Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Collection Accounts or Holding Account, as applicable, as required by Section 3.1, misappropriate any security deposit or portion thereof or apply the proceeds of the Loan in violation of Section 2.1.4; or

5.2.22 Single-Purpose Entity. Fail to be (or permit Operating Lessee) to fail to be a Single-Purpose Entity or take or suffer any action or inaction the result of which would be to cause such Person to cease to be a Single-Purpose Entity.

VI.	INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 6.1 Insurance Coverage Requirements. Borrower shall, at its sole cost and expense, during the term of this Agreement, comply with the following insurance obligations:

(a) Borrower, at its sole cost and expense, for the mutual benefit of Borrower and Lender, shall keep or cause to be kept the Property insured and obtain and maintain policies of insurance insuring against loss or damage by standard perils included within the classification “All Risks of Physical Loss.” Such insurance (i) shall be in an aggregate amount equal to the then full replacement cost of the Property and the Improvements (without deduction for physical depreciation), or such lesser amounts approved by Lender in its sole discretion (or after a Securitization, upon receipt of a Rating Agency Confirmation), and (ii) shall have deductibles no greater than $500,000 (as escalated by the CPI Increase) (or, with respect to windstorm insurance, deductibles no greater than 10% of the full replacement cost of the Property. The policies of insurance carried in accordance with this paragraph shall be paid annually in advance and shall contain a “Replacement Cost Endorsement” with a waiver of depreciation.

(b) Borrower, at its sole cost and expense, for the mutual benefit of Borrower and Lender, shall also obtain and maintain or cause to be obtained and maintained the following policies of insurance:

(i) Flood insurance if any part of the Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a “100 year flood plain” (an “Affected Property” and collectively the “Affected Properties”) and (A) flood insurance is generally available at reasonable premiums and in such amount as generally required by institutional lenders for similar properties or (B) if not so available from a private carrier, from the federal government at commercially reasonable premiums to the extent available. In either case, the flood insurance shall be in an amount at least equal to the aggregate principal amount of the Loan outstanding from time to time or the maximum limit of coverage available with respect to the Property under said program, whichever is less; provided, however, notwithstanding the foregoing, Borrower hereby agrees to maintain at all times flood insurance in an amount equal to at least $50,000,000 in the aggregate and shared with all other properties covered by the blanket policy (if any) for the Affected Properties;

(ii) If the Property is determined to be in an area of high seismic activity with a probable maximum loss greater than or equal to twenty percent (20%), earthquake insurance in amounts equal to one times (1x) the probable maximum loss of the Property as determined by the Lender, and in form and substance satisfactory to Lender with a deductible not to exceed five percent (5%) of the total insurable value of the Property;

(iii) Commercial general liability insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages and containing minimum limits per occurrence of $1,000,000 with a $2,000,000 general aggregate for any policy year. In addition, at least $50,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for claims, including legal liability imposed upon Borrower and all related court costs and attorneys’ fees and disbursements;

(iv) Rental loss and/or business interruption insurance in an amount sufficient to avoid any co-insurance penalty and equal to the greater of (A) the estimated gross revenues from the operation of the Property (including (x) the total payable under the Leases and all Rents and (y) the total of all other amounts to be received by Borrower or third parties that are the legal obligation of the Tenants), net of non-recurring expenses, for a period of up to the next succeeding eighteen (18) months, or (B) the projected Operating Expenses (including debt service) for the maintenance and operation of the Property for a period of up to the next succeeding eighteen (18) months as the same may be reduced or increased from time to time due to changes in such Operating Expenses and shall include an endorsement providing 12 months extended period of indemnity. The amount of such insurance shall be increased from time to time as and when the Rents increase or the estimates of (or the actual) gross revenue, as may be applicable, increases or decreases to the extent Rents or the estimates of gross revenue decrease;

(v) Insurance against loss or damage from (A) leakage of sprinkler systems and (B) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the Improvements (without exclusion for explosions) and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available at reasonable premiums and are generally required by institutional lenders for properties comparable to the Property;

(vi) Worker’s compensation insurance with respect to all employees of Borrower as and to the extent required by any Governmental Authority or Legal Requirement and employer’s liability coverage of at least $2,000,000 which is scheduled to the excess and/or umbrella liability insurance as referenced in clause (ii) above;

(vii) During any period of repair or restoration, completed value (non-reporting) builder’s “all risk” insurance in an amount equal to not less than the full insurable value of the Property against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender;

(viii) Coverage to compensate for the cost of demolition and the increased cost of construction for the Property;

(ix) Intentionally Deleted;

(x) Windstorm insurance in an amount equal to the probable maximum loss (as reasonably determined by Lender) of the Property per occurrence and in the aggregate and shared with other properties covered by the blanket insurance (if any) provided, that any credit enhancement proposed to be provided by or on behalf of Borrower in connection with the deductible on such windstorm insurance shall be subject to the prior receipt of a Rating Agency Confirmation;

(xi) Law and ordinance insurance coverage in an amount no less that set forth in the insurance policies as of the date hereof;

(xii) Provided that insurance coverage relating to the acts of terrorist groups or individuals is either (a) available at commercially reasonable rates and (b) commonly obtained by owners of commercial properties in the same geographic area and which are similar to the Property, Borrower shall be required to carry terrorism insurance throughout the term of the Loan (including any extension terms) in an amount equal to, with respect to “certified” and “non-certified” acts of terrorism, an amount equal to the Terrorism Coverage Required Amount (per occurrence). Lender agrees that terrorism insurance coverage may be provided under a blanket policy that is acceptable to Lender;

(xiii) Such other insurance as may from time to time be reasonably required by Lender in order to protect its interests; and

(xiv) All insurance required under this Section 6.1 may be provided by or on behalf of Borrower in a blanket policy covering the Property and other properties.

(c) All policies of insurance (the “Policies”) required pursuant to this Section 6.1 shall be issued by companies approved by Lender and licensed or authorized to do business in the state where the Property is located. Further, unless otherwise approved by Lender in its reasonable discretion (prior to a Securitization) and the Rating Agencies in writing, the issuer(s) of the Policies required under this Section 6.1 shall have a claims paying ability rating of “A” or better by Standard & Poor’s and “Aa2” or better by Moody’s, except that the issuer(s) of the Policies required under Section 6.1(b)(viii) hereof shall have a claims paying ability rating of “A” or better by Standard & Poor’s and “A2” or better by Moody’s; provided, however, if the insurance provided hereunder is procured by a syndication of more then five (5) insurers then the foregoing requirements shall not be violated if at least (i) sixty percent (60%) of the coverage is with carriers having a claims paying ability rating of “A” or better by Standard & Poor’s and “Aa2” or better by Moody’s and (ii) each other carrier providing coverage has a claims paying ability rating of “BBB-” or better by Standard & Poor’s and Fitch Ratings and “Baa3” or better by Moody’s. The Policies (i) shall name Lender (or an agent on Lender’s behalf) and its successors and/or assigns as their interest may appear as an additional insured or as a loss payee (except that in the case of general liability insurance, Lender (or an agent on Lender’s behalf) shall be named an additional insured and not a loss payee); (ii) shall contain a Non-Contributory Standard Lender Clause and, except with respect to general liability insurance, a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the Person to which all payments made by such insurance company shall be paid; (iii) shall include effective waivers by the insurer of all claims for insurance premiums against all loss payees, additional insureds and named insureds (other than Borrower) and all rights of subrogation against any loss payee, additional insured or named insured; (iv) shall be assigned to Lender; (v) except as otherwise provided above, shall be subject to a deductible, if any, not greater in any material respect than the deductible for such coverage on the date hereof; (vi) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest, including endorsements providing that neither Borrower, Lender nor any other party shall be a Contributor-insurer (except deductibles) under said Policies and that no material modification, reduction, cancellation or termination in amount of, or material change (other than an increase) in, coverage of any of the Policies shall be effective until at least thirty (30) days after receipt by each named insured, additional insured and loss payee of written notice thereof or ten (10) days after receipt of such notice with respect to nonpayment of premium; (vii) shall permit Lender to pay the premiums and continue any insurance upon failure of Borrower to pay premiums when due, upon the insolvency of Borrower or through foreclosure or other transfer of title to the Property (it being understood that Borrower’s rights to coverage under such policies may not be assignable without the consent of the insurer); and (viii) shall provide that any proceeds shall be payable to Lender and that the insurance shall not be impaired or invalidated by virtue of (A) any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Borrower, Lender or any other named insured, additional insured or loss payee, except for the willful misconduct of Lender knowingly in violation of the conditions of such policy, (B) the occupation, use, operation or maintenance of the Property for purposes more hazardous than permitted by the terms of the Policy, (C) any foreclosure or other proceeding or notice of sale relating to the Property, or (D) any change in the possession of the Property without a change in the identity of the holder of actual title to the Property (provided that with respect to items (C) and (D), any notice requirements of the applicable Policies are satisfied). Notwithstanding the foregoing, for purposes of this Section 6.1 hereof, Lender hereby approves the existing blanket insurance policies and any renewals thereof with the same insurance ratings and terms.

(d) Insurance Premiums; Certificates of Insurance.

(i) Borrower shall pay the premiums for such Policies (the “Insurance Premiums” ) as the same become due and payable and shall furnish to Lender the receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower is not required to furnish such evidence of payment to Lender if such Insurance Premiums are to be paid by Lender pursuant to the terms of this Agreement). Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested in writing by Lender or as may be requested in writing by the Rating Agencies, (except with respect to the Terrorism Insurance), taking into consideration changes in liability laws, changes in prudent customs and practices, and the like. In the event Borrower satisfy the requirements under this Section 6.1 through the use of a Policy covering properties in addition to the Property (a “Blanket Policy”), then (unless such policy is provided in substantially the same manner as it is as of the date hereof), Borrower shall provide evidence satisfactory to Lender that the Insurance Premiums for the Property is separately allocated under such Policy to the Property and that payment of such allocated amount (A) shall maintain the effectiveness of such Policy as to the Property and (B) shall otherwise provide the same protection as would a separate policy that complies with the terms of this Agreement as to the Property, notwithstanding the failure of payment of any other portion of the insurance premiums. If no such allocation is available, Lender shall have the right to increase the amount required to be deposited into the Insurance Reserve Account in an amount sufficient to purchase a non-blanket Policy covering the Property from insurance companies which qualify under this Agreement.

(ii) Borrower shall deliver to Lender on or prior to the Closing Date certificates setting forth in reasonable detail the material terms (including any applicable notice requirements) of all Policies from the respective insurance companies (or their authorized agents) that issued the Policies, including that such Policies may not be canceled or modified in any material respect without thirty (30) days’ prior notice to Lender, or ten (10) days’ notice with respect to nonpayment of premium. Borrower shall deliver to Lender, concurrently with each change in any Policy, a certificate with respect to such changed Policy certified by the insurance company issuing that Policy, in substantially the same form and containing substantially the same information as the certificates required to be delivered by Borrower pursuant to the first sentence of this clause (d)(ii) and stating that all premiums then due thereon have been paid to the applicable insurers and that the same are in full force and effect (or if such certificate and/or other information described in clause (d)(ii) shall not be obtainable by Borrower, Borrower may deliver an Officer’s Certificate to such effect in lieu thereof).

(e) Renewal and Replacement of Policies.

(i) Not less than three (3) Business Days prior to the expiration, termination or cancellation of any Policy, Borrower shall renew such policy or obtain a replacement policy or policies (or a binding commitment for such replacement policy or policies), which shall be effective no later than the date of the expiration, termination or cancellation of the previous policy, and shall deliver to Lender a certificate in respect of such policy or policies (A) containing the same information as the certificates required to be delivered by Borrower pursuant to clause (d)(ii) above, or a copy of the binding commitment for such policy or policies and (B) confirming that such policy complies with all requirements hereof.

(ii) If Borrower does not furnish to Lender the certificates as required under clause (e)(i) above, Lender may procure, but shall not be obligated to procure, such replacement policy or policies and pay the Insurance Premiums therefor, and Borrower agrees to reimburse Lender for the cost of such Insurance Premiums promptly on demand.

(iii) Concurrently with the delivery of each replacement policy or a binding commitment for the same pursuant to this clause (e), Borrower shall deliver to Lender a report or attestation from a duly licensed or authorized insurance broker or from the insurer, setting forth the particulars as to all insurance obtained by Borrower pursuant to this Section 6.1 and then in effect and stating that all Insurance Premiums then due thereon have been paid in full to the applicable insurers, that such insurance policies are in full force and effect and that, in the opinion of such insurance broker or insurer, such insurance otherwise complies with the requirements of this Section 6.1 (or if such report shall not be available after Borrower shall have used reasonable efforts to provide the same, Borrower will deliver to Lender an Officer’s Certificate containing the information to be provided in such report).

(f) Separate Insurance. Borrower will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 6.1 unless such insurance complies with clause (c) above.

(g) Securitization. Following any Securitization, Borrower shall name any trustee, servicer or special servicer designated by Lender as a loss payee, and any trustee, servicer and special servicer as additional insureds, with respect to any Policy for which Lender is to be so named hereunder.

Section 6.2 Condemnation and Insurance Proceeds.

6.2.1 Right to Adjust. (a) If the Property is damaged or destroyed, in whole or in part in any material respect, by a Casualty, Borrower shall give prompt written notice thereof to Lender, generally describing the nature and extent of such Casualty. Following the occurrence of a Casualty, Borrower, regardless of whether proceeds are available, shall in a reasonably prompt manner proceed to restore, repair, replace or rebuild the Property to the extent practicable to be of at least equal value and of substantially the same character as prior to the Casualty, all in accordance with the terms hereof applicable to Alterations.

(b) Subject to clause (e) below, in the event of a Casualty which is not a Material Casualty, Borrower may settle and adjust such claim; provided that such adjustment is carried out in a competent and timely manner. In such case, Borrower is hereby authorized to collect and receipt for Lender any Proceeds.

(c) Subject to clause (e) below, in the event of a Casualty where the loss exceeds the Threshold Amount, Borrower may settle and adjust such claim only with the consent of Lender (which consent shall not be unreasonably withheld, delayed or conditioned) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments.

(d) Except as provided in clause (b) above, the proceeds of any Policy shall be due and payable solely to Lender and held and applied in accordance with the terms hereof (or, if mistakenly paid to the Borrower, shall be held in trust by the Borrower for the benefit of Lender and shall be paid over to Lender by the Borrower within two (2) Business Days of receipt).

(e) Notwithstanding the terms of clauses (a) and (b) above, Lender shall have the sole authority to adjust any claim with respect to a Casualty and to collect all Proceeds if an Event of Default shall have occurred and is continuing.

6.2.2 Right of the Borrower to Apply to Restoration. In the event of (a) a Casualty that does not constitute a Material Casualty, or (b) a Condemnation that does not constitute a Material Condemnation, Lender shall permit the application of the Proceeds (after reimbursement of any expenses incurred by Lender) to reimburse or pay Borrower for the cost of restoring, repairing, replacing or rebuilding or otherwise curing title defects at the Property (the “Restoration”), in the manner required hereby, provided and on the condition that (1) no Event of Default shall have occurred and be then continuing and (2) in the reasonable judgment of Lender:

(i) the Property can be restored to an economic unit not materially less valuable (taking into account the effect of the termination of any Leases and the proceeds of any rental loss or business interruption insurance which the Borrower receives or is entitled to receive, in each case, due to such Casualty or Condemnation) and not materially less useful than the same was prior to the Casualty or Condemnation,

(ii) the Property, after such Restoration and stabilization, will adequately secure the outstanding balance of the Loan,

(iii) the Restoration can be completed by the earliest to occur of:

(A) the date on which the business interruption insurance carried by Borrower with respect to the Property shall expire;

(B) the 180th day prior to the Maturity Date (taking into account any extension thereof), and

(C) with respect to a Casualty, the expiration of the payment period on the rental loss or business interruption insurance coverage in respect of such Casualty; and

(iv) after receiving reasonably satisfactory evidence to such effect, during the period of the Restoration, the sum of (A) income derived from the Property, plus (B) proceeds of rental loss insurance or business interruption insurance, if any, payable together with such other monies as Borrower may irrevocably make available for the Restoration, will equal or exceed the sum of (x) 105% of Operating Expenses and (y) the Debt Service.

Notwithstanding the foregoing, if any of the conditions set forth in sub-clauses (1) and (2) of the proviso in this Section 6.2.2 is not satisfied, then, unless Lender shall otherwise elect, at its sole option, the Proceeds shall be applied in the following order of priority: (A) first, to prepay the principal of the Loan; (B) second, to pay the amount of (1) all accrued and unpaid interest in respect of the Principal Amount of the Indebtedness so prepaid through the date which is the final day of the Interest Period in which such prepayment is made (including, if an Event of Default has occurred and is then continuing, interest owed at the Default Rate), and (2) all other sums (excluding any Prepayment Fee) then due and owing under the Loan Documents and (C) third, to reimburse Lender for any fees and expenses of Lender incurred in connection therewith (it being agreed that, upon satisfaction in full of the entitlements under clauses (A), (B) and (C) of this sentence, Borrower shall be entitled to receive a release of the Lien of the Security Instrument and the other Loan Documents with respect to the Property in accordance with and subject to the terms of Section 2.3.3 hereof and any surplus Proceeds shall be paid over to the Borrower or as the Borrower directs. Notwithstanding the foregoing, or anything else to the contrary contained herein, all Proceeds with respect to the insurance determined pursuant to Section 6.1.4 shall be deposited directly into the Collection Account and shall be disbursed in accordance with Article III as if such Proceeds are applied in the manner amounts received from the Manager are applied

6.2.3 Material Casualty or Condemnation and Lender’s Right to Apply Proceeds. In the event of a Material Casualty or a Material Condemnation, then Lender shall have the option to (i) apply the Proceeds hereof in the following order of priority: (A) first, to prepay the principal of the Loan; (B) second, to pay the amount of (1) all accrued and unpaid interest in respect of the Principal Amount of the Indebtedness so prepaid through the date which is the final day of the Interest Period in which such prepayment is made (including, if an Event of Default has occurred and is then continuing, interest owed at the Default Rate), and (2) all other sums (excluding any Prepayment Fee) then due and owing under the Loan Documents; (C) third, to reimburse Lender for any fees and expenses of Lender incurred in connection therewith; and (D) fourth, it being agreed that, upon satisfaction in full of the entitlements under clauses (A), (B) and (C) of this sentence, Borrower shall be entitled to receive the balance of the Proceeds, if any and a release of the Lien of the Security Instrument and the other Loan Documents with respect to the Property in accordance with and subject to the terms of Section 2.3.3 hereof), or (ii) make such Proceeds available to reimburse Borrower for the cost of any Restoration in the manner set forth below in Section 6.2.4 hereof provided, however, that if the Management Agreement provides that the Operating Lessee or Borrower is required to use the Proceeds to restore the Property and Operating Lessee or Borrower does not have the right to terminate the Management Agreement pursuant to the terms of the Management Agreement as a result of such Casualty or Condemnation or otherwise, then the Lender shall be obligated to make such Proceeds available to the Borrower for the Restoration of such Property pursuant to Section 6.2.4 below. Notwithstanding anything to the contrary contained herein, in the event of a Material Casualty or a Material Condemnation, where Borrower cannot restore, repair, replace or rebuild the Property to be of at least substantially equal value and of substantially the same character as prior to the Material Casualty or Material Condemnation or title defect because the Property is a legally non-conforming use or as a result of any other Legal Requirement, Borrower hereby agrees that Lender may apply the Proceeds payable in connection therewith in accordance with clauses (A), (B) (C) and (D).

6.2.4 Manner of Restoration and Reimbursement. If Borrower is entitled pursuant to Sections 6.2.2 or 6.2.3 above to reimbursement out of Proceeds (and the conditions specified therein shall have been satisfied), such Proceeds shall be disbursed on a monthly basis upon Lender being furnished with (i) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably require and approve, and (ii) all plans and specifications for such Restoration, such plans and specifications to be approved by Lender prior to commencement of any work (such approval not to be unreasonably withheld, delayed or conditioned). In addition, no payment made prior to the Final Completion of the Restoration (excluding punch-list items) shall exceed ninety percent (90%) of the aggregate value of the work performed from time to time; funds other than Proceeds shall be disbursed prior to disbursement of such Proceeds; and at all times, the undisbursed balance of such Proceeds remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Prior to any disbursement, Lender shall have received evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration (such estimate to be made by Borrower’s architect or contractor and approved by Lender in its reasonable discretion), and Borrower shall have deposited with Lender Eligible Collateral in an amount equal to the excess (if any) of such estimated cost of completion over the net Proceeds. Any surplus which may remain out of

Proceeds received pursuant to a Casualty after payment of such costs of Restoration shall be paid to the Borrower or as the Borrower directs . Any surplus which may remain out of Proceeds received pursuant to a Condemnation shall be paid to the Borrower or as the Borrower directs.

6.2.5 Condemnation. (a) Borrower shall promptly give Lender written notice of the actual commencement or written threat of commencement of any Condemnation and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether Proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with the terms hereof applicable to Alterations.

(b) Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Proceeds in respect of a Condemnation and to make any compromise or settlement in connection with such Condemnation, subject to the provisions of this Section. Provided no Event of Default has occurred and is continuing, (x) in the event of a Condemnation which is not a Material Condemnation, Borrower may settle and compromise such Proceeds; provided that the same is effected in a competent and timely manner, and (y) in the event of a Condemnation, where the loss exceeds the Threshold Amount, Borrower may settle and compromise the Proceeds only with the consent of Lender (which consent shall not be unreasonably withheld, delayed or conditioned) and Lender shall have the opportunity to participate, at Borrower’ cost, in any litigation and settlement discussions in respect thereof. Notwithstanding any Condemnation by any public or quasi-public authority (including any transfer made in lieu of or in anticipation of such a Condemnation), Borrower shall continue to pay the Indebtedness at the time and in the manner provided for in the Note, this Agreement and the other Loan Documents, and the Indebtedness shall not be reduced unless and until any Proceeds shall have been actually received and applied by Lender to discharge the Indebtedness, pay required interest and pay any other required amounts, in each case, pursuant to the terms of Sections 6.2.2 or 6.2.3 above. Lender shall not be limited to the interest paid on the Proceeds by the condemning authority but shall be entitled to receive out of the Proceeds interest at the rate or rates provided in the Note. Borrower shall cause any Proceeds that are payable to Borrower to be paid directly to Lender to be held and applied in accordance with the terms hereof.

VII.	IMPOSITIONS, OTHER CHARGES, LIENS AND OTHER ITEMS

Section 7.1 Impositions and Other Charges. Subject to the third sentence of this Section 7.1, Borrower shall pay, or shall cause Operating Lessee to pay all Impositions now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and shall pay all Other Charges on or before the date they are due. Subject to Borrower’s right of contest set forth in Section 7.3, as set forth in the next two sentences and provided that there are sufficient funds available in the Tax Reserve Account, Lender, on behalf of Borrower, shall pay all Impositions and Other Charges which are attributable to or affect the Property or Borrower, prior to the date such Impositions or Other Charges shall become delinquent or late charges may be imposed thereon, directly to the applicable taxing authority with respect thereto. Lender shall, or Lender shall direct the Cash Management Bank to, pay to the taxing authority such amounts to the extent funds in the Tax Reserve Account are sufficient to pay such Impositions. Nothing contained in this Agreement or the Security Instrument shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on Lender in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.

Section 7.2 No Liens. Subject to its right of contest set forth in Section 7.3, Borrower shall at all times keep, or cause to be kept, the Property free from all Liens (other than Permitted Encumbrances) and shall pay when due and payable (or bond over) all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a Lien on the Property or any portion thereof and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed on or against the Property or any portion thereof within forty-five (45) days after receiving written notice of the filing (whether from Lender, the lienor or any other Person) thereof. Borrower shall do or cause to be done, at the sole cost of Borrower, everything reasonably necessary to fully preserve the first priority of the Lien of the Security Instrument against the Property, subject to the Permitted Encumbrances. Upon the occurrence and during the continuance of an Event of Default with respect to its Obligations as set forth in this Article VII, Lender may (but shall not be obligated to) make such payment or discharge such Lien, and Borrower shall reimburse Lender within three (3) Business Days following demand for all such advances pursuant to Section 19.12 (together with interest thereon at the Default Rate).

Section 7.3 Contest. Nothing contained herein shall be deemed to require Borrower to pay, or cause to be paid, any Imposition or to satisfy any Lien, or to comply with any Legal Requirement or Insurance Requirement, so long as Borrower is in good faith, and by proper legal proceedings, where appropriate, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) Borrower shall keep Lender informed of the status of such contest at reasonable intervals, (iii) if neither Borrower nor Operating Lessee is providing security as provided in clause (vi) below, adequate reserves with respect thereto are maintained on Borrower’s books in accordance with GAAP or in the Tax Reserve Account or Insurance Reserve Account, as applicable, (iv) either such contest operates to suspend collection or enforcement as the case may be, of the contested Imposition, Lien or Legal Requirement and such contest is maintained and prosecuted continuously and with diligence or the Imposition or Lien is bonded, (v) in the case of any Insurance Requirement, the failure of Borrower to comply therewith shall not impair the validity of any insurance required to be maintained by Borrower under Section 6.1 or the right to full payment of any claims thereunder, and (vi) in the case of Impositions and Liens which are not bonded in excess of $1,000,000 individually, or in the aggregate, during such contest, Borrower, shall deposit with or deliver to Lender either Cash and Cash Equivalents or a Letter or Letters of Credit in an amount equal to 125% of (A) the amount of Borrower’s obligations being contested plus (B) any additional interest, charge, or penalty arising from such contest. Notwithstanding the foregoing, the creation of any such reserves or the furnishing of any bond or other security, Borrower promptly shall comply with any contested Legal Requirement or Insurance Requirement or shall pay any contested Imposition or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time the Property or any portion thereof shall be, in Lender’s reasonable judgment, in imminent danger of being forfeited or lost or Lender is likely to be subject to civil or criminal damages as a result thereof. If such action or proceeding is terminated or discontinued adversely to Borrower, Borrower shall deliver to Lender reasonable evidence of Borrower’s compliance with such contested Imposition, Lien, Legal Requirements or Insurance Requirements, as the case may be.

VIII.	TRANSFERS, INDEBTEDNESS AND SUBORDINATE LIENS

Section 8.1 Restrictions on Transfers and Indebtedness. (a) Except in connection with such action as is permitted by the subsequent provisions of this Article VIII, Borrower will not, without Lender’s prior written consent and a Rating Agency Confirmation with respect to the transfer or other matter in question, (A), Transfer legal, Beneficial or direct or indirect equitable interests in all or any part of the Property, the Borrower or Operating Lessee, (B) permit or suffer any owner, directly or indirectly, of a legal, Beneficial or equitable interest in the Property, the Borrower or Operating Lessee to Transfer such interest, whether by transfer of stock or other legal, Beneficial or equitable interest in any entity or otherwise, (C) mortgage, hypothecate or otherwise encumber or grant a security interest in all or any part of the legal, Beneficial or equitable interests in all or any part of the Property, the Borrower or the Operating Lessee, or (D) file of record a declaration of condominium with respect to the Property. Notwithstanding any provision herein to the contrary, nothing contained herein shall be deemed to restrict or otherwise interfere with (i) the ability of the holders of direct or indirect legal, Beneficial or equitable interests in the Ultimate Equity Owner to Transfer such interests, whether in connection with an initial public offering of shares in Ultimate Equity Owner or otherwise or (ii) the ability of the holders of direct or indirect legal, Beneficial or equitable interests in the Borrower or Operating Lessee to pledge such interests to secure the Revolver Loan or the enforcement or foreclosure thereof pursuant to such pledge, provided, with respect to this subparagraph (ii) only, with respect to any pledge, (x) the Property will be directly owned by a Single Purpose Entity in compliance with the representations, warranties and covenants in Section 4.1.29 hereof, (y) an Acceptable Manager shall continue to act as Manager for the Property pursuant to the existing Management Agreement or an Acceptable Management Agreement and (z) such pledgee shall be one or more of the initial Lenders (as such term is defined in the Credit Agreement) or wholly owned (directly or indirectly) by such initial Lender(s).

(b) Borrower shall not incur, create or assume any Indebtedness without the consent of Lender; provided, however, Borrower may, without the consent of Lender, incur, create or assume Permitted Debt (other than the Revolver Loan) or allow or suffer such Permitted Debt to be incurred, created or assumed.

(c) Notwithstanding the foregoing, nothing herein shall prevent Borrower or any direct or indirect owner of any legal or Beneficial or equitable interest therein, to enter into a purchase and sale agreement or other similar arrangements to Transfer any interest in connection with any sale of the Property or other interest so long as a condition precedent to such Transfer is the payment, in full, of the Indebtedness.

Section 8.2 Sale of Building Equipment. Borrower may Transfer or dispose of Building Equipment which is being replaced or which is no longer necessary in connection with the operation of the Property free from the Lien of the Security Instrument provided that such Transfer or disposal will not have a Material Adverse Effect on the value of the Property taken as a whole, will not materially impair the utility of the Property, and will not result in a reduction or abatement of, or right of offset against, the Rents payable under any Lease, in either case as a result thereof, and provided, further, that any new Building Equipment acquired by Borrower or Operating Lessee(and not so disposed of) shall be subject to the Lien of the Security Instrument. Lender shall, from time to time, upon receipt of an Officer’s Certificate requesting the same and confirming satisfaction of the conditions set forth above, execute a written instrument in form reasonably satisfactory to Lender to confirm that such Building Equipment which is to be, or has been, sold or disposed of is free from the Lien of the Security Instrument.

Section 8.3 Immaterial Transfers and Easements, etc. Borrower and Operating Lessee may, without the consent of Lender, (i) make immaterial Transfers of portions of the Property to Governmental Authorities for dedication or public use (subject to the provisions of Section 6.2) or, portions of the Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of the Property, and (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (i) and (ii) shall materially impair the utility and operation of the Property or have a Material Adverse Effect on the value of the Property taken as a whole. In connection with any Transfer permitted pursuant to this Section 8.3, Lender shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (i) above, to release the portion of the Property affected by such Condemnation or such Transfer from the Lien of the Security Instrument or, in the case of clause (ii) above, to subordinate the Lien of the Security Instrument to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Lender of:

(a) thirty (30) days prior written notice thereof;

(b) a copy of the instrument or instruments of Transfer;

(c) an Officer’s Certificate stating (x) with respect to any Transfer, the consideration, if any, being paid for the Transfer and (y) that such Transfer does not materially impair the utility and operation of the Property, materially reduce the value of the Property or have a Material Adverse Effect; and

(d) reimbursement of all of Lender’s reasonable costs and expenses incurred in connection with such Transfer.

Section 8.4 Transfers of Interests in Borrower. In addition to any transfer permitted by any other provision of this Article VIII, each holder of any direct or indirect interest in the Borrower shall have the right to transfer (but not pledge, hypothecate or encumber) its equity interest in the Borrower to any Person who is not a Disqualified Transferee without Lender’s consent or a Rating Agency Confirmation if Section 8.6 is complied with and, after giving effect to such transfer:

(a) (i) the Property will be directly owned by a Single Purpose Entity in compliance with the representations, warranties and covenants in Section 4.1.29 hereof (as if the Borrower shall have remade all of such representations, warranties and covenants as of, and after giving effect to, the transfer), and which shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender, evidencing the continuing agreement of the Borrower to abide and be bound by all the terms, covenants and conditions set forth in this Agreement, the Note, the Security Instrument and the other Loan Documents and all other outstanding obligations under the Loan, together with such legal opinions and title insurance endorsements as may be reasonably requested by Lender;

(b) an Acceptable Manager shall continue to act as Manager for the Property pursuant to the existing Management Agreement or an Acceptable Management Agreement;

(c) the Ultimate Equity Owner or a Close Affiliate of such entity owns directly or indirectly at least fifty-one percent (51%) of the equity interests in the Borrower and the Person that is the proposed transferee is not a Disqualified Transferee; provided that, after giving effect to any such transfer, in no event shall any Person other than Ultimate Equity Owner or a Close Affiliate of Ultimate Equity Owner exercise Management Control over the Borrower. In the event that Management Control shall be exercisable jointly by Ultimate Equity Owner or a Close Affiliate of Ultimate Equity Owner with any other Person or Persons, then the Ultimate Equity Owner or such Close Affiliate shall be deemed to have Management Control only if Ultimate Equity Owner or such Close Affiliate retains the ultimate right as between Ultimate Equity Owner or such Close Affiliate and the transferee to unilaterally make all material decisions with respect to the operation, management, financing and disposition of the Property;

(d) if there has been a Transfer of forty-nine percent (49%) or more of the direct membership interests, stock or other direct equity ownership interests in Borrower, Borrower shall have first delivered to Lender (and, after a Securitization, the Rating Agencies) an Officer’s Certificate and legal opinion of the types described in Section 8.6 below; and

(e) Borrower shall cause the transferee, if Lender so requests and if such transferee is required to be a Single Purpose Entity pursuant to this Agreement, to deliver to S&P and to any other Rating Agency Lender requests its organizational documents solely for the purpose of Standard & Poor’s and such other Rating Agency Lender requests confirming that such organizational documents comply with the single purpose bankruptcy remote entity requirements set forth herein.

Section 8.5 Loan Assumption. Without limiting the foregoing, Borrower and Operating Lessee shall have the right to sell, assign, convey or transfer (but not mortgage, hypothecate or otherwise encumber or grant a security interest in) legal or equitable title to all (but not less than all) of the Property only if:

(a) after giving effect to the proposed transaction:

the Property will be owned by a Single Purpose Entity wholly owned (directly or indirectly) by a Permitted Borrower Transferee, Permitted Borrower Transferee Alternative, Pre-approved Transferee or such other entity (specifically approved in writing by both Lender and each Rating Agency) which will be in compliance with the representations, warranties and covenants contained in Section 4.1.29 hereof (as if such transferee shall have remade all of such representations, warranties and covenants as of, and after giving effect to, the proposed transaction); such Single Purpose Entity shall have executed and delivered to Lender an assumption agreement and such other agreements as Lender may reasonably request (collectively, the “Assumption Agreement”) in form and substance acceptable to Lender, evidencing the proposed transferee’s agreement to abide and be bound by all the terms, covenants and conditions set forth in this Agreement, the Note, the Security Instrument and the other Loan Documents and all other outstanding obligations under the Loan; the Permitted Borrower Transferee, Permitted Borrower Transferee Alternative, Pre-approved Transferee or such other approved entity shall assume the obligations of Guarantor under the Loan Documents (and such Single Purpose Entity and the applicable Permitted Borrower Transferee, Permitted Borrower Transferee Alternative, Pre-approved Transferee or other approved entity shall thereafter be subject to the provisions of this Article VIII), and the transferee shall cause to be delivered to Lender, such legal opinions and title insurance endorsements as may be reasonably requested by Lender;

(i) an Acceptable Manager shall continue to act as Manager for the Property pursuant to the existing Management Agreement or an Acceptable Management Agreement; and

(ii) no Event of Default shall have occurred and be continuing;

(b) the Assumption Agreement shall state the applicable transferee’s agreement to abide by and be bound by the terms in the Note (or such other promissory notes to be executed by the transferee, such other promissory note or notes to be on the same terms as the Note), the Security Instrument, this Agreement (or such other loan agreement to be executed by such transferee, which shall contain terms substantially identical to the terms hereof) and such other Loan Documents (or other loan documents to be delivered by such transferee, which shall contain terms substantially identical to the terms of the applicable Loan Documents) whenever arising, and Borrower, and/or such transferee shall deliver such legal opinions and title insurance endorsements as may reasonably be requested by Lender;

(c) following execution of a contract for the sale of the Property and not less than thirty (30) days prior to the expected date of such proposed sale, Borrower shall submit notice of such sale to Lender. Borrower shall submit to Lender, not less than ten (10) days prior to the expected date of such sale, the Assumption Agreement for execution by Lender. Such documents shall be in a form appropriate for the jurisdiction in which the Property is located and shall be reasonably satisfactory to Lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such assumption, together with an Officer’s Certificate certifying that (i) the assumption to be effected will be effected in compliance with the terms of this Agreement and (ii) will not impair or otherwise adversely affect the validity or priority of the Lien of the Security Instrument;

(d) prior to any such transaction, the proposed transferee shall deliver to Lender an Officer’s Certificate stating that (x) such transferee is not an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject Title I of ERISA or any other

Similar Law and (y) the underlying assets of the proposed transferee do not constitute assets of any such employee benefit plan for purposes of ERISA or any Similar Law;

(e) if the transfer is to (i) an entity other than a Single Purpose Entity wholly owned directly or indirectly by one or more Pre-approved Transferees, Permitted Borrower Transferees or Permitted Borrower Transferee Alternatives, a Rating Agency Confirmation shall have been received in respect of such proposed transfer (or, if the proposed transfer shall occur prior to a Securitization, such transfer shall be subject to Lender’s consent in its sole discretion) and (ii) a Permitted Borrower Transferee Alternative, such transfer shall be subject to Lender’s prior written consent in its reasonable discretion;

(f) the terms of Section 8.6 shall be complied with and Borrower shall cause the transferee to deliver to S&P and to any other Rating Agency Lender requests its organizational documents solely for the purpose of S&P and any other Rating Agency Lender requests confirming that such organizational documents comply with the single purpose bankruptcy remote entity requirements set forth herein; and

(g) Lender shall have received the payment of, or reimbursement for, all reasonable costs and expenses incurred by Lender and the Rating Agencies (and any servicer in connection with a Securitization) in connection therewith (including, without limitation, reasonable attorneys’ fees and disbursements).

Section 8.6 Notice Required; Legal Opinions. Not less than five (5) Business Days prior to the closing of any transaction permitted under the provisions of Sections 8.2 through 8.5, Borrower shall deliver or cause to be delivered to Lender (A) an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted hereunder and under the other Loan Documents, together with any documents upon which such Officer’s Certificate is based, and (B) a legal opinion of counsel to Borrower or the transferee selected by either of them (to the extent approved by Lender and the Rating Agencies), in form and substance consistent with similar opinions then being required by the Rating Agencies and acceptable to the Rating Agencies, confirming, among other things, that the assets of the Borrower, and of its managing general partner or managing member, as applicable, will not be substantively consolidated with the assets of such owners or Controlling Persons of the Borrower as Lender or the Rating Agencies may specify, in the event of a bankruptcy or similar proceeding involving such owners or Controlling Persons.

Section 8.7 Leases.

8.7.1 New Leases and Lease Modifications. Except as otherwise provided in this Section 8.7, Borrower shall not and shall not permit Operating Lessee to (i) enter into any Lease on terms other than “market” and rental rates (in Borrower’s or Operating Lessee’s good faith judgment), or (ii) enter into any Material Lease (a “New Lease”), or (iii) consent to the assignment of any Material Lease (unless required to do so by the terms of such Material Lease) that releases the original Tenant from its obligations under the Material Lease, or (iv) modify any Material Lease (including, without limitation, accept a surrender of any portion of the Property subject to a Material Lease (unless otherwise permitted or required by law), allow a reduction in the term of any Material Lease or a reduction in the Rent payable under any Material Lease, change any renewal provisions of any Material Lease, materially increase the obligations of the landlord or materially decrease the obligations of any Tenant) or terminate any Material Lease (any such action referred to in clauses (iii) and (iv) being referred to herein as a “Lease Modification”) without the prior written consent of Lender which consent shall not be unreasonably withheld, delayed or conditioned. Any New Lease or Lease Modification that requires Lender’s consent shall be delivered to Lender for approval not less than ten (10) Business Days prior to the effective date of such New Lease or Lease Modification.

8.7.2 Leasing Conditions. Subject to terms of this Section 8.7, provided no Event of Default shall have occurred and be continuing, Borrower may enter into a New Lease or Lease Modification, without Lender’s prior written consent, that satisfies each of the following conditions (as evidenced by an Officer’s Certificate delivered to Lender prior to Borrower’s entry into such New Lease or Lease Modification):

(a) with respect to a New Lease or Lease Modification, the premises demised thereunder is not more than 10,000 net rentable square feet of the Property;

(b) the term of such New Lease or Lease Modification, as applicable, does not exceed 120 months, plus up to two (2) 60-month option terms (or equivalent combination of renewals);

(c) the New Lease or Lease Modification provides for “market” rental rates other terms and does not contain any terms which would adversely affect Lender’s rights under the Loan Documents or that would have a Material Adverse Effect;

(d) the New Lease or Lease Modification, as applicable, provides that the premises demised thereby cannot be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities or sexual conduct or any other use that has or could reasonably be expected to have a Material Adverse Effect;

(e) the Tenant under such New Lease or Lease Modification, as applicable, is not an Affiliate of Borrower;

(f) the New Lease or Lease Modification, as applicable, does not prevent Proceeds from being held and disbursed by Lender in accordance with the terms hereof and does not entitle any Tenant to receive and retain Proceeds except those that may be specifically awarded to it in condemnation proceedings because of the Condemnation of its trade fixtures and its leasehold improvements which have not become part of the Property and such business loss as Tenant may specifically and separately establish; and

(g) the New Lease or Lease Modification, as applicable satisfies the requirements of Section 8.7.7 and Section 8.7.8.

8.7.3 Delivery of New Lease or Lease Modification. Upon the execution of any New Lease or Lease Modification, as applicable, Borrower shall deliver to Lender an executed copy of the Lease.

8.7.4 Lease Amendments. Borrower agrees that it shall not have the right or power, as against Lender without its consent, to cancel, abridge, amend or otherwise modify any Lease unless such modification complies with this Section 8.7.

8.7.5 Security Deposits. All security or other deposits of Tenants of the Property shall be treated as trust funds and shall, if required by law or the applicable Lease not be commingled with any other funds of Borrower, and such deposits shall be deposited, upon receipt of the same by Borrower in a separate trust account maintained by Borrower expressly for such purpose. Within ten (10) Business Days after written request by Lender, Borrower shall furnish to Lender reasonably satisfactory evidence of compliance with this Section 8.7.5, together with a statement of all lease securities deposited with Borrower by the Tenants and the location and account number of the account in which such security deposits are held.

8.7.6 No Default Under Leases. Borrower shall (i) promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by Borrower under the Leases, if the failure to perform or observe the same would have a Material Adverse Effect; (ii) exercise, within ten (10) Business Days after a written request by Lender, any right to request from the Tenant under any Lease a certificate with respect to the status thereof and (iii) not collect any of the Rents, more than one (1) month in advance (except that Borrower may collect such security deposits and last month’s Rents as are permitted by Legal Requirements and are commercially reasonable in the prevailing market and collect other charges in accordance with the terms of each Lease).

8.7.7 Subordination. All Lease Modifications and New Leases entered into by Borrower after the date hereof shall by their express terms be subject and subordinate to this Agreement and the Security Instrument (through a subordination provision contained in such Lease or otherwise) and shall provide that, if Lender agrees to a non-disturbance provision pursuant to Section 8.7.9, the Person holding any rights thereunder shall attorn to Lender or any other Person succeeding to the interests of Lender upon the exercise of its remedies hereunder or any transfer in lieu thereof on the terms set forth in this Section 8.7.

8.7.8 Attornment. Each Lease Modification and New Lease entered into from and after the date hereof shall provide that in the event of the enforcement by Lender of any remedy under this Agreement or the Security Instrument, if Lender agrees to a non-disturbance provision pursuant to Section 8.7.9, the Tenant under such Lease shall, at the option of Lender or of any other Person succeeding to the interest of Lender as a result of such enforcement, attorn to Lender or to such Person and shall recognize Lender or such successor in the interest as lessor under such Lease without change in the provisions thereof; provided, however, Lender or such successor in interest shall not be liable for or bound by (i) any payment of an installment of rent or additional rent made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Borrower under any such Lease (but the Lender, or such successor, shall be subject to the continuing obligations of the landlord to the extent arising from and after such succession to the extent of Lender’s, or such successor’s, interest in the Property), (iii) any credits, claims, setoffs or defenses which any Tenant may have against Borrower, (iv) any obligation on Borrower’s part, pursuant to such Lease, to perform any tenant improvement work or (v) any obligation on Borrower’s part, pursuant to such Lease, to pay any sum of money to any Tenant. Each such New Lease shall also provide that, upon the reasonable request by Lender or such successor in interest, the Tenant shall execute and deliver an instrument or instruments confirming such attornment.

8.7.9 Non-Disturbance Agreements. Lender shall enter into, and, if required by applicable law to provide constructive notice or requested by a Tenant, record in the county where the subject Property is located, a subordination, attornment and non-disturbance agreement, substantially in form and substance substantially similar to the form attached hereto as Exhibit K (a “Non-Disturbance Agreement”), with any Tenant (other than an Affiliate of Borrower) entering into a New Lease permitted hereunder or otherwise consented to by Lender within ten (10) Business Days after written request therefor by Borrower, provided that, such request is accompanied by an Officer’s Certificate stating that such Lease complies in all material respects with this Section 8.7. All reasonable third party costs and expenses incurred by Lender in connection with the negotiation, preparation, execution and delivery of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower (in advance, if requested by Lender).

8.7.10 Approvals for Retail/service Facilities. Notwithstanding anything contained herein (i) approvals will not be required for any gift shop Lease or other miscellaneous space in lobby or similar locations, and (ii) provided the other requirements of Section 8.7.2 on New Leases and Lease Modifications are otherwise satisfied, the restriction therein on New Leases or Lease Modifications with Affiliates will not apply to New Leases or Lease Modifications relating to portions of the Property used for retail or service facilities (“Retail/Service Facilities”), provided however, in respect of both subparagraphs (i) and (ii), the income from the relevant retail/service Lease does not exceed one percent (1%) of the Hotel Revenue.

IX.	INTEREST RATE CAP AGREEMENT

Section 9.1 Interest Rate Cap Agreement. Borrower shall maintain the Interest Rate Cap Agreement with an Acceptable Counterparty in effect and having a term extending through the last day of the accrual period in which the applicable Maturity Date occurs, and an initial notional amount equal to the Loan Amount. The Interest Rate Cap Agreement shall have a strike rate equal to the LIBOR Cap Strike Rate. The notional amount of the Interest Rate Cap Agreement may be reduced from time to time in amounts equal to any prepayment of the principal of the Loan made in accordance with the Loan Documents, provided that the strike rate shall be equal to the LIBOR Cap Strike Rate.

Section 9.2 Pledge and Collateral Assignment. Borrower hereby pledges, assigns, transfers, delivers and grants a continuing first priority lien to Lender, as security for payment of all sums due in respect of the Loan and the performance of all other terms, conditions and covenants of this Agreement and any other Loan Document on Borrower’s part to be paid and performed, in, to and under all of Borrower’s right, title and interest whether now owned or hereafter acquired and whether now existing or hereafter arising (collectively, the “Rate Cap Collateral”): (i) in the Interest Rate Cap Agreement (as soon as such agreement is effective or when and if any replacement agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement); (ii) to receive any and all payments under the Interest Rate Cap Agreement (or, when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), whether as contractual obligations, damages or otherwise; and (iii) to all claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement (as soon as such agreement is effective or when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any of the foregoing. Borrower shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be made directly to Lender) and notify the Counterparty of such assignment (either in such Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement or by separate instrument). Borrower shall not, without obtaining the prior written consent of Lender, further pledge, transfer, deliver, assign or grant any security interest in the Interest Rate Cap Agreement (or, when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements or any other notice or instrument as may be required under the UCC, as appropriate, except those naming Lender as the secured party, to be filed with respect thereto.

Section 9.3 Covenants. (a) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Holding Account pursuant to Section 3.1. Borrower shall take all actions reasonably requested by Lender to enforce Borrower’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(b) Borrower shall defend Lender’s right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.

In the event of (x) any downgrade, withdrawal or qualification (each, a “Downgrade”) of the rating of the Counterparty such that, thereafter, the Counterparty shall cease to be an Acceptable Counterparty and (y) the Counterparty shall fail to comply with the requirements contained in the Interest Rate Cap Agreement which are described in “Exhibit I” upon such occurrence, the Borrower shall either (i) obtain a Rating Agency Confirmation with respect to the Counterparty or (ii) replace the Interest Rate Cap Agreement with a Replacement Interest Cap Agreement, (x) having a term extending through the end of the Interest Period in which the Maturity Date occurs, (y) in a notional amount at least equal to the Principal Amount of the Loan then outstanding, and (z) having a strike rate equal to the LIBOR Cap Strike Rate.

(c) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement as and when required hereunder, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing the Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid by Borrower to Lender.

(d) Borrower shall not (i) without the prior written consent of Lender, modify, amend or supplement the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of Lender, except in accordance with the terms of the Interest Rate Cap Agreement, cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of Lender, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of Lender, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to Lender of any notice of default given by or to Borrower under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice. If Borrower shall have received written notice that the Securitization shall have occurred, no consent by Lender provided for in this Section 9.3(e) shall be given by Lender unless Lender shall have received a Rating Agency Confirmation.

In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an Opinion of Counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Lender and its successors and assigns may rely (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, substantially in compliance with the requirements set forth in Exhibit F or in such other form approved by the Lender.

Section 9.4 Representations and Warranties. Borrower hereby covenants with, and represents and warrants to, Lender as follows:

(a) The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(c) The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by Borrower for the consummation of the transactions contemplated by this Agreement have been obtained.

(d) Giving effect to the aforesaid grant and assignment to Lender, Lender has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of Lender in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.

(e) Except for financing statements filed or to be filed in favor of Lender as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and Borrower shall not, without the prior written consent of Lender, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of Lender as secured party.

Section 9.5 Payments. If Borrower at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement, such amounts shall, immediately upon becoming payable to Borrower, be deposited by Counterparty into the Holding Account.

Section 9.6 Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:

(a) Lender, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Lender may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by Lender upon credit or for future delivery, Lender shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Lender may resell such Rate Cap Collateral. It is expressly agreed that Lender may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize Lender’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.

(b) Lender may exercise, either by itself or by its nominee or designee, in the name of Borrower, all of Lender’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.

(c) Borrower hereby irrevocably, in the name of Borrower or otherwise, authorizes and empowers Lender and assigns and transfers unto Lender, and constitutes and appoints Lender its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, upon the occurrence and during the continuance of an Event of Default, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower under the Interest Rate Cap Agreement, including any power to subordinate or modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in Lender the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to Lender in this Agreement, and Borrower further authorizes and empowers Lender, as Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, upon the occurrence and during the continuance of an Event of Default, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Borrower which in the opinion of Lender may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Borrower thereunder or to enforce any of the rights of Borrower thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Borrower in respect of the Rate Cap Collateral to any other Person are hereby revoked.

(d) Upon the occurrence and during the continuance of an Event of Default, Lender may, without notice to, or assent by, Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of Borrower or in the name of Lender, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to Lender; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Borrower, or claims of Borrower, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Lender necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by Lender to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.

(e) Pursuant to the powers-of-attorney provided for above, Lender may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Lender shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on Lender’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, Lender, after the occurrence of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Borrower representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

(f) Lender may exercise all of the rights and remedies of a secured party under the UCC.

(g) Without limiting any other provision of this Agreement or any of Borrower’s rights hereunder, and without waiving or releasing Borrower from any obligation or default hereunder, Lender shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement to be performed or observed by Borrower to be promptly performed or observed on behalf of Borrower. All amounts advanced by, or on behalf of, Lender in exercising its rights under this Section 9.7(g) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Borrower to Lender upon demand and shall be secured by this Agreement.

Section 9.7 Sales of Rate Cap Collateral. No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that Lender shall give Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Borrower hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, Lender shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and Lender may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, Lender (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of Borrower, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, Borrower shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, Lender shall apply any residue to the payment of the Obligations in the order of priority as set forth in Section 11 of the Security Instrument.

Section 9.8 Public Sales Not Possible. Borrower acknowledges that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. In light of these considerations, Borrower agrees that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.

Section 9.9 Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by Lender hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by Lender or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Lender or such officer or be answerable in any way for the misapplication or non-application thereof.

Section 9.10 Extension Interest Rate Cap Agreement. If Borrower exercises any of its options to extend the Maturity Date pursuant to Section 5 of the Note, then, on or prior to the Maturity Date being extended, the Borrower shall obtain or have in place an Extension Interest Rate Cap Agreement (i) having a term through the end of the Interest Period in which the extended Maturity Date occurs, (ii) in a notional amount at least equal to the Principal Amount of the Loan as of the Maturity Date being extended, and (iii) having a strike rate equal to an amount such that the maximum interest rate paid by the Borrower after giving effect to payments made under such Extension Interest Rate Cap Agreement shall equal no more than the LIBOR Cap Strike Rate.

Section 9.11 Filing of Financing Statements Authorized. Borrower and Operating Lessee hereby authorize the filing of a form UCC-1 financing statement naming the Borrower and the Operating Lessee as debtors and the Lender as secured party in any office (including the office of the Secretary of State of the State of Delaware) covering all property of the Borrower and the Operating Lessee (including, but not limited to, the Account Collateral and the Rate Cap Collateral, but excluding Excess Cash Flow).

X.	MAINTENANCE OF PROPERTY; ALTERATIONS

Section 10.1 Maintenance of Property. Borrower shall keep and maintain, or cause to be kept and maintained, the Property and every part thereof in good condition and repair, subject to ordinary wear and tear, and, subject to Excusable Delays and the provisions of this Agreement with respect to damage or destruction caused by a Casualty or Condemnation, shall not permit or commit any waste, impairment, or deterioration of any portion of the Property in any material respect. Borrower further covenants to do all other acts which from the character or use of the Property may be reasonably necessary to protect the security hereof, the specific enumerations herein not excluding the general. Borrower shall not demolish any Improvement on the Property except as the same may be necessary in connection with an Alteration or a restoration in connection with a Condemnation or Casualty, or as otherwise permitted herein, in each case in accordance with the terms and conditions hereof.

Section 10.2 Alterations and Expansions. Borrower shall not perform or undertake or consent to the performance or undertaking of any Alteration or Expansion, except in accordance with the following terms and conditions:

(a) The Alteration or Expansion shall be undertaken in accordance with the applicable provisions of this Agreement, the other Loan Documents, the Leases and all Legal Requirements.

(b) No Event of Default shall have occurred and be continuing or shall occur as a result of such action.

(c) A Material Alteration or Material Expansion, to the extent architects are customarily used for alterations or expansions of those types, but including any structural change to any of the Property or the Improvements, shall be conducted under the supervision of an Independent Architect and shall not be undertaken until ten (10) Business Days after there shall have been filed with Lender, for information purposes only and not for approval by Lender, detailed plans and specifications and cost estimates therefor, prepared and approved in writing by such Independent Architect. Such plans and specifications may be revised at any time and from time to time, provided that revisions of such plans and specifications shall be filed with Lender, for information purposes only.

(d) The Alteration or Expansion may not in and of itself, either during the Alteration or Expansion or upon completion, be reasonably expected to have a Material Adverse Effect with respect to the Property.

(e) All work done in connection with any Alteration or Expansion shall be performed with due diligence to Final Completion in a good and workmanlike manner, all materials used in connection with any Alteration or Expansion shall be not less than the standard of quality of the materials generally used at the Property as of the date hereof (or, if greater, the then-current customary quality in the sub-market in which the Property is located) and all work shall be performed and all materials used in accordance with all applicable Legal Requirements and Insurance Requirements.

(f) The cost of any Alteration or Expansion shall be promptly and fully paid for by Borrower, subject to the next succeeding sentence. No payment made prior to the Final Completion (excluding punch-list items) of an Alteration or Expansion or Restoration to any contractor, subcontractor, materialman, supplier, engineer, architect, project manager or other Person who renders services or furnishes materials in connection with such Alteration shall exceed ninety percent (90%) of the aggregate value of the work performed by such Person from time to time and materials furnished and incorporated into the Improvements.

(g) All work performed in connection with the cure of the Deferred Maintenance Conditions shall be performed in accordance with the terms and conditions set forth in clauses (a), (c), (e) and (f) of this Section 10.2.

(h) With respect to any Material Alteration or Material Expansion:

(i) Borrower shall have delivered to Lender Eligible Collateral in an amount equal to at least the total estimated remaining unpaid costs of such Material Alteration or Material Expansion which is in excess of the Threshold Amount, which Eligible Collateral shall be held by Lender as security for the Indebtedness and released to Borrower as such work progresses in accordance with Section 10.2(h)(iii); provided, however, in the event that any Material Alteration or Material Expansion shall be made in conjunction with any Restoration with respect to which Borrower shall be entitled to use or apply Proceeds pursuant to Section 6.2 hereof (including any Proceeds remaining after completion of such Restoration), the amount of the Eligible Collateral to be furnished pursuant hereto need not exceed the aggregate cost of such Restoration and such Material Alteration or Material Expansion (in either case, as estimated by the Independent Architect) less the sum of the amount of any Proceeds which the Borrower is entitled to withdraw pursuant to Section 6.2 hereof and the Threshold Amount;

(ii) Prior to commencement of construction of such Material Alteration or Material Expansion, Borrower shall deliver to Lender a schedule (with the concurrence of the Independent Architect) setting forth the projected stages of completion of such Alteration or Expansion and the corresponding amounts expected to be due and payable by or on behalf of Borrower in connection with such completion, such schedule to be updated quarterly by Borrower (and with the concurrence of the Independent Architect) during the performance of such Alteration or Expansion.

(iii) Any Eligible Collateral that a Borrower delivers to Lender pursuant hereto (and the proceeds of any such Eligible Collateral) shall be invested (to the extent such Eligible Collateral can be invested) by Lender in Permitted Investments for a period of time consistent with the date on which the Borrower notifies Lender that the Borrower expects to request a release of such Eligible Collateral in accordance with the next succeeding sentence. From time to time as the Alteration or Expansion progresses, the amount of any Eligible Collateral so furnished may, upon the written request of Borrower to Lender, be withdrawn by Borrower and paid or otherwise applied by or returned to Borrower in an amount equal to the amount Borrower would be entitled to so withdraw if Section 6.2.4 were applicable, and any Eligible Collateral so furnished which is a Letter of Credit may be reduced by Borrower in an amount equal to the amount Borrower would be entitled to so reduce if Section 6.2.4 hereof were applicable, subject, in each case, to the satisfaction of the conditions precedent to withdrawal of funds or reduction of the Letter of Credit set forth in Section 6.2.4 hereof. In connection with the above-described quarterly update of the projected stages of completion of the Material Alteration or Material Expansion (as concurred with by an Independent Architect), Borrower shall increase (or be permitted to decrease, as applicable) the Eligible Collateral then deposited with Lender as necessary to comply with Section 10.2(h)(i) hereof.

(iv) At any time after Final Completion of such Material Alterations or Material Expansions, the whole balance of any Cash deposited with Lender pursuant to Section 10.2(h) hereof then remaining on deposit may be withdrawn by Borrower and shall be paid by Lender to Borrower, and any Eligible Collateral so deposited shall, to the extent it has not been called upon, reduced or theretofore released, be released by Lender to Borrower, within ten (10) days after receipt by Lender of an application for such withdrawal and/or release together with an Officer’s Certificate, and as to the following clauses (A) and (B) of this clause also a certificate of the Independent Architect, setting forth in substance as follows:

(A) that such Material Alteration(s) or Material Expansion(s) has been completed in all material respects in accordance with any plans and specifications therefor previously filed with Lender under Section 10.2(c) hereof;

(B) that to the knowledge of the certifying Person, (x) such Material Alteration(s) or Material Expansion(s) has been completed in compliance with all Legal Requirements, and (y) to the extent required for the legal use or occupancy of the portion of the

Property affected by such Alteration(s) or Expansion(s), the applicable Borrower has obtained a temporary or permanent certificate of occupancy (or similar certificate) or, if no such certificate is required, a statement to that effect;

(C) that to the knowledge of the certifying Person, all amounts that a Borrower is or may become liable to pay in respect of such Material Alteration(s) or Material Expansion(s) through the date of the certification have been paid in full or adequately provided for and, to the extent that such are customary and reasonably obtainable by prudent property owners in the area where the applicable Property is located, that Lien waivers have been obtained from the general contractor and subcontractors performing such Alteration(s) or Expansion(s) or at its sole cost and expense, Borrower shall cause a nationally recognized title insurance company to deliver to Lender an endorsement to the Title Policy, updating such policy and insuring over such Liens without further exceptions to such policy other than Permitted Encumbrances, or shall, at its sole cost and expense, cause a reputable title insurance company to deliver a lender’s title insurance policy, in such form, in such amounts and with such endorsements as the Title Policy, which policy shall be dated the date of completion of the Material Alteration and shall contain no exceptions other than Permitted Encumbrances; provided, however, that if, for any reason, Borrower is unable to deliver the certification required by this clause (C) with respect to any costs or expenses relating to the Alteration(s) or Expansion(s), then, assuming Borrower is able to satisfy each of the other requirements set forth in clauses (A) and (B) above, Borrower shall be entitled to the release of the difference between the whole balance of such Eligible Collateral and the total of all costs and expenses to which Borrower is unable to certify; and

(D) that to the knowledge of the certifying Person, no Event of Default has occurred and is continuing.

XI.	BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION

Section 11.1 Books and Records. Borrower shall keep and maintain on a fiscal year basis proper books and records separate from any other Person, in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Note, the Property and the business and affairs of Borrower and Operating Lessee relating to the Property which shall reflect all items of income and expense in connection with the operation on an individual basis of the Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Property, in accordance with GAAP. Lender and its authorized representatives shall have the right at reasonable times and upon reasonable notice to examine the books and records of Borrower and Operating Lessee relating to the operation of the Property and to make such copies or extracts thereof as Lender may reasonably require. Notwithstanding any other provision of this Agreement or any other Loan Document, so long as the Borrower and Operating Lessee otherwise comply with the foregoing provisions of this Section 11.1, any requirement for the presentation of audited financial statements or similar reports of the Borrower, the Property or the Operating Lessee shall be deemed satisfied if such audit financial statement or similar reports are contained in an audited financial statement or similar report which includes a separate combining schedule setting forth in reasonable detail the separate financial information which relates solely to the Borrower, the Operating Lessee and the Property.

Section 11.2 Financial Statements.

11.2.1 Monthly Reports. At the request of Lender, Borrower shall furnish to Lender, within thirty (30) days after the end of each calendar month, unaudited operating statements, aged accounts receivable reports, rent rolls, STAR Reports and PACE Reports; occupancy and ADR reports for the Property, in each case accompanied by an Officer’s Certificate certifying (i) with respect to the operating statements, that to the Best of Borrower’s Knowledge and the best of such officer’s knowledge such statements are true, correct, accurate and complete and fairly present the results of the operations of Borrower and the Property, and (ii) with respect to the aged accounts receivable reports, rent rolls, occupancy and ADR reports, that such items are to the Best of Borrower’s Knowledge and the best of such officer’s knowledge true, correct and accurate and fairly present the results of the operations of Borrower and the Property. Borrower will also provide Lender copies of all flash reports within its possession as to monthly revenues of the Property upon request.

11.2.2 Quarterly Reports. Borrower will furnish, or cause to be furnished, to Lender on or before the forty-fifth (45th) day after the end of each Fiscal Quarter, the following items, accompanied by an Officer’s Certificate, certifying that to the Best of Borrower’s Knowledge and the best of such officer’s knowledge such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Borrower and the Property in a manner consistent with GAAP (subject to normal periodic adjustments) to the extent applicable:

(a) quarterly and year to date financial statements prepared for such fiscal quarter with respect to the Borrower, including a balance sheet and operating statement for such quarter for the Borrower for such quarter;

(b) occupancy levels at the Property for such period, including average daily room rates and the average revenue per available room;

(c) concurrently with the provision of such reports, Borrower shall also furnish a report of Operating Income and Operating Expenses (as well as a calculation of Net Operating Income based thereon) with respect to the Borrower and the Property for the most recently completed quarter;

(d) a STAR Report and to the extent provided by Manager a PACE Report for the most recently completed quarter;

(e) a calculation of DSCR for the trailing four (4) Fiscal Quarters; and

(f) to the extent provided by Manager a report of aged accounts receivable relating to the Property as of the most recently completed quarter and a list of Security Deposits and the aggregate amount of all Security Deposits.

11.2.3 Annual Reports. Borrower shall furnish to Lender within ninety (90) days following the end of each Fiscal Year a complete copy of the annual financial statements of the Borrower, audited by a “Big Four” accounting firm or another independent certified public accounting firm acceptable to Lender in accordance with GAAP for such Fiscal Year and containing a balance sheet, a statement of operations and a statement of cash flows. The annual financial statements of the Borrower shall be accompanied by (i) an Officer’s Certificate certifying that each such annual financial statement presents fairly, in all material respects, the financial condition and results of operation of the Property and has been prepared in accordance with GAAP and (ii) a management report, in form and substance reasonably satisfactory to Lender, discussing the reconciliation between the financial statements for such Fiscal Year and the most recent Budget. Together with the Borrower’s annual financial statements, the Borrower shall furnish to Lender (A) an Officer’s Certificate certifying as of the date thereof whether, to Borrower’s knowledge, there exists a Default or Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same; and (B) an annual report, for the most recently completed fiscal year, containing:

(1)	Capital Expenditures (including for this purpose any and all additions to, and replacements of, FF&E,) made in respect of the Property, including separate line items with respect to any project costing in excess of $500,000;

(2)	occupancy levels for the Property for such period; and

(3)	average daily room rates at the Property for such period.

11.2.4 Leasing Reports. Not later than forty-five (45) days after the end of each fiscal quarter of Borrower’s operations, Borrower shall deliver to Lender a true and complete rent roll for the Property, dated as of the last month of such fiscal quarter, showing the percentage of gross leasable area of the Property, if any, leased as of the last day of the preceding calendar quarter, the current annual rent for the Property, the expiration date of each Lease, whether to Borrower’s knowledge any portion of the Property has been sublet, and if it has, the name of the subtenant, and such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct and complete in all material respects as of its date and stating whether Borrower, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default.

11.2.5 Management Agreement. Borrower shall deliver to Lender, within ten (10) Business Days of the receipt thereof by Borrower, a copy of all reports prepared by Manager pursuant to the Management Agreement, including, without limitation, the Budget and any inspection reports.

11.2.6 Budget. Not later than March 1st of each Fiscal Year hereafter, Borrower shall prepare or cause to be prepared and deliver to Lender, for informational purposes only, a Budget in respect of the Property for the Fiscal Year in which such delivery date falls. If Borrower subsequently amends the Budget, Borrower shall promptly deliver the amended Budget to Lender.

11.2.7 Other Information. Borrower shall, promptly after written request by Lender or, if a Securitization shall have occurred, the Rating Agencies, furnish or cause to be furnished to Lender, in such manner and in such detail as may be reasonably requested by Lender, such reasonable additional information as may be reasonably requested with respect to the Property. The information required to be furnished by Borrower to Lender under this Section 11.2 shall be provided in both hard copy format and electronic format; provided that Borrower shall only be required to provide the information required under this Section 11.2.7 in electronic format if such information is so available in the ordinary course of the operations of the Borrower and Manager and without significant expense.

XII.	ENVIRONMENTAL MATTERS

Section 12.1 Representations. Borrower hereby represents and warrants that except as set forth in the environmental reports and studies delivered to Lender (the “Environmental Reports”), (i) Borrower has not engaged in or knowingly permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the course of legitimate business operations at the Property; (ii) to the Best of Borrower’s Knowledge, no tenant, occupant or user of the Property, or any other Person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any material way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the course of legitimate business operations at the Property; (iii) to the Best of Borrower’s Knowledge, no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the Property except in material compliance with Environmental Laws; (iv) to the Best of Borrower’s Knowledge, no Hazardous Materials have migrated from the Property upon or beneath other properties which would reasonably be expected to result in material liability for Borrower; and (v) to the Best of Borrower’s Knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath the Property which would reasonably be expected to result in material liability for Borrower.

Section 12.2 Covenants. Compliance with Environmental Laws.

Subject to Borrower’s right to contest under Section 7.3, Borrower covenants and agrees with Lender that it shall comply with all Environmental Laws. If at any time during the continuance of the Lien of the Security Instrument, a Governmental Authority having jurisdiction over the Property requires remedial action to correct the presence of Hazardous Materials in, around, or under the Property (an “Environmental Event”), Borrower shall deliver prompt notice of the occurrence of such Environmental Event to Lender. Within thirty (30) days after Borrower has knowledge of the occurrence of an Environmental Event, Borrower shall deliver to Lender an Officer’s Certificate (an “Environmental Certificate”) explaining the

Environmental Event in reasonable detail and setting forth the proposed remedial action, if any. Borrower shall promptly provide Lender with copies of all notices from any Governmental Authority which allege or identify any actual or potential violation or noncompliance received by or prepared by or for Borrower in connection with any Environmental Law. For purposes of this paragraph, the term “notice” shall mean any summons, citation, directive, order, claim, pleading, letter, application, filing, report, findings, declarations or other materials provided by any Governmental Entity pertinent to compliance of the Property and Borrower with such Environmental Laws.

Section 12.3 Environmental Reports. Upon the occurrence and during the continuance of an Environmental Event with respect to the Property or an Event of Default, Lender shall have the right to direct Borrower to obtain consultants reasonably approved by Lender to perform a comprehensive environmental audit of the Property. Such audit shall be conducted by an environmental consultant chosen by Lender and may include a visual survey, a record review, an area reconnaissance assessing the presence of hazardous or toxic waste or substances, PCBs or storage tanks at the Property, an asbestos survey of the Property, which may include random sampling of the Improvements and air quality testing, and such further site assessments as Lender may reasonably require due to the results obtained from the foregoing. Borrower grants Lender, its agents, consultants and contractors the right to enter the Property as reasonable or appropriate for the circumstances for the purposes of performing such studies and the reasonable cost of such studies shall be due and payable by Borrower to Lender upon demand and shall be secured by the Lien of the Security Instrument. Lender shall not unreasonably interfere with, and Lender shall direct the environmental consultant to use its commercially reasonable efforts not to hinder, Borrower’s or any Tenant’s, other occupant’s or Manager’s operations upon the Property when conducting such audit, sampling or inspections. By undertaking any of the measures identified in and pursuant to this Section 12.3, Lender shall not be deemed to be exercising any control over the operations of Borrower or the handling of any environmental matter or hazardous wastes or substances of Borrower for purposes of incurring or being subject to liability therefor.

Section 12.4 Environmental Indemnification. Borrower shall protect, indemnify, save, defend, and hold harmless the Indemnified Parties from and against any and all liability, loss, damage, actions, causes of action, costs or expenses whatsoever (including reasonable attorneys’ fees and expenses) and any and all claims, suits and judgments which any Indemnified Party may suffer, as a result of or with respect to: (a) any Environmental Claim relating to or arising from the Property; (b) the violation of any Environmental Law in connection with the Property; (c) any release, spill, or the presence of any Hazardous Materials affecting the Property; and (d) the presence at, in, on or under, or the release, escape, seepage, leakage, discharge or migration at or from, the Property of any Hazardous Materials, whether or not such condition was known or unknown to Borrower; provided that, in each case, Borrower shall be relieved of its obligation under this subsection if any of the matters referred to in clauses (a) through (d) above did not occur (but need not have been discovered) prior to (1) the foreclosure of the Security Instrument, (2) the delivery by Borrower to Lender or its designee of a deed-in-lieu of foreclosure with respect to the Property, or (3) Lender’s or its designee’s taking possession and control of the Property after the occurrence of an Event of Default hereunder. If any such action or other proceeding shall be brought against Lender, upon written notice from Borrower to Lender (given reasonably promptly following Lender’s notice to Borrower of such action or proceeding), Borrower shall be entitled to assume the defense thereof, at Borrower’s expense, with counsel reasonably acceptable to Lender; provided, however, Lender may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Lender a right to control such defense, which right Borrower expressly retains. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ separate counsel at Borrower’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnified Party and Borrower that would make such separate representation advisable. Borrower shall have no obligation to indemnify an Indemnified Party for damage or loss resulting from such Indemnified Party’s gross negligence or willful misconduct.

Section 12.5 Recourse Nature of Certain Indemnifications. Notwithstanding anything to the contrary provided in this Agreement or in any other Loan Document, the indemnification provided in Section 12.4 shall be fully recourse to Borrower (but not its constituent parties) and shall be independent of, and shall survive, the discharge of the Indebtedness, the release of the Lien created by the Security Instrument, and/or the conveyance of title to the Property to Lender or any purchaser or designee in connection with a foreclosure of the Security Instrument or conveyance in lieu of foreclosure.

XIII.	RESERVED

XIV.	SECURITIZATION AND PARTICIPATION

Section 14.1 Sale of Note and Securitization. At the request of Lender and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to satisfy the market standards which may be reasonably required in the marketplace or by the Rating Agencies in connection with the sale of the Note or participation therein as part of the first successful securitization (such sale and/or securitization, the “Securitization”) of rated single or multi-class securities (the “Securities”) secured by or evidencing ownership interests in the Note and this Agreement, including using reasonable efforts to do (or cause to be done) the following (but Borrower shall not in any event be required to incur, suffer or accept (except to a de minimis extent)) (i) any lesser rights or greater obligations or liability than as currently set forth in the Loan Documents and (ii) except as set forth in this Article XIV and other than payment by Borrower of any legal fees of Borrower and Guarantor, any expense or any liability:

14.1.1 Provided Information. (i) Provide, at the sole expense of the holder of the Note (other than legal fees of counsel to the Borrower and Guarantor), such non-confidential financial and other information (but not projections) with respect to the Property and Borrower and Manager to the extent such information is reasonably available to Borrower or Manager, (ii) provide, at the sole expense of the holder of the Note (other than legal fees of counsel to the Borrower and Guarantor), business plans (but not projections) and budgets relating to the Property, to the extent prepared by the Borrower or Manager and (iii) cooperate with the holder of the Note (and its representatives) in obtaining, at the sole expense of the holder of the Note (other than legal fees of counsel to the Borrower and Guarantor), such site inspection, appraisals, market studies, environmental reviews and reports, engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or reasonably requested by the Rating Agencies (all information provided pursuant to this Section 14.1 together with all other information heretofore provided to Lender in connection with the Loan, as such may be updated, at Borrower’s request, in connection with a Securitization, or hereafter provided to Lender in connection with the Loan or a Securitization, being herein collectively called the “Provided Information”);

14.1.2 Opinions of Counsel. Use reasonable efforts to cause to be rendered such customary updates or customary modifications to the Opinions of Counsel delivered at the closing of the Loan as may be reasonably requested by the holder of the Note or the Rating Agencies in connection with the Securitization. Borrower’s failure to use reasonable efforts to deliver or cause to be delivered the opinion updates or modifications required hereby within twenty (20) Business Days after written request therefor shall constitute an “Event of Default” hereunder. To the extent any of the foregoing Opinions of Counsel were required to be delivered in connection with the closing of the Loan, any update thereof shall be at the expense of Lender and without cost to Borrower. Any such Opinions of Counsel that Borrower is reasonably required to cause to be delivered in connection with a Securitization (which the parties agree shall consist of a “Review Letter” and bring downs of the Opinions of Counsel delivered as of the date hereof which Borrower acknowledges will be required to be delivered by Borrower’s counsel in connection with a Securitization taking into account the due diligence Borrower’s counsel deems reasonably necessary to deliver such “Review Letter”). Borrower shall not be required to pay the cost of any reliance letters or new opinions to permit successor holders of the Loan or any interest therein to rely on the opinions delivered at Closing in connection with Securitization or assignments of the Loan.

14.1.3 Modifications to Loan Documents. Without cost to the Borrower (other than legal fees of counsel to the Borrower and Guarantor), execute such amendments to the organizational documents of Borrower, Security Instrument and Loan Documents as may be reasonably requested by Lender or the Rating Agencies in order to achieve the required rating or to effect the Securitization (including, without limitation, modifying the Payment Date, as defined in the Note, to a date other than as originally set forth in the Note), provided, that nothing contained in this Section 14.1.3 shall result in any economic or other adverse change in the transaction contemplated by the Security Instrument or the Loan Documents (unless Borrower is made whole by the holder of Note) or result in any operational changes that are burdensome to the Property, Operating Lessee, Manager or Borrower.

Section 14.2 Cooperation with Rating Agencies. Borrower shall, at Lender’s expense (other than legal fees of counsel to the Borrower and Guarantor), (i) at Lender’s request, meet with representatives of the Rating Agencies at reasonable times to discuss the business and operations of the Property, and (ii) cooperate with the reasonable requests of the Rating Agencies in connection with the Property. Until the Obligations are paid in full, Borrower shall provide the Rating Agencies with all financial reports required hereunder and such other information as they shall reasonably request, including copies of any default notices or other material notices delivered to and received from Lender hereunder, to enable them to continuously monitor the creditworthiness of Borrower and to permit an annual surveillance of the implied credit rating of the Securities.

Section 14.3 Securitization Financial Statements. Borrower acknowledges that all such financial information delivered by Borrower to Lender pursuant to Article XI may, at Lender’s option, be delivered to the Rating Agencies.

Section 14.4 Securitization Indemnification.

14.4.1 Disclosure Documents. Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including a prospectus or private placement memorandum or a public registration statement (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, upon request, Borrower shall reasonably cooperate with the holder of the Note in updating the Provided Information for inclusion or summary in the Disclosure Document by providing all current information pertaining to Borrower and the Property reasonably requested by Lender.

14.4.2 Indemnification Certificate. In connection with each of (x) a preliminary and a private placement memorandum, or (y) a preliminary and final prospectus, as applicable, Borrower agrees to provide, at Lender’s reasonable request, an indemnification certificate (at no cost to Borrower other than legal fees of counsel to the Borrower and Guarantor):

(a) certifying that Borrower has carefully examined those portions of such memorandum or prospectus, as applicable, reasonably designated in writing by Lender for Borrower’s review pertaining to Borrower, the Property, the Loan and/or the Provided Information and insofar as such sections or portions thereof specifically pertain to Borrower, the Property, the Provided Information or the Loan (such portions, the “Relevant Portions”), the Relevant Portions do not (except to the extent specified by Borrower if Borrower does not agree with the statements therein), as of the date of such certificate, to the Best of Borrower’s Knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(b) indemnifying Lender and the Affiliates of JPMorgan Chase Bank N.A. (collectively, “JPM”) that have prepared the Disclosure Document relating to the Securitization, each of its directors, each of its officers who have signed the Disclosure Document and each person or entity who controls JPM within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “JPM Group”), and JPM, together with the JPM Group, each of their respective directors and each person who controls JPM or the JPM Group, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any actual, out-of-pocket losses, third party claims, damages (excluding lost profits, diminution in value and other consequential damages) or liabilities arising out of third party claims (the “Liabilities”) to which any member of the Underwriter Group may become subject to the extent such Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Relevant Portions and in the Provided Information or arise out of or are based upon the omission by Borrower to state therein a material fact required to be stated in the Relevant Portions in order to make the statements in the Relevant Portions in light of the circumstances under which they were made, not misleading (except that (x) Borrower’s obligation to indemnify in respect of any information contained in a preliminary or final registration statement, private placement memorandum or preliminary or final prospectus shall be limited to any untrue statement or omission of material fact therein known to Borrower to the extent in breach of Borrower’s certification made pursuant to clause (a) above and (y) Borrower shall have no responsibility for the failure of any member of the Underwriting Group to accurately transcribe written information supplied by Borrower or to include such portions of the Provided Information).

(c) Borrower’s liability under clauses (a) and (b) above shall be limited to Liabilities arising out of or based upon any such untrue statement or omission made in a Disclosure Document in reliance upon and in conformity with information furnished to Lender by, or furnished at the direction and on behalf of, Borrower in connection with the preparation of those portions of the registration statement, memorandum or prospectus pertaining to Borrower, the Property or the Loan, including financial statements of Borrower and operating statements with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have.

(d) Promptly after receipt by an indemnified party under this Article XIV of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article XIV, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Article XIV of its assumption of such defense, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or in conflict with those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties at the expense of the indemnifying party. The indemnifying party shall not be liable for the expenses of separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in conflict with those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity provided for in this Article XIV is for any reason held to be unenforceable by an indemnified party in respect of any actual, out-of-pocket losses, claims, damages or liabilities relating to third party claims (or action in respect thereof) referred to therein which would otherwise be indemnifiable under this Article XIV, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such actual, out of pocket losses, third party claims, damages or liabilities (or action in respect thereof) (but excluding damages for lost profits, diminution in value of the Property and consequential damages); provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution for Liabilities arising therefrom from any person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the JPM Group’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; (iii) the limited responsibilities and obligations of Borrower as specified herein; and (iv) any other equitable considerations appropriate in the circumstances.

Section 14.5 Retention of Servicer. Lender reserves the right to retain the Servicer. Lender has advised Borrower that the Servicer initially retained by Lender shall be Wachovia Securities and Borrower shall pay any reasonable servicing fees, special servicing fees, trustee fees and any administrative fees and expenses of the Servicer, including, without limitation, reasonable attorney and other third-party fees and disbursements in connection with a prepayment, release of the Property, assumption or modification of the Loan or enforcement of the Loan Documents. Borrower shall also pay the ongoing standard monthly servicing fee.

XV.	ASSIGNMENTS AND PARTICIPATIONS

Section 15.1 Assignment and Acceptance. At no incremental cost or liability to Borrower, Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Note); provided that the parties to each such assignment shall execute and deliver to Lender, for its acceptance and recording in the Register (as hereinafter defined), an Assignment and Acceptance. In addition, at no incremental cost to Borrower, Lender may participate to one or more Persons all or any portion of its rights and obligations under this Agreement and the other Loan Documents (including without limitation, all or a portion of the Note) utilizing such documentation to evidence such participation and the parties’ respective rights thereunder as Lender, in its sole discretion, shall elect.

Section 15.2 Effect of Assignment and Acceptance. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of Lender, as the case may be, hereunder and such assignee shall be deemed to have assumed such rights and obligations, and (ii) Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such

Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of Lender’s rights and obligations under this Agreement and the other Loan Documents, Lender shall cease to be a party hereto) accruing from and after the effective date of the Assignment and Acceptance, except with respect to (A) any payments made by Borrower to Lender pursuant to the terms of the Loan Documents after the effective date of the Assignment and Acceptance and (B) any letter of credit, cash deposit or other deposits or security (other than the Lien of the Security Instrument and the other Loan Documents) delivered to or for the benefit of or deposited with JPMorgan Chase Bank N.A., as Lender, for which JPMorgan Chase Bank N.A. shall remain responsible for the proper disposition thereof until such items are delivered to a party who is qualified as an Approved Bank and agrees to hold the same in accordance with the terms and provisions of the agreement pursuant to which such items were deposited.

Section 15.3 Content. By executing and delivering an Assignment and Acceptance, Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under any Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes Lender to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to Lender by the terms hereof together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform, in accordance with their terms, all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by Lender.

Section 15.4 Register. Borrower shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lender and each assignee pursuant to this Article XV and the Principal Amount of the Loan owing to each such assignee from time to time (the “Register”). The entries in the Register shall, with respect to such assignees, be conclusive and binding for all purposes, absent manifest error. The Register shall be available for inspection by Lender or any assignee pursuant to this Article XV at any reasonable time and from time to time upon reasonable prior written notice.

Section 15.5 Substitute Notes. Upon its receipt of an Assignment and Acceptance executed by an assignee, together with any Note or Notes subject to such assignment, Lender shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit J hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt written notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower, at Lender’s own expense, shall execute and deliver to Lender in exchange and substitution for the surrendered Note or Notes a new Note to the order of such assignee in an amount equal to the portion of the Loan assigned to it and a new Note to the order of Lender in an amount equal to the portion of the Loan retained by it hereunder. Such new Note or Notes shall be in an aggregate Principal Amount equal to the aggregate then outstanding principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the Note (modified, however, to the extent necessary so as not to impose duplicative or increased obligations on Borrower and to delete obligations previously satisfied by Borrower). Notwithstanding the provisions of this Article XV, Borrower and Operating Lessee shall not be responsible or liable for any additional taxes, reserves, adjustments or other costs and expenses that are related to, or arise as a result of, any transfer of the Loan or any interest or participation therein that arise solely and exclusively from the transfer of the Loan or any interest or participation therein or from the execution of the new Note contemplated by this Section 15.5, including, without limitation, any mortgage tax. Lender and/or the assignees, as the case may be, shall from time to time designate one agent through which Borrower shall request all approvals and consents required or contemplated by this Agreement and on whose statements Borrower, Operating Lessee and Guarantor may rely.

Section 15.6 Participations. Each assignee pursuant to this Article XV may sell participations to one or more Persons (other than Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Note held by it); provided, however, that (i) such assignee’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such assignee shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such assignee shall remain the holder of any such Note for all purposes of this Agreement and the other Loan Documents, and (iv) Borrower, Lender and the assignees pursuant to this Article XV shall continue to deal solely and directly with such assignee in connection with such assignee’s rights and obligations under this Agreement and the other Loan Documents. In the event that more than one (1) party comprises Lender, Lender shall designate one party to act on the behalf of all parties comprising Lender in providing approvals and all other necessary consents under the Loan Documents and on whose statements Borrower, Operating Lessee and Guarantor may rely.

Section 15.7 Disclosure of Information. Any assignee pursuant to this Article XV may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Article XV, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such assignee by or on behalf of Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing for the benefit of Borrower to preserve the confidentiality of any confidential information received by it.

Section 15.8 Security Interest in Favor of Federal Reserve Bank. Notwithstanding any other provision set forth in this Agreement or any other Loan Document, any assignee pursuant to this Article XV may at any time create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents (including, without limitation, the amounts owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

XVI.	RESERVE ACCOUNTS

Section 16.1 Tax Reserve Account. In accordance with the time periods set forth in Section 3.1, if an Event of Default shall have occurred and be continuing, if required under Section 3.1, Borrower shall deposit into the Tax Reserve Account an amount equal to (a) one-twelfth of the annual Impositions that Lender reasonably estimates, based on the most recent tax bill for the Property, will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Impositions at least twenty (20) days prior to the imposition of any interest, charges or expenses for the non-payment thereof and (b) one-twelfth of the annual Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months (said monthly amounts in (a) and (b) above hereinafter called the “Monthly Tax Reserve Amount”, and the aggregate amount of funds held in the Tax Reserve Account being the “Tax Reserve Amount”). As of the Closing Date, the Monthly Tax Reserve Amount is $0.00, but such amount is subject to adjustment by Lender in accordance with the provisions of Section 3.1 and this Section 16.1. The Monthly Tax Reserve Amount shall be paid by Borrower to Lender on each Payment Date during the continuance of an Event of Default to the extent required to be paid hereunder. Lender will apply the Monthly Tax Reserve Amount to payments of Impositions and Other Charges required to be made by Borrower pursuant to Article V and Article VII and under the Security Instrument, subject to Borrower’s right to contest Impositions in accordance with Section 7.3. In making any payment relating to the Tax Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of funds in the Tax Reserve Account shall exceed the amounts due for Impositions and Other Charges pursuant to Article V and Article VII, Lender shall credit such excess against future payments to be made to the Tax Reserve Account. If at any time Lender reasonably determines that the Tax Reserve Amount is not or will not be sufficient to pay Impositions and Other Charges by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment of the Impositions and Other Charges. Upon payment of the Impositions and Other Charges, Lender shall reassess the amount necessary to be deposited in the Tax Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Tax Reserve Account.

Section 16.2 Insurance Reserve Account. If an Event of Default shall have occurred and be continuing and if required as provided in Section 3.1 hereof, Borrower will immediately pay to Lender for transfer by Lender to the Holding Account (or if Borrower fails to so pay Lender, Lender will transfer from the Holding Account) an amount (the “Insurance Reserve Amount”) equal to payments of insurance premiums required to be made by Borrower to pay (or to reimburse Borrower or Operating Lessee for) the insurance required pursuant to Article VI and under the Security Instrument in accordance with the time periods set forth in Section 3.1, an amount equal to one-twelfth of the insurance premiums that Lender reasonably estimates based on the most recent bill, will be payable for the renewal of the coverage afforded by the insurance policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such insurance premiums at least twenty (20) days prior to the expiration of the policies required to be maintained by Borrower pursuant to the terms hereof (said monthly amounts hereinafter called the “Monthly Insurance Reserve Amount”); provided, however, that immediately following an Insurance Reserve Trigger, Borrower will pay to Lender for transfer by Lender to the Insurance Reserve Account (or if Borrower fails to so pay Lender, Lender will transfer from the Holding Account) an amount equal to payments of insurance premiums required to be made by Borrower to pay (or to reimburse Borrower or Operating Lessee) for the insurance required pursuant to Article VI and under the Security Instrument. As of the Closing Date, the Monthly Insurance Reserve Amount is $0.00. The Monthly Insurance Reserve Amount, if same is payable pursuant to Section 3.1 and this Section 16.2, shall be paid by Borrower to Lender on each Payment Date. Lender will apply the Monthly Insurance Reserve Amount to payments of insurance premiums required to be made by Borrower to pay for the insurance required pursuant to Article VI and under the Security Instrument. In making any payment relating to the Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the insurer or agent, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof. If at any time Lender reasonably determines that the Insurance Reserve Amount is not or will not be sufficient to pay insurance premiums (up to a maximum amount equal to the aggregate annual insurance premium required hereunder), Lender shall notify Borrower of such determination and Borrower shall increase the Insurance Reserve Amount by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the applicable insurance policies. Upon payment of such insurance premiums, Lender shall reassess the amount necessary to be deposited in the Insurance Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Insurance Reserve Account.

Section 16.3 Intentionally Deleted.

Section 16.4 FF&E Reserve Account. In accordance with Section 3.1, and during any period when Manager is not reserving for FF&E pursuant to the terms of the Management Agreement, upon the request of Borrower, Lender will, within fifteen (15) Business Days (or such shorter time as may be appropriate in Lender’s reasonable discretion during emergency situations identified to Lender by Borrower in writing) after the receipt of such request and the satisfaction of the other conditions set forth in this Section, cause disbursements to Operating Lessee from the FF&E Reserve Account to pay or to reimburse Operating Lessee or Manager for actual costs incurred in connection with capital expenditures relating to FF&E at the Property (to the extent such expenditures are permitted hereunder), provided that (A) Lender has received invoices evidencing that the costs for which such disbursements are requested are due and payable and are in respect of capital expenditures relating to FF&E at the property, (B) Operating Lessee has applied any amounts previously received by it in accordance with this

Section for the expenses to which specific draws made hereunder relate and received any Lien waivers or other releases which would customarily be obtained with respect to the work in question and (C) Lender has received an Officer’s Certificate confirming that the conditions in the foregoing clauses (A) and (B) have been satisfied and that the copies of invoices and evidence of Lien waivers (to the extent required above) attached to such Officer’s Certificate are true, complete and correct.

Section 16.5 Letter of Credit Provisions.

16.5.1 Delivery of Letter of Credit. In lieu of maintaining on deposit all or any portion of the funds in the FF&E Reserve Account with Lender pursuant to Section 16.4, Borrower shall have the right to deliver a Letter of Credit in the amount of all or any portion of the amounts on deposit with Lender from time to time under Sections 16.4.

16.5.2 Reduction of Letter of Credit. In the event that Borrower elects to deliver the Letter of Credit to Lender under the terms of Section 16.4.1, Lender agrees to permit the reduction from time to time of the outstanding amount of the Letter of Credit by (i) the amount of cash funds delivered to Lender as reserve funds by Borrower in place of such Letter of Credit, and (ii) the amount that Borrower would otherwise be entitled to receive as a disbursement from the applicable reserve account pursuant to Section 16.4.

16.5.3 Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Indebtedness. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Indebtedness in such order, proportion or priority as Lender may determine.

16.5.4 Additional Rights of Lender. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (a) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if a substitute Letter of Credit is provided); or (c) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank (unless an alternative Approved Bank issues an equivalent Letter of Credit within fifteen (15) days of Borrower’s receipt of notice of same). Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b) or (c) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

XVII.	DEFAULTS

Section 17.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) the Indebtedness is not paid in full on the Maturity Date (subject to the last sentence of Section 3.1.5(b)), (B) any Debt Service is not paid in full on the applicable Payment Date (subject to the last sentence of Section 3.1.5(b)), (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D) the Prepayment Fee is not paid when due, (E) any deposit to the Collection Account or any of the other Collateral Accounts is not made on the required deposit date therefor; or (F) except as to any amount included in (A), (B), (C), (D), and/or (E) of this clause (i), any other amount payable pursuant to this Agreement, the Note or any other Loan Document is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(ii) subject to Borrower’s right to contest as set forth in Section 7.3, if any of the Impositions or Other Charges are not paid prior to the imposition of any interest, penalty, charge or expense for the non-payment thereof;

(iii) if the insurance policies required by Section 6.1 are not kept in full force and effect, or if certificates of any of such insurance policies are not delivered to Lender within ten (10) Business Days following Lender’s request therefor;

(iv) if, except as permitted pursuant to Article VIII, (a) any Transfer of any direct or indirect legal, beneficial or equitable interest in all or any portion of the Property, (b) any Transfer of any direct or indirect interest in Borrower or other Person restricted by the terms of Article VIII, (c) any Lien or encumbrance on all or any portion of the Property, (d) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect interests in Borrower or other Person restricted by the terms of Article VIII or (e) the filing of a declaration of condominium with respect to the Property other than as allowed hereunder;

(v) if (i) any representation or warranty made by Borrower in Section 4.1.23 shall have been false or misleading in any material respect as of the date the representation or warranty was made which incorrect, false or misleading statement is not cured within thirty (30) days after receipt by Borrower of notice from Lender in writing of such breach or (ii) if any other representation or warranty made by Borrower herein by Borrower, Guarantor, or any Affiliate of Borrower in any other Loan Document, or in any report, certificate (including, but not limited to, any certificate by Borrower delivered in connection with the issuance of the Non-Consolidation Opinion), financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if such representation or warranty which was false or misleading in any material respect is, by its nature, curable and is not reasonably likely to have a Material Adverse Effect, and such representation or warranty was not, to the Best of Borrower’s Knowledge, false or misleading in any material respect which made, then same shall not constitute an Event of Default unless Borrower has not cured same within five (5) Business Days after receipt by Borrower of notice from Lender in writing of such breach;

(vi) if Borrower or Guarantor shall make an assignment for the benefit of creditors provided, however, if such assignment was with respect to Guarantor such Event of Default may be cured by the delivery to Lender by any other Guarantor that is not subject to such assignment, of an executed counterpart to the Recourse Guaranty assuming the several liability of the Guarantor with respect to which such assignment within five (5) days after such assignment;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Operating Lessee, or Guarantor or if Borrower, Operating Lessee or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Operating Lessee or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Operating Lessee, or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Operating Lessee, or Guarantor upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, if such appointment, adjudication, petition or proceeding was with respect to Guarantor such Event of Default may be cured by the delivery to Lender by Guarantor that, not subject to such appointment, adjudication, petition or proceeding, of an executed counterpart to the Recourse Guaranty assuming the several liability of the Guarantor with respect to which such appointment, adjudication, petition or proceeding occurred within five (5) days after such occurrence;

(viii) if Borrower, Operating Lessee or Guarantor, as applicable, Transfers its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) with respect to any term, covenant or provision set forth herein (other than the other subsections of this Section 17.l) which specifically contains a notice requirement or grace period, if Borrower, Operating Lessee or Guarantor shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(x) if Borrower, having notified Lender of its election to extend the Maturity Date as set forth in Section 5 of the Note, fails to deliver the Replacement Interest Rate Cap Agreement to Lender prior to the first day of the extended term of the Loan and Borrower has not prepaid the Loan pursuant to the terms of the Note prior to such first day of the extended term;

(xi) if Borrower or Operating Lessee shall fail to comply with any covenants set forth in Article V or Section XI with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(xii) if Borrower shall fail to comply with any covenants set forth in Section 4 or Section 3(d) or Section 8 of the Security Instrument with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(xiii) Borrower, Operating Lessee or any Affiliate of any such Person shall fail to deposit any sums required to be deposited in the Holding Account or any Sub-Accounts thereof are not made pursuant to the requirements herein when due;

(xiv) if this Agreement or any other Loan Document or any Lien granted hereunder or thereunder, in whole or in part, shall terminate or shall cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of Borrower or Guarantor, or any Lien securing the Loan shall, in whole or in part, cease to be a perfected first priority Lien, subject to the Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Loan Document or by reason of any affirmative act of Lender);

(xv) if the Management Agreement is terminated and an Acceptable Manager is not appointed as a replacement manager pursuant to the provisions of Section 5.2.14 within sixty (60) days after such termination;

(xvi) if Borrower shall default beyond the expiration of any applicable cure period under any existing easement, covenant or restriction which affects the Property, the default of which shall have a Material Adverse Effect;

(xvii) There exists any fact or circumstance that reasonably could be expected to result in the (a) imposition of a Lien or security interest under Section 412(n) of the Code or under ERISA or (b) the complete or partial withdrawal by Borrower or any ERISA Affiliate from any “multiemployer plan” that is reasonably expected to result in any material liability to Borrower; provided, however that the existence of such fact or circumstance under clause (xvii)(b) shall not constitute an Event of Default if such material withdrawal liability (x) in the case of a withdrawal by an ERISA Affiliate that is reasonably expected to cause a Material Adverse Effect or any withdrawal by Borrower, is paid within thirty (30) days after the date incurred or is contested in accordance with Section 7.3 hereof or (y) in the case of a withdrawal by an ERISA Affiliate that is not reasonably expected to cause a Material Adverse Effect, is paid within the period required under applicable ERISA statutes or is contested in accordance with Section 7.3 hereof; or

(xviii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or of any Loan Document not specified in subsections (i) to (xvii) above, for thirty (30) days after notice from Lender; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided, further, that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

(b) Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (a)(vi), (vii) or (viii) above) Lender may, without notice or demand, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, (i) declaring immediately due and payable the entire Principal Amount together with interest thereon and all other sums due by Borrower under the Loan Documents, (ii) collecting interest on the Principal Amount at the Default Rate whether or not Lender elects to accelerate the Note and (iii) enforcing or availing itself of any or all rights or remedies set forth in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in subsections (a)(vi) or (a)(vii) above, the Indebtedness and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. The foregoing provisions shall not be construed as a waiver by Lender of its right to pursue any other remedies available to it under this Agreement, the Security Instrument or any other Loan Document. Any payment hereunder may be enforced and recovered in whole or in part at such time by one or more of the remedies provided to Lender in the Loan Documents.

Section 17.2 Remedies. (a) Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender shall not be subject to any one action or election of remedies law or rule and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Indebtedness or the Indebtedness has been paid in full.

(b) Upon the occurrence and during the continuance of an Event of Default, with respect to the Account Collateral, the Lender may:

(i) subject to the terms of the Subordination of Operating Lease and/or Manager Subordination Agreements, without notice to Borrower, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the

Account Collateral against the Obligations, Operating Expenses and/or Capital Expenditures for the Property or any part thereof;

(ii) in Lender’s sole discretion, at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC;

(iii) subject to the terms of the Subordination of Operating Lease and/or Manager Subordination Agreements, demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (or any portion thereof) as Lender may determine in its sole discretion; and

(iv) take all other actions provided in, or contemplated by, this Agreement.

(c) With respect to Borrower, the Account Collateral, the Rate Cap Collateral and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Indebtedness, and Lender may seek satisfaction out of the Property or any part thereof, in its absolute discretion in respect of the Indebtedness. In addition, Lender shall have the right from time to time to partially foreclose this Agreement and the Security Instrument in any manner and for any amounts secured by this Agreement or the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal or interest, Lender may foreclose this Agreement and the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose this Agreement and the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by this Agreement or the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to this Agreement and the Security Instrument to secure payment of sums secured by this Agreement and the Security Instrument and not previously recovered.

Section 17.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement and the Security Instrument shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or Guarantor or to impair any remedy, right or power consequent thereon.

Section 17.4 Costs of Collection. In the event that after an Event of Default: (i) the Note or any of the Loan Documents is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (ii) an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under the Note or any of the Loan Documents; or (iii) an attorney is retained to protect or enforce the lien or any of the terms of this Agreement, the Security Instrument or any of the Loan Documents; then Borrower shall pay to Lender all reasonable attorney’s fees, costs and expenses actually incurred in connection therewith, including costs of appeal, together with interest on any judgment obtained by Lender at the Default Rate.

XVIII.	SPECIAL PROVISIONS

Section 18.1 Exculpation.

18.1.1 Exculpated Parties. Except as set forth in this Section 18.1, the Recourse Guaranty and the Environmental Indemnity, no personal liability shall be asserted, sought or obtained by Lender or enforceable against (i) Borrower or Operating Lessee, (ii) any Affiliate of Borrower or Operating Lessee including any managing member, (iii) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower, Operating Lessee or managing member or any Affiliate of Borrower, Operating Lessee or managing member, or (iv) any current or former direct or indirect partner, member, principal, officer, Controlling Person, beneficiary, trustee, advisor, shareholder, employee, agent, manager, Affiliate or director of any Persons described in clauses (i) through (iii) above (collectively, the “Exculpated Parties”) and none of the Exculpated Parties shall have any personal liability (whether by suit, deficiency, judgment or otherwise) in respect of the Obligations, this Agreement, the Security Instrument, the Note, the Property or any other Loan Document, or the making, issuance or transfer thereof, all such liability, if any, being expressly waived by Lender. The foregoing limitation shall not in any way limit or affect Lender’s right to any of the following and Lender shall not be deemed to have waived any of the following:

(a) Foreclosure of the lien of this Agreement and the Security Instrument in accordance with the terms and provisions set forth herein and in the Security Instrument;

(b) Action against any other security at any time given to secure the payment of the Note and the other Obligations;

(c) Exercise of any other remedy set forth in this Agreement or in any other Loan Document which is not inconsistent with the terms of this Section 18.1;

(d) Any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Indebtedness secured by this Agreement and the Security Instrument or to require that all collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents; or

(e) The liability of any given Exculpated Party with respect to any separate written guaranty or agreement given by any such Exculpated Party in connection with the Loan (including, without limitation, the Recourse Guaranty and the Environmental Indemnity).

18.1.2 Carveouts From Non-Recourse Limitations. Notwithstanding the foregoing or anything in this Agreement or any of the Loan Documents to the contrary, Borrower and Guarantor shall be liable for the payment, in accordance with the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents, to Lender of:

(a) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of (i) the fraudulent acts of or intentional misrepresentations by Borrower or any Affiliate of Borrower and/or (ii) the failure of Borrower and/or Operating Lessee (as applicable) to have a valid and subsisting certificate of occupancy(s) for all or any portion of the Property if and to the extent such certificate of occupancy(s) is required to comply with all Legal Requirements;

(b) Proceeds which Borrower or any Affiliate of Borrower has received and to which Lender is entitled pursuant to the terms of this Agreement or any of the Loan Documents to the extent the same have not been applied toward payment of the Indebtedness, or used for the repair or replacement of the Property in accordance with the provisions of this Agreement;

(c) any membership deposits and any security deposits and advance deposits which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such deposits were applied or refunded in accordance with the terms and conditions of any of the Leases or membership agreement, as applicable, prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(d) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of all or any part of the Property, the Account Collateral or the Rate Cap Collateral being encumbered by a Lien (other than this Agreement and the Security Instrument) in violation of the Loan Documents;

(e) after the occurrence and during the continuance of an Event of Default, any Rents, issues, profits and/or income collected by Borrower, Operating Lessee or any Affiliate of Borrower or Operating Lessee (other than Rents and credit card receivables sent to the applicable Deposit Account or paid directly to Lender pursuant to any notice of direction delivered to tenants of the Property or credit card companies) and not applied to payment of the Obligations or used to pay normal and verifiable Operating Expenses of the Property or otherwise applied in a manner permitted under the Loan Documents;

(f) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of physical damage to the Property from intentional waste committed by Borrower or any Affiliate of Borrower;

(g) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Security Instrument concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;

(h) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of the failure of Borrower to comply with any of the provisions of Article XIV;

(i) if Borrower fails to obtain Lender’s prior written consent to any Transfer, if and as required by the Loan Agreement or the Security Instrument;

(j) any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against Lender, in the event (and arising out of such circumstances) that (x) Borrower should raise any defense, counterclaim and/or allegation in any foreclosure action by Lender relative to the Property, the Account Collateral or the Rate Cap Collateral or any part thereof which is found by a court to have been raised by Borrower or Operating Lessee in bad faith or to be wholly without basis in fact or law, or (y) an involuntary case is commenced against Borrower or Operating Lessee under the Bankruptcy Code with the collusion of Borrower or Operating Lessee, Guarantor or any of their Affiliates or (z) an order for relief is entered with respect to the Borrower or Operating Lessee under the Bankruptcy Code through the actions of the Borrower or Operating Lessee, Guarantor or any of their Affiliates at a time when the Borrower is able to pay its debts as they become due unless Borrower and Guarantor shall have received an opinion of independent counsel that the directors of Borrower has a fiduciary duty to seek such an order for relief;

(k) any actual loss, damage, cost, or expense incurred by or on behalf of Lender by reason of Borrower, Operating Lessee, or their respective general partners failing to be and have been since the date of its respective formation, a Single Purpose Entity; and

(l) reasonable attorney’s fees and expenses incurred by Lender in connection with any successful suit filed on account of any of the foregoing clauses (a) through (k).

XIX.	MISCELLANEOUS

Section 19.1 Survival. This Agreement and all covenants, indemnifications, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Indebtedness is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the successors and assigns of Lender.

Section 19.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided or as is otherwise required by law) be in the sole discretion of Lender and shall be final and conclusive.

Section 19.3 Governing Law. (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH OF BORROWER AND LENDER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY 80 STATE STREET ALBANY, NEW YORK 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH

SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 19.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 19.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 19.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery or (c) telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	JPMorgan Chase Bank, N.A. c/o ARCap Servicing, Inc. 5221 N. O’Connor Blvd., Suite 600 Irving, Texas 75039 Attention: Wesley Wolf Facsimile No.: (972) 868-5493

With a copy to:	Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Attention: Fredric L. Altschuler, Esq. Telecopy: (212) 504-6666

If to Borrower:

Strategic Hotel Funding, L.L.C.

77 West Wacker Drive

Suite 4600

Chicago, Illinois, 60601

Attention: Chief Financial Officer and General Counsel

Telephone No.: (312) 658-5000

Telefax No.: (312) 658-5799

With a copy to:	Strategic Hotel Funding, L.L.C. 77 West Wacker Drive Suite 4600 Chicago, Illinois, 60601 Attention: Treasurer Telephone No.: (312) 658-5000 Telefax No.: (312) 658-5799

With a copy to:	Perkins Coie LLP 131 South Dearborn Avenue, Suite 1700 Chicago, IL 60603-5559 Attention: Bruce A. Bonjour, Esq. Telephone No.: (312) 324-8650 Telefax No.: (312) 324-9650

All notices, elections, requests and demands under this Agreement shall be effective and deemed received upon the earliest of (i) the actual receipt of the same by personal delivery or otherwise, (ii) one (1) Business Day after being deposited with a nationally recognized overnight courier service as required above, or (iii) on the day sent if sent by facsimile with confirmation on or before 5:00 p.m. New York time on any Business Day or on the next Business Day if so delivered after 5:00 p.m. New York time or on any day other than a Business Day. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent.

Section 19.7 TRIAL BY JURY. EACH OF BORROWER, LENDER AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO

OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY. BORROWER ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN. THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.

Section 19.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 19.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.10 Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 19.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 19.12 Expenses; Indemnity. (a) Except as may be otherwise expressly set forth in the Loan Documents, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender pursuant to this Agreement); (ii) Lender’s ongoing performance of and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters as required herein or under the other Loan Documents; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, mortgage recording taxes, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a work-out or of any insolvency or bankruptcy proceedings and (viii) procuring insurance policies pursuant to Section 6.1.11; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise (A) by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or (B) in connection with any action taken under Article IV or a Securitization, other than the Borrower’s internal administrative costs. Any cost and expenses due and payable to Lender may be paid from any amounts in the Collection or the Holding Account if same are not paid by Borrower within ten (10) Business Days after receipt of written notice from Lender.

(b) Subject to the non-recourse provisions of Section 18.1, Borrower shall protect, indemnify and save harmless Lender, and all officers, directors, stockholders, members, partners, employees, agents, successors and assigns thereof (collectively, the Indemnified Parties) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including all reasonable attorneys’ fees and expenses actually incurred) imposed upon or incurred by or asserted against the Indemnified Parties or the Property or any part of its interest therein, by reason of the occurrence or existence of any of the following (to the extent Proceeds payable on account of the following shall be inadequate; it being understood that in no event will the Indemnified Parties be required to actually pay or incur any costs or expenses as a condition to the effectiveness of the foregoing indemnity) prior to (i) the acceptance by Lender or its designee of a deed-in-lieu of foreclosure with respect to the Property, or (ii) an Indemnified Party or its designee taking possession or control of the Property or (iii) the foreclosure of the Security Instrument, except to the extent caused by the willful misconduct or gross negligence of the Indemnified Parties (other than such willful misconduct or gross negligence imputed to the Indemnified Parties because of their interest in the Property): (1) ownership of Borrower’s interest in the Property, or any interest therein, or receipt of any Rents or other sum therefrom, (2) any accident, injury to or death of any persons or loss of or damage to property occurring on or about the Property or any Appurtenances thereto, (3) any design, construction, operation, repair, maintenance, use, non-use or condition of the Property or Appurtenances thereto, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Lender, any claim the insurance as to which is inadequate, and any Environmental Claim, (4) any Default under this Agreement or any of the other Loan Documents or any failure on the part of Borrower to perform or comply with any of the terms of any Lease within the applicable notice or grace periods, (5) any performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, (6) any negligence or tortious act or omission on the part of Borrower or any of its agents, contractors, servants, employees, sublessees, licensees or invitees, (7) any contest referred to in Section 7.3 hereof, (8) any obligation or undertaking relating to the performance or discharge of any of the terms, covenants and conditions of the landlord contained in the Leases, or (9) except as may be expressly limited herein, the presence at, in or under the Property or the Improvements of any Hazardous Materials in violation of any Environmental Law. Any amounts the Indemnified Parties are legally entitled to receive under this Section which are not paid within fifteen (15) Business Days after written demand therefor by the Indemnified Parties or Lender, setting forth in reasonable detail the amount of such demand and the basis therefor, shall bear interest from the date of demand at the Default Rate, and shall, together with such interest, be part of the Indebtedness and secured by the Security Instrument. In case any action, suit or proceeding is brought against the Indemnified Parties by reason of any such occurrence, Borrower shall at Borrower’s expense resist and defend such action, suit or proceeding or will cause the same to be resisted and defended by counsel at Borrower’s reasonable expense for the insurer of the liability or by counsel designated by Borrower (unless reasonably disapproved by Lender promptly after Lender has been notified of such counsel); provided, however, that nothing herein shall compromise the right of Lender (or any Indemnified Party) to appoint its own counsel at Borrower’s expense for its defense with respect to any action which in its reasonable opinion presents a conflict or potential conflict between Lender and Borrower that would make such separate representation advisable; provided, further, that if Lender shall have appointed separate counsel pursuant to the foregoing, Borrower shall not be responsible for the expense of additional separate counsel of any Indemnified Party unless in the reasonable opinion of Lender a conflict or potential conflict exists between such Indemnified Party and Lender. So long as Borrower is resisting and defending such action, suit or proceeding as provided above in a prudent and commercially reasonable manner, Lender and the Indemnified Parties shall not be entitled to settle such action, suit or proceeding without Borrower’s consent which shall not be unreasonably withheld, delayed or conditioned, and claim the benefit of this Section with respect to such action, suit or proceeding and Lender agrees that it will not settle any such action, suit or proceeding without the consent of Borrower; provided, however, that if Borrower is not diligently defending such action, suit or proceeding in a prudent and commercially reasonable manner as provided above, and Lender has provided Borrower with thirty (30) days’ prior written notice, or shorter period if mandated by the requirements of applicable law, and opportunity to correct such determination, Lender may settle such action, suit or proceeding and claim the benefit of this Section 19.12 with respect to settlement of such action, suit or proceeding. Any Indemnified Party will give Borrower prompt notice after such Indemnified Party obtains actual knowledge of any potential claim by such Indemnified Party for indemnification hereunder. The Indemnified Parties shall not settle or compromise any action, proceeding or claim as to which it is indemnified hereunder without notice to Borrower.

Section 19.13 Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 19.14 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 19.15 Liability of Assignees of Lender. No assignee of Lender shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other Loan Document or any amendment or amendments hereto made at any time or times, heretofore or hereafter, any different than the liability of Lender hereunder. In addition, no assignee shall have at any time or times hereafter any personal liability, directly or indirectly, under or in connection with or secured by any agreement, lease, instrument, encumbrance, claim or right affecting or relating to the Property or to which the Property is now or hereafter subject any different than the liability of Lender hereunder. The limitation of liability provided in this Section 19.15 is (i) in addition to, and not in limitation of, any limitation of liability applicable to the assignee provided by law or by any other contract, agreement or instrument, and (ii) shall not apply to any assignee’s gross negligence or willful misconduct.

Section 19.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 19.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan

Documents or the financing evidenced by the Loan Documents, to Lender, or any of its Affiliates shall be subject to the prior written approval of Lender.

Section 19.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s shareholders and others with interests in Borrower and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 19.19 Waiver of Counterclaim and Other Actions. Borrower hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Lender on this Agreement, the Note, the Security Instrument or any Loan Document, any and every right it may have to (i) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Lender on this Agreement, the Note, the Security Instrument or any Loan Document and cannot be maintained in a separate action) and (ii) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.

Section 19.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 19.21 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.

Section 19.22 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 19.23 Joint and Several Liability. If Borrower or Guarantor consists of more than one person, the obligations and liabilities of each such person hereunder and under the other Loan Documents shall be joint and several.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

NEW SANTA MONICA BEACH HOTEL, L.L.C., a Delaware limited liability company

By:	/s/ Ryan M. Bowie
	Name:	Ryan M. Bowie
	Title:	Vice President & Treasurer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

By signing below, Operating Lessee agrees that in consideration of the substantial benefit that it will receive from Lender making the Loan to Borrower, to comply with all of the terms, conditions, obligations and restrictions affecting Operating Lessee set forth herein.

OPERATING LESSEE:

DTRS SANTA MONICA, L.L.C., a Delaware limited liability company

By:	/s/ Ryan M. Bowie
	Name:	Ryan M. Bowie
	Title:	Vice President & Treasurer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LENDER:

JPMORGAN CHASE BANK N.A., a banking association chartered under the laws of the United States of America

By:	/s/ Charles Thomas
	Name:	Charles Thomas
	Title:	VP